Exhibit 2.1

ASSET PURCHASE AND CONTRIBUTION AGREEMENT

by and among

LIQUIDMETAL TECHNOLOGIES, INC.

and

LIQUIDMETAL COATINGS, LLC.

July 24, 2007

ASSET PURCHASE AND CONTRIBUTION AGREEMENT

TABLE OF CONTENTS

1.	PURCHASE, SALE AND CONTRIBUTION OF ASSETS		1
	1.1.	Assets to be Transferred	1
	1.2.	Excluded Assets	3

2.	ASSUMPTION OF LIABILITIES		3
	2.1.	Liabilities to be Assumed	3
	2.2.	Liabilities Not to be Assumed	4

3.	ISSUANCE OF LMC LLC MEMBERSHIP INTERESTS AND PAYMENT OF CASH PURCHASE PRICE		4
	3.1.	Consideration for Contributed Assets	4
	3.2.	Purchase Price for Purchased Assets	4
	3.3.	Payment of Purchase Price	4
	3.4.	Purchase Price Adjustment	5
	3.5.	Tax Allocation	7

4.	REPRESENTATIONS AND WARRANTIES OF LMT		7
	4.1.	Corporate	7
	4.2.	Authority	7
	4.3.	Title to and Condition of Properties	8
	4.4.	Incorporation of Securities Purchase Agreement Representations and Warranties	8

5.	REPRESENTATIONS AND WARRANTIES OF LMC		8
	5.1.	Corporate	8
	5.2.	Authority	8

6.	COVENANTS OF LMT		9
	6.1.	Conduct of Business Pending the Closing	9
	6.2.	Consents	9
	6.3.	Other Action	10
	6.4.	Cooperation	10
	6.5.	Restrictions on LMT	10

7.	COVENANTS OF LMC		11
	7.1.	Restrictions on LMC	11
	7.2.	Post-Closing Access to LMC Documents and Records	12

8.	CONDITIONS PRECEDENT TO LMC’S OBLIGATIONS		13
	8.1.	Representations and Warranties True on the Closing Date	13
	8.2.	No Business Material Adverse Effect	13
	8.3.	Compliance With Agreement	13

	8.4.	Absence of Litigation	13
	8.5.	Senior Credit Facility	13
	8.6.	Transactions Contemplated by Securities Purchase Agreement	13
	8.7.	LMC Operating Agreement	13
	8.8.	Escrow Agreement	14
	8.9.	Buffington Employment Agreement	14
	8.10.	Services Agreement	14
	8.11.	License and Technical Support Agreement	14
	8.12.	Opinions of PCE	14
	8.13.	Consents and Approvals	14
	8.14.	No Late Payables	14

9.	CONDITIONS PRECEDENT TO LMT’S OBLIGATIONS		14
	9.1.	Representations and Warranties True on the Closing Date	15
	9.2.	Compliance With Agreement	15
	9.3.	Absence of Litigation	15
	9.4.	Senior Credit Facility	15
	9.5.	Transactions Contemplated by Securities Purchase Agreement	15
	9.6.	LMC Operating Agreement	15
	9.7.	Escrow Agreement	15
	9.8.	Buffington Employment Agreement	15
	9.9.	Services Agreement	16
	9.10.	License and Technical Support Agreement	16
	9.11.	Opinions of PCE	16
	9.12.	Consents and Approvals	16

10.	SURVIVAL; INDEMNIFICATION		16
	10.1.	LMT’s Obligation to Indemnify	16
	10.2.	LMC Obligation to Indemnify	16
	10.3.	Procedures Relating to Indemnification	17
	10.4.	Limitations on Indemnification	17
	10.5.	Characterization of Indemnification Payments	18

11.	CLOSING		18
	11.1.	Documents to be Delivered by LMT	18
	11.2.	Documents to be Delivered by LMC	19

12.	TERMINATION		20
	12.1.	Right of Termination Without Breach	20
	12.2.	Termination for Breach	20

13.	MISCELLANEOUS		21
	13.1.	Further Assurance	21
	13.2.	Disclosures and Announcements	21
	13.3.	Assignment; Parties in Interest	21
	13.4.	Equitable Relief	21
	13.5.	Governing Law	21

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13.6.	Amendment and Modification	22
13.7.	Notice	22
13.8.	Expenses	23
13.9.	Entire Agreement	23
13.10.	Counterparts	23
13.11.	Headings	23

Disclosure Schedule

Schedule 1.1(a)	-	Real Property Leases
Schedule 1.1(b)	-	Tangible Personal Property
Schedule 1.1(c)	-	Personal Property Leases
Schedule 1.1(d)	-	Insurance Policies
Schedule 1.1(e)	-	Contracts
Schedule 1.1(f)	-	Division Intellectual Property
Schedule 2.0( )	-	Assumed Contracts
Schedule 5.0	-	Tax Allocation
Schedule 1.1(g)	-	Foreign Corporation Qualification
Schedule 3.0(a)	-	Pre-Closing Liens
Schedule 3.0(b)	-	Post-Closing Liens
Exhibits

Exhibit A	Form of LMC Limited Liability Company Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Buffington Employment Agreement
Exhibit D	Form of Services Agreement
Exhibit E	Form of License and Technical Support Agreement
Exhibit F	Form of Promissory Note for Upward Purchase Price Adjustment

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ASSET PURCHASE AND CONTRIBUTION AGREEMENT

THIS ASSET PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”) is made and effective as of July 24, 2007 by and among LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation (“LMT”), and LIQUIDMETAL COATINGS, LLC, a Delaware limited liability company (“LMC”).

RECITALS

WHEREAS, LMT operates a business division that markets and sells metallic industrial coatings and powders under the Liquidmetal® Coatings and/or ArmacorTM Coatings brand names (the “Business”); and

WHEREAS, LMT desires to sell and contribute substantially all of its operating assets that are used, held for use or acquired or developed for use primarily in the Business to LMC, and LMC desires to purchase such assets and accept such contribution.  As used in this Agreement, “Division” means LMT with respect to the Business; and

WHEREAS, LMC has entered into a Securities Purchase Agreement of even date herewith (the “Securities Purchase Agreement”) with C3 Capital Partners, L.P., a Delaware limited partnership (“C3”), and C3 Capital Partners II, L.P., a Delaware limited partnership  (“C3 II”), pursuant to which C3 and C3 II have agreed to purchase from LMC 14% Subordinated Notes (the “Notes”) and membership interests (the “Membership Interests”) in LMC.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

1.                                      PURCHASE, SALE AND CONTRIBUTION OF ASSETS

1.1.          Assets to be Transferred.

Upon the terms and subject to the conditions set forth in this Agreement, LMT shall, on the Closing Date, contribute or sell, transfer, convey, assign, and deliver to LMC, and LMC shall, on the Closing Date, accept such contribution and purchase from LMT, all of the following assets used in the Business, together with all rights and privileges associated with such assets, but not including the Excluded Assets (collectively, the “Transferred Assets”):

(a)         Leased Real Property.  The leases of real property identified in Schedule 1.1(a) (the “Leased Real Property”).

(b)        Tangible Personal Property.  The machinery, equipment, furniture, computer hardware, supplies, spare parts, materials, vehicles and other items of tangible personal property identified in Schedule 1.1(b).

(c)         Personal Property Leases.  The leases of machinery, equipment, vehicles, furniture and other personal property identified in Schedule 1.1(c).

(d)        Insurance Policies. All LMT’s rights to benefits under the insurance policies identified in Schedule 1.1(d) with respect to claims directly relating to the Business.

(e)         Contracts.  All LMT’s rights in, to and under all contracts, purchase orders and sales orders identified in Schedule 1.1(e) (collectively, the “Contracts”).  To the extent that any Contract for which assignment to LMC is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof.  LMT and LMC agree to use their reasonable best efforts (without any requirement on the part of LMC to pay any money or agree to any change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Contract to LMC in all cases in which such consent is or may be required for such assignment.  If any such consent shall not be obtained, LMT agrees to cooperate with LMC in any reasonable arrangement designed to provide for LMC the benefits intended to be assigned to LMC under the relevant Contract, including enforcement at the cost and for the account of LMC of any and all rights of LMT against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

(f)         Coatings Intellectual Property Rights.  All LMT’s interest in any Intellectual Property Rights used or held for use primarily in the Division, including without limitation the Intellectual Property Rights identified in Schedule 1.1(f) (collectively, referred to as the “Coatings Intellectual Property”).  For purposes of this Agreement, “Intellectual Property Rights” means all:  (i) patents, patent applications, patent disclosures and inventions; (ii) trademarks, service marks, trade dress, trade names, internet domain names, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (iv) mask works and registrations and applications for registration thereof; (v) computer software, data, data bases and documentation thereof; and (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information).

(g)        Permits.  All licenses, permits, approvals, certifications and listings of the Business.

(h)        Literature.  All sales literature, promotional literature, catalogs and similar materials used or held for use in the Business

(i)          Records and Files.  All books, records, files or other embodiments of information of the Business, including all diagrams, prints, surveys, drawings, customer data, training materials, operations manuals and other records, data and materials, whether relating to past or current operations (provided that LMT shall have the right to retain copies thereof).

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(j)          Notes and Accounts Receivable.  All notes, drafts and accounts receivable aged sixty (60) days or less (including unbilled receivables) derived from the Business and the full benefit of all security for such rights to payment (collectively, the “Transferred Receivables”).

(k)         Inventory.  Inventories of raw materials, work-in-process and finished goods (including all such in transit), and service and repair parts, supplies and components held for resale in the Business by LMT on the Closing Date, together with related packaging materials (collectively the “Inventory”).

(l)          General Intangibles.  All prepaid items, causes of action arising out of occurrences before or after the Closing, and other intangible rights and assets, relating to the Business.

1.2.          Excluded Assets

Notwithstanding anything to the contrary in Section 1.1, LMT shall not contribute or sell, convey, assign, transfer or deliver to LMC, and LMC shall not purchase or acquire from LMT, the following (collectively, “Excluded Assets”):

(a)         Trademarks.  All of LMT’s rights in, to and under the Liquidmetal® trademark and any and all derivations thereof.

(b)        Cash.  Subject to the provisions of Section 3.4 hereof, any cash and cash equivalents of the Division.

(c)         Receivables Aged Over 60 Days.  All notes, drafts and accounts receivable aged more than sixty (60) days derived from the Business and the full benefit of all security for such rights to payment (“Excluded Receivables”).

(d)        Certain Records.  Any books, records, files or other embodiments of information relating exclusively to any Excluded Asset.

2.                                      ASSUMPTION OF LIABILITIES

2.1.          Liabilities to be Assumed.

As used in this Agreement, the term “Liability” shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.  Subject to the terms and conditions of this Agreement, on the Closing Date, LMC shall assume and agree to perform and discharge the following, and only the following Liabilities of the Division (collectively the “Assumed Liabilities”):

(a)         Final Closing Balance Sheet Liabilities.  The accounts payable and accrued Liabilities of the Division reflected or reserved against on the Final Closing Balance Sheet (as hereinafter defined), but only in the amounts so reflected or reserved.

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(b)        Contractual Liabilities.  The Division’s Liabilities arising from and after the Closing Date under and pursuant to the Contracts specifically described in any of Schedules 1.1(a), 1.1(c) or 1.1(e).

The Contracts described in subsection 2.1(b) above are hereinafter collectively described as the “Assumed Contracts.”

(c)         Liabilities Under Permits and Licenses.  The Division’s Liabilities arising from and after the Closing Date under any permits or licenses described in 1.1(g) and assigned to LMC at the Closing.

2.2.          Liabilities Not to be Assumed.

Except as and to the extent specifically set forth in Section 2.1, LMC is not assuming any Liabilities of LMT and all such Liabilities shall be and remain the responsibility of LMT.

3.                                      ISSUANCE OF LMC LLC MEMBERSHIP INTERESTS AND PAYMENT OF CASH PURCHASE PRICE

3.1.          Consideration for Contributed Assets.

In consideration of the Transferred Assets contributed to LMC, subject to the terms and conditions of this Agreement, at Closing LMC shall issue to LMT limited liability company membership interests of LMC (“Membership Interests”) equal to 69.25% of the total outstanding Membership Interests of LMC outstanding immediately after giving effect to such issuance.  The Membership Interests shall be issued pursuant to the form of Limited Liability Company Agreement attached as Exhibit “A”.

3.2.          Purchase Price for Purchased Assets.

In consideration of the Transferred Assets purchased by LMC, subject to the terms and conditions of this Agreement, LMC shall assume the Assumed Liabilities and authorize its lenders to pay  to the Escrow Agent pursuant to the Escrow Agreement cash equal to the sum of Eleven Million Ninety Five Thousand and No/100 Dollars ($11,095,000) as adjusted upward or downward by the Upward Purchase Price Adjustment or Downward Purchase Price Adjustment, if any (the “Purchase Price”).  The term “Escrow Agreement” shall mean an Escrow Agreement in substantially the form attached hereto as Exhibit B, and “Escrow Agent” shall have the meaning set forth in the Escrow Agreement.

3.3.          Payment of Purchase Price.

The Purchase Price shall be paid by LMC as follows:

(a)         Assumption of Liabilities.  At the Closing, LMC shall deliver to LMT such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities.

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(b)        Cash to LMT.  At the Closing, LMC shall direct its lenders to deliver to the Escrow Agent pursuant to the Escrow Agreement cash in an amount equal to Eleven Million Ninety Five Thousand and No/100 Dollars ($11,095,000), plus or minus, as the case may be, the amount of the Estimated Purchase Price Adjustment.

(c)         Adjustment of Final Cash Purchase Price.  On or before the fifth business day following the final determination of the Final Closing Balance Sheet (as hereinafter defined) (such date being hereinafter referred to as the “Settlement Date”), either (i) LMT shall pay to LMC the amount of any Downward Differential in cash or (ii) LMC shall pay to LMT the amount of any Upward Differential by a promissory note in the principal amount of the Upward Differential and in substantially the form attached hereto as Exhibit F. (an “Adjustment Note”).

(d)        Issuance of LMC Membership Interest.  At Closing, LMC shall issue to LMT Membership Interests of LMC equal to 69.25% of the total outstanding Membership Interests of LMC outstanding immediately after giving effect to such issuance.

3.4.              Purchase Price Adjustment.

(a)         Pursuant to the provisions of this Section 3.4, the Purchase Price shall be decreased, dollar for dollar, if the following calculation yields a negative number or increased, dollar for dollar, if the following calculation yields a positive number:

(i)            Current assets (excluding the Thermal Spray Assets and the Excluded Receivables) minus current liabilities (subject to Section 8.4 hereof and excluding the Thermal Spray Liabilities), as of the Closing Date, as set forth on the Final Closing Balance Sheet, minus:

(ii)           $800,000

(the negative difference, if any, the “Downward Purchase Price Adjustment” and the positive difference, if any, the “Upward Purchase Price Adjustment”).  For purposes of this Agreement, the term “Thermal Spray Assets” refers to the assets acquired by LMT on June 1, 2007 from Foster Wheeler Energy Services, Inc., and “Thermal Spray Liabilities” means the liabilities assumed by LMT on June 1, 2007 from Foster Wheeler Energy Services, Inc.

(b)        On the Closing Date, LMT shall prepare and deliver to LMC a good faith estimate of the balance sheet of the Division as of the close of business on the Closing Date (the “Closing Balance Sheet Estimate”).

(c)         If based on the Closing Balance Sheet Estimate the calculation in Section 3.4(a) (the “Estimated Calculation”) would result in a Downward Purchase Price Adjustment, then the cash consideration to be delivered by LMC pursuant to Section 3.3(b) shall be reduced by the amount of such Downward Purchase Price Adjustment.  If the Estimated Calculation would result in an Upward Purchase Price Adjustment, then in addition to the consideration set forth in Section 3.3, LMC shall deliver an Adjustment Note in favor of LMT in the amount of

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such Upward Purchase Price Adjustment which shall be due and payable in full forty-five (45) days after the Closing Date.

(d)        As promptly as practical, and in any event not more than 90 days after the Closing Date, LMC shall prepare and deliver to LMT (i) its statement setting forth its good faith determination of the balance sheet of the Division as of the close of business on the Closing Date (the “Closing Balance Sheet Statement”), and (ii) a calculation of the amount of the Upward Purchase Price Adjustment or Downward Purchase Price Adjustment derived from the Closing Balance Sheet Statement (“LMC’s Calculation”).  In connection with the preparation of the Closing Balance Sheet Statement, LMT shall cooperate, and cause its agents and representatives to cooperate, with LMC and its agents and representatives.  The parties agree that Tarsus CFO Services, LLC shall assist in the preparation of the Closing Balance Sheet Statement on behalf of LMC.

(e)         The Closing Balance Sheet Statement and LMC’s Calculation shall be conclusive and binding on the parties and the Closing Balance Sheet Statement shall be deemed the Final Closing Balance Sheet, unless LMT delivers to LMC a notice specifying in reasonable detail the respects in which it objects to the Closing Balance Sheet Statement (the “Objection Notice”) within 30 days following LMT’s receipt thereof.  In connection with the LMT’s review of the Closing Balance Sheet Statement, LMC shall cooperate, and cause its agents and representatives, to cooperate with LMT and its agents and representatives and shall provide such agents and representatives access to such books, records and information relating to the Closing Balance Sheet Statement, as may be reasonably requested from time to time.  If LMT delivers a timely Objection Notice, LMC, LMT and their respective accountants shall negotiate among themselves for a period of 45 days thereafter in an attempt to resolve the objections stated therein.  If no resolution is reached within such 45-day period, then LMC and LMT shall select an independent accounting firm mutually agreeable to both parties (the “Accounting Firm”) to review LMT’s books and related information to determine (the “Independent Determination”) the balance sheet of the Division as of the close of business on the Closing Date (the “Final Closing Balance Sheet”) and to calculate the amount of the Upward Purchase Price Adjustment or Downward Purchase Price Adjustment (the “Definitive Calculation”), if any.  The Accounting Firm shall be supplied such information, books and records and access to such individuals as it may reasonably require from any party.  The Accounting Firm shall only review disputed items and must resolve each disputed item within the range between LMC’s position and LMT’s position regarding the disputed item.  The parties shall use commercially reasonable efforts to cause the Accounting Firm to deliver the Final Closing Balance Sheet and the Definitive Calculation within 30 days of its selection.  The Final Closing Balance Sheet and the Definitive Calculation shall be final and binding on the parties hereto absent manifest error.  The parties shall each pay one-half of the costs of the Accounting Firm in connection with the Independent Determination.

(f)         If the amount of LMC’s Calculation or the Definitive Calculation, as the case may be, is greater (the “Upward Differential”) than the amount of the Estimated Purchase Price Adjustment, then LMC shall pay to LMT an amount equal to the Upward Differential.  If the amount of LMC’s Calculation or the Definitive Calculation, as the case may be, is less (the “Downward Differential”) than the amount of the Estimated Purchase Price Adjustment, then LMT shall pay to LMC an amount equal to the Downward Differential.

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3.5.          Tax Allocation.

The allocation of the Transferred Assets between the Transferred Assets to be sold by LMT to LMC and the Transferred Assets to be contributed by LMT to LMC is set forth on Schedule 3.5, and the allocation of the Purchase Price among the Transferred Assets to be sold is also set forth on Schedule 3.5.  LMT and LMC will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies.

4.                                      REPRESENTATIONS AND WARRANTIES OF LMT

LMT makes the following representations and warranties to LMC, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by LMC, or any knowledge of LMC other than as specifically disclosed in the Disclosure Schedules delivered to LMC at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein.

4.1.          Corporate.

(a)         Organization.  LMT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)        Corporate Power.  LMT has all requisite corporate power and authority to carry on the Business as and where such is now being and as heretofore conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by LMT pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(c)         Qualification.  LMT is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by the Division, or the nature of the Business, makes such licensing or qualification necessary, except where the failure to qualify would not result or constitute any event, circumstance, change or effect that is or would reasonably be likely to be materially adverse to the Business or the assets, liabilities, condition (financial or otherwise) or results of operations of the Division (a “Business Material Adverse Effect”).  The states in which the Division is licensed or qualified to do business are listed in Schedule 4.1(c).

4.2.          Authority.

The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by LMT pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by LMT.  No other or further corporate act or proceeding on the part of LMT is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by LMT pursuant hereto or the consummation of the transactions contemplated hereby and thereby.  This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by LMT pursuant hereto will constitute, valid binding agreements of LMT, enforceable in accordance with their respective terms, except as such enforceability may

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be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.3.          Title to and Condition of Properties.

LMT has good and marketable title to all the Transferred Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, “Liens”) except those described in Schedule 4.3(a), and municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the Transferred Assets as currently utilized or adversely affect the marketability of the Transferred Assets.  At Closing, LMC will receive good and marketable title to all the Transferred Assets, free and clear of all Liens of any nature whatsoever except those described in Schedule 4.3(b).

4.4.          Incorporation of Securities Purchase Agreement Representations and Warranties.

The representations and warranties made by LMC in the Sections 6.5, 6.6, 6.7, 6.8, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.17, 6.18, 6.19, 6.21, 6.23, 6.24 and 6.25 of the Securities Purchase Agreement (the “Incorporated SPA Representations and Warranties”) are incorporated herein by reference as representations and warranties of LMT as if fully set forth herein and LMT hereby adopts and ratifies all of the Incorporated SPA Representations and Warranties.  For purposes hereof, any reference to “LMC” or “Company” in the SPA Representations and Warranties shall be deemed to refer to the Division.

5.                                      REPRESENTATIONS AND WARRANTIES OF LMC

LMC makes the following representations and warranties to LMT, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by LMT or any notice to LMT, and shall survive the Closing of the transactions provided for herein.

5.1.          Corporate.

(a)         Organization.  LMC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)        Corporate Power.  LMC has all requisite company power to enter into this Agreement and the other documents and instruments to be executed and delivered by LMC and to carry out the transactions contemplated hereby and thereby.

5.2.          Authority.

The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by LMC pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by LMC.  No other

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company act or proceeding on the part of LMC or its members is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by LMC pursuant hereto or the consummation of the transactions contemplated hereby and thereby.  This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by LMC pursuant hereto will constitute, valid and binding agreements of LMC, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

6.                                      COVENANTS OF LMT

LMT covenants and agrees as follows:

6.1.          Conduct of Business Pending the Closing.

From the date hereof until the Closing, except as otherwise approved in writing by LMC:

(a)         No Changes.  LMT will carry on the Business in materially the same manner as heretofore and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation.

(b)        Maintain Organization.  LMT will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of the Division and will use its best efforts to preserve the business organization of the Division intact, to keep available to LMC the present officers and employees, and to preserve for LMC its present relationships with suppliers and customers and others having business relationships with the Division.

(c)         Maintenance of Insurance.  LMT shall maintain all of the insurance with respect to the Business in effect as of the date hereof and shall procure such additional insurance as shall be reasonably requested by LMC.

(d)        Maintenance of Property.  LMT shall use, operate, maintain and repair all property of the Division in a normal business manner.

(e)         No Negotiations.  LMT will not directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of the Division, the Division’s assets or Business (an “acquisition proposal”), and LMT shall immediately advise LMC of the receipt of any acquisition proposal with respect to the Business.

6.2.          Consents.

LMT will use its best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

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6.3.          Other Action.

LMT shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties’ obligations to consummate the transactions contemplated in this Agreement.

6.4.          Cooperation.

LMT and LMC agree to cooperate with each other in connection with, including furnishing or causing to be furnished, upon request and as promptly as practicable, such information and assistance relating to the transactions contemplated by the Agreement as is reasonably necessary for, the preparation or filing of all Tax Returns, the making of any elections related to Taxes, and the conduct of any audits, examinations, litigation, suits or other proceedings relating the Taxes, including refunds.

6.5.          Restrictions on LMT.

(a)         In order to protect adequately the interest of LMC in the Transferred Assets and in consideration of the consideration paid or issued by LMC to LMT for the Transferred Assets, LMT agrees that it shall not, and shall cause its Affiliates (other than LMC) not to, during the four-year period beginning on the Closing Date anywhere in the world:

(i)            directly or indirectly, whether as an owner, shareholder, member, investor, partner, joint venturer, licensor, financier, operator, consultant, agent, distributor, independent contractor, participant, creditor or otherwise, invest in (other than ownership as a passive investor of less than five percent of the voting stock of a publicly-traded company), own, manage, operate, finance, control or participate in the ownership, management, operation, financing, control of, or act as a consultant to, be associated with, lend its or their name or any trade name to, any of its or their credit to, or otherwise render services or advice to or on behalf of, any business that engages in the manufacture, marketing, sale, distribution, or application of metallic coating material in the form of a wire or powder that is sprayed in liquid form on industrial equipment for use as a coating to protect against wear, corrosion, or abrasion;

(ii)           directly or indirectly induce or attempt to induce any customer of LMC in relation to the Business to reduce such customer’s purchases of products of the Business from LMC or its Affiliates after the Closing Date or induce or attempt to induce any supplier to LMC with respect to the Business to reduce such supplier’s deliveries of materials of the Business after the Closing Date;

(iii)          directly or indirectly, except as expressly permitted by LMC or its successors or assigns in advance in writing, solicit any employee to leave the employ of LMC or its successors and assigns; or

(b)        LMT acknowledges and agrees that LMC’s remedies at law for any violation or attempted violation of LMT’s obligations under this Section 6.5 would be inadequate and incomplete, and agrees that in the event of any such violation or attempted

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violation, LMC shall be entitled to a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies that may be available to LMC from time to time.

(c)           If a judicial or arbitral determination is made that any of the provisions of this Section 6.5 constitutes an unreasonable or otherwise unenforceable restriction against LMT or any of its Affiliates, the provisions of this Section 6.5 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to LMT or any Affiliate thereof.  In this regard, the parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any territory or portion thereof, any prohibited business activity or any time period from the coverage of this Section 5.0 and to apply the provisions of this Section 6.5 to the remaining portion of the covered territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority.  The time period during which the prohibitions set forth in this Section 6.5 shall apply shall be tolled and suspended for a period equal to the aggregate time during which LMT or any Affiliate thereof (other than LMC) violates such prohibitions in any respect.

(d)           For purposes of this Agreement, the term “Affiliate” means, as to any specified person or entity, any other person or entity that directly or indirectly controls, or is under common control with, or is controlled by, such specified person or entity and, if such other person is an individual, any member of the immediate family of such individual.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise) and “immediate family” shall mean any parent, child, grandchild, spouse, or sibling.

7.             COVENANTS OF LMC

LMC covenants and agrees as follows:

7.1.          Restrictions on LMC.

(a)           In order to protect adequately the interest of LMT in entering into the transactions contemplated by this Agreement and in consideration of the obligations of LMT herein, LMC agrees that it shall not, and shall cause its Affiliates (other than LMT) not to, during the four-year period beginning on the Closing Date anywhere in the world:

(i)            directly or indirectly, whether as an owner, shareholder, member, investor, partner, joint venturer, licensor, financier, operator, consultant, agent, distributor, independent contractor, participant, creditor or otherwise, invest in (other than ownership as a passive investor of less than five percent of the voting stock of a publicly-traded company), own, manage, operate, finance, control or participate in the ownership, management, operation, financing, control of, or act as a consultant to, be associated with, lend its or their name or any trade name to,

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any of its or their credit to, or otherwise render services or advice to or on behalf of, any business that engages manufacture, marketing, sale, distribution, or application of amorphous or semi-amorphous metallic materials (or composite materials including amorphous or semi-amorphous metallic materials) or products made therefrom, but excluding the Business (the “LMT Business”);

(ii)           directly or indirectly induce or attempt to induce any customer of LMT in relation to the LMT Business to reduce such customer’s purchases of products of the LMT Business from LMT or its Affiliates after the Closing Date or induce or attempt to induce any supplier to LMT with respect to the LMT Business to reduce such supplier’s deliveries of materials of the LMT Business after the Closing Date;

(iii)          directly or indirectly, except as expressly permitted by LMT or its successors or assigns in advance in writing, solicit any employee to leave the employ of LMT, its Affiliates (other than LMC), or their respective successors and assigns; or

(b)           LMC acknowledges and agrees that LMT’s remedies at law for any violation or attempted violation of the LMC’s obligations under this Section 7.1 would be inadequate and incomplete, and agrees that in the event of any such violation or attempted violation, LMT shall be entitled to a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies that may be available to LMT from time to time.

(c)           If a judicial or arbitral determination is made that any of the provisions of this Section 7.1 constitutes an unreasonable or otherwise unenforceable restriction against LMC or any of its Affiliates, the provisions of this Section 7.1 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to LMC or any Affiliate thereof.  In this regard, the parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any territory or portion thereof, any prohibited business activity or any time period from the coverage of this Section 7.1 and to apply the provisions of this Section 7.1 to the remaining portion of the covered territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority.  The time period during which the prohibitions set forth in this Section 7.1 shall apply shall be tolled and suspended for a period equal to the aggregate time during which an LMC violates such prohibitions in any respect.

7.2.          Post-Closing Access to LMC Documents and Records.

After the Closing, LMC shall cooperate, and cause its agents and representatives to cooperate, with LMT and its agents and representatives to provide such agents and representatives access to such books, records and information relating to LMC, as may be reasonably requested from time to time.

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8.                                      CONDITIONS PRECEDENT TO LMC’S OBLIGATIONS

Each and every obligation of LMC to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

8.1.          Representations and Warranties True on the Closing Date.

Each of the representations and warranties made by LMT in this Agreement, and the statements contained in the Disclosure Schedules or in any instrument, list, certificate or writing delivered by LMT pursuant to this Agreement, shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by LMC.

8.2.          No Business Material Adverse Effect.

No events, circumstances or developments shall have occurred since the date of the Recent Balance Sheet which, individually or in the aggregate, results or would reasonably be expected to result in a Business Material Adverse Effect.

8.3.          Compliance With Agreement.

LMT shall have performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by LMT prior to or on the Closing Date, including the delivery of the closing documents specified in Section 11.1.

8.4.          Absence of Litigation.

No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against LMC, the Division or any of the Affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

8.5.          Senior Credit Facility.

Bank Midwest, N.A. shall have advanced or otherwise made available to LMC an aggregate of no less than $5,000,000 and no more than $5,500,000 pursuant to a secured credit facility on customary terms and conditions reasonably satisfactory to LMC.

8.6.          Transactions Contemplated by Securities Purchase Agreement.

LMC, C3, and C3 II shall have consummated the purchase and sale of the Notes and Membership Interests pursuant to the Securities Purchase Agreement.

8.7.          LMC Operating Agreement.

LMT, C3, C3 II, Larry Buffington, and CRESO Capital Partners shall have each executed and delivered to LMC a duly executed counterpart of a Limited Liability Company

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Operating Agreement of LMC in substantially the form attached hereto as Exhibit A (the “Operating Agreement”).

8.8.          Escrow Agreement.

LMT, C3, C3 II, and Bank Midwest shall have each executed and delivered to LMC a duly executed counterpart of an Escrow Agreement.

8.9.          Buffington Employment Agreement.

Larry Buffington shall have delivered to LMC a duly executed counterpart of an Employment Agreement in substantially the form attached hereto as Exhibit C (the “Buffington Employment Agreement”).

8.10.        Services Agreement.

LMT shall have delivered to LMC a duly executed counterpart of a Services Agreement in substantially the form attached hereto as Exhibit D (“Services Agreement”).

8.11.        License and Technical Support Agreement.

LMT shall have delivered to LMC a duly executed counterpart of a License and Technical Support Agreement in substantially the form attached hereto as Exhibit E (the “License Agreement”).

8.12.        Opinions of PCE.

The Board of Directors of LMT shall have received from PCE Valuations, LLC (i) an opinion as to the fair value of the Transferred Assets and the consideration received therefore by LMT and (ii) an opinion as to the fairness, from a financial point of view to the creditors of LMT, of the transactions contemplated by this Agreement (the “PCE Opinions”).

8.13.        Consents and Approvals.

LMT shall have received all consents and/or approvals from third parties necessary for the consummation of the transactions contemplated by this Agreement.

8.14.        No Late Payables.

The Business will have no notes payable or accounts payable outstanding that are past due according to the payment terms set forth on the applicable invoice.

9.                                      CONDITIONS PRECEDENT TO LMT’S OBLIGATIONS

Each and every obligation of LMT to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

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9.1.          Representations and Warranties True on the Closing Date.

Each of the representations and warranties made by LMC in this Agreement shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

9.2.          Compliance With Agreement.

LMC shall have performed and complied with all of LMC’s agreements and obligations under this Agreement which are to be performed or complied with by LMC prior to or on the Closing Date, including the delivery of the closing documents specified in Section 11.2.

9.3.          Absence of Litigation.

No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against LMC, LMT or any of the Affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby; provided that the obligations of LMT shall not be affected unless there is a reasonable likelihood that as a result of such action, suit, proceeding or investigation LMT will be unable to retain substantially all the consideration to which it is entitled under this Agreement.

9.4.          Senior Credit Facility.

Bank Midwest, N.A. shall have advanced or otherwise made available to LMC an aggregate of no less than $5,000,000 and no more than $5,500,000 pursuant to a secured credit facility on customary terms and conditions reasonably satisfactory to LMC.

9.5.          Transactions Contemplated by Securities Purchase Agreement.

LMC, C3, and C3 II shall have consummated the purchase and sale of the Notes and Membership Interests pursuant to the Securities Purchase Agreement.

9.6.          LMC Operating Agreement.

LMC, C3, C3 II, and Larry Buffington shall have each executed and delivered to LMT a duly executed counterpart of the Operating Agreement.

9.7.          Escrow Agreement.

LMC, C3, C3 II, and Bank Midwest shall have each executed and delivered to LMT a duly executed counterpart of an Escrow Agreement.

9.8.          Buffington Employment Agreement.

Larry Buffington shall have delivered to LMC a duly executed counterpart of the Buffington Employment Agreement.

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9.9.          Services Agreement.

LMC shall have delivered to LMT a duly executed counterpart of a Services Agreement.

9.10.        License and Technical Support Agreement.

LMC shall have delivered to LMT a duly executed counterpart of the License Agreement.

9.11.        Opinions of PCE.

The Board of Directors of LMT shall have received the PCE Opinions from PCE Valuations.

9.12.        Consents and Approvals.

LMT shall have received all consents and/or approvals from third parties necessary for the consummation of the transactions contemplated by this Agreement.

10.                               SURVIVAL; INDEMNIFICATION

10.1.        LMT’s Obligation to Indemnify.

Subsequent to the Closing, subject to the terms and conditions of this Article 10, LMT shall indemnify, defend and hold harmless LMC and its directors, officers, employees, agents, Affiliates and assigns (collectively, the “LMC Indemnified Persons”) from and against all losses, liabilities, damages, deficiencies, costs or expenses, including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys’ fees, whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing, net of all tax savings for the foregoing (collectively, “Losses”) suffered or incurred by any LMC Indemnified Person based upon, arising out of or otherwise in respect of (i) any inaccuracy in or breach of (without regard to any knowledge, dollar threshold or materiality qualification contained therein) any representation or warranty of LMT in this Agreement or in any document delivered pursuant hereto, (ii) any breach of (without regard to any knowledge, dollar threshold or materiality qualification contained herein) any covenant or agreement of LMT in this Agreement or in any document delivered pursuant hereto, and (iii) any Liability of the Division other than Assumed Liabilities.

10.2.        LMC Obligation to Indemnify.

Subsequent to the Closing, subject to the terms and conditions of this Article 10, LMC shall indemnify, defend and hold harmless LMT, its directors, officers, employees, agents, Affiliates and assigns from and against all Losses suffered or incurred by any such Person based upon, arising out of or otherwise in respect of (i) any inaccuracy in or breach of any representation or warranty of LMC in this Agreement or in any document delivered pursuant hereto, (ii) any breach of any covenant or agreement of LMC in this Agreement or in any document delivered pursuant hereto or (iii) any Assumed Liabilities.

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10.3.        Procedures Relating to Indemnification.

(a)         An indemnified Person under Sections 10.1 or 10.2 (the “Indemnified Party”) shall give prompt written notice to the indemnifying party (the “Indemnifying Party”) of any Loss in respect of which such Indemnified Party is seeking indemnification under Sections 10.1 or 10.2, specifying in reasonable detail the nature of such Loss, the section or sections of this Agreement to which the Loss relates, and the amount of such Loss (or if not then determinable, its best estimate of the amount of such Loss), except that any delay or failure to so notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent, if at all, that it is prejudiced by reason of such delay or failure.

(b)        If a Loss is suffered or incurred for or on account of or arises from or in connection with any demand, claim, suit, action, cause of action, investigation or inquiry by a Person not party to this Agreement (a “Third Party Claim”), the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses.  The Indemnified Party shall have the right to employ separate counsel in such Third Party Claim and participate in such defense thereof at its own expense.  The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim.  If the Indemnifying Party fails to assume the defense of any Third Party Claim within 20 business days after notice thereof, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim for the account of the Indemnifying Party.

(c)         With respect to any Loss (other than any Loss suffered or incurred for or on account of or arising from or in connection with any Third Party Claim), the Indemnifying Party shall have 30 business days from receipt of notice from the Indemnified Party of such Loss within which to respond thereto.  If the Indemnifying Party does not respond within such 30 business day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such Loss.

(d)        The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Section 10.

10.4.        Limitations on Indemnification

Except for fraud, as to which claims may be brought without limitation as to time, amount or the other provisions of this Section 10:

(a)         Time Limitation.  No claim or action shall be brought under this Article 10 for breach of a representation or warranty after the lapse of eighteen (18) months following the Closing Date.  Regardless of the foregoing, however, or any other provision of this Agreement:

(i)            There shall be no time limitation on claims or actions brought for breach of any representation or warranty made in or pursuant to Sections 4.1 (Corporate), 4.2 (Authority), 4.3(a) (Marketable Title to Properties), 5.1 (LMC’s Corporate) and 5.2 (LMC’s Authority).

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(ii)           Any claim made by a party hereunder by delivery of written notice giving reasonable notice of a claim and specifying the factual basis of the claim in reasonable detail to the extent then known, for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

(iii)          If any act, omission, disclosure or failure to disclose shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party’s right to make a claim based on the breach of representation or warranty still surviving.

(b)        Amount Limitation.  Except with respect to claims for breaches of representations or warranties contained in Sections 4.1 (Corporate), 4.2 (Authority), 4.3(a) (Marketable Title to Properties), 5.1 (LMC’s Corporate) and 5.2 (LMC’s Authority), the maximum, aggregate liability for all indemnification claims under this Section 10 (other than (i) LMT’s failure to pay and perform LMT’s Liabilities (including, without limitation the Liabilities not being assumed as described in Section 2.2) other than Assumed Liabilities, and (ii) claims for fraud) against LMT, on the one hand, or against LMC, on the other, shall not exceed the Purchase Price, as adjusted pursuant to Section 3.4.

(c)         Exclusive Remedy.  The right to indemnification provided by this Section 10 shall be the exclusive remedy available to the parties with respect to claims described in this Section 10, and no other rights or remedies at law or in equity will accrue with respect to such claims.

10.5.        Characterization of Indemnification Payments.

Any payments made pursuant to Section 10 of this Agreement shall be treated for all Tax purposes as adjustments to the consideration to be paid hereunder and no party or any of its Affiliates shall take any position on a Tax Return or in any proceeding with any taxing authority contrary to such treatment, unless otherwise required by law.

11.                               CLOSING

The closing of this transaction (“the Closing”) shall take place at the offices of Foley & Lardner LLP, 100 North Tampa Street, Suite 2700, Tampa, Florida at 10:00 a.m. (local time) on the date hereof or at such other time and place as the parties hereto shall agree upon.  Such date is referred to in this Agreement as the “Closing Date”.

11.1.        Documents to be Delivered by LMT.

At the Closing, LMT shall deliver to LMC the following documents, in each case duly executed or otherwise in proper form:

(a)         Bills of Sale.  Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of LMC and its

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counsel to transfer, assign, convey and deliver to LMC the Transferred Assets as contemplated hereby.

(b)        Compliance Certificate.  A certificate signed by the chief executive officer of LMT that each of the representations and warranties made by LMT in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by LMC), and that LMT have performed and complied with all of LMT’s obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

(c)         Certified Resolutions.  A certified copy of the resolutions of the Board of Directors of LMT authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

(d)        Incumbency Certificate.  Incumbency certificates relating to each person executing any document executed and delivered to LMC pursuant to the terms hereof.

(e)         Other Documents.  All other documents, instruments or writings required to be delivered to LMC at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as LMC may reasonably request.

11.2.        Documents to be Delivered by LMC.

At the Closing, LMC shall deliver to LMT the following documents, in each case duly executed or otherwise in proper form:

(a)         Cash Purchase Price.  To LMT a certified or bank cashier’s check (or wire transfer) as required by Section 3.3(b) hereof.

(b)        Assumption of Liabilities.  Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of LMT and its counsel to evidence the assumption of Assumed Liabilities as provided for in Section 2.

(c)         Compliance Certificate.  A certificate signed by the chief executive officer of LMC that the representations and warranties made by LMC in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by LMT), and that LMC has performed and complied with all of LMC’s obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

(d)        Certified Resolutions.  A certified copy of the resolutions of the Board of Managers of LMC authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

(e)         Incumbency Certificate.  Incumbency certificates relating to each person executing any document executed and delivered to LMT by LMC pursuant to the terms hereof.

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(f)         Certificated Membership Interests of LMC.  Certificated Membership Interests of LMC equal to 69.25% of the total outstanding Membership Interests of LMC outstanding immediately after giving effect to such issuance.

(g)        Other Documents.  All other documents, instruments or writings required to be delivered to LMT at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as LMT may reasonably request.

12.                               TERMINATION

12.1.        Right of Termination Without Breach.

This Agreement may be terminated without further liability of any party at any time prior to the Closing by mutual written agreement of LMC and LMT.

12.2.        Termination for Breach.

(a)         Termination by LMC.  If (i) there has been a material violation or breach by LMT of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by LMC, or (ii) there has been a failure of satisfaction of a condition to the obligations of LMC which has not been so waived, or (iii) LMT shall have attempted to terminate this Agreement under this Section 12 or otherwise without grounds to do so, then LMC may, by written notice to LMT at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 12.2(c) hereof.

(b)        Termination by LMT.  If (i) there has been a material violation or breach by LMC of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by LMT, or (ii) there has been a failure of satisfaction of a condition to the obligations of LMT which has not been so waived, or (iii) LMC shall have attempted to terminate this Agreement under this Section 12 or otherwise without grounds to do so, then LMT may, by written notice to LMC at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 12.2(c) hereof.

(c)         Effect of Termination.  Termination of this Agreement pursuant to this Section 12.2 shall not result in liability to any of the parties if the violation, breach or failure by LMT (in the case of termination pursuant to Section 12.2(a)(i) or (ii)) or by LMC (in the case of termination pursuant to Section 12.2(b)(i) or (ii)) is due to circumstances beyond such party’s control.  Termination of this Agreement pursuant to this Section 12.2 for reasons other than those set forth in the preceding sentence shall entitle the terminating party to recover from the other party the terminating party’s costs and expenses, including reasonable attorney’s fees and the reasonable value of in-house personnel’s attention to the transaction, incurred in connection with the negotiation and execution of this Agreement.  Subject to the foregoing, the parties’ obligations under Section 13.8 of this Agreement shall survive termination.

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13.                               MISCELLANEOUS

13.1.        Further Assurance.

From time to time, at LMC’s request and without further consideration, LMT will execute and deliver to LMC such documents, instruments and consents and take such other action as LMC may reasonably request in order to consummate more effectively the transactions contemplated hereby, to discharge the covenants of LMT and to vest in LMC good, valid and marketable title to the business and assets being transferred hereunder.

13.2.        Disclosures and Announcements.

Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either LMT or LMC shall be subject to the approval of the other in all essential respects, except that LMC’s approval shall not be required as to any statements and other information which LMT may submit to the Securities and Exchange Commission or LMT’s stockholders or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or national securities exchange or national over-the-counter market or otherwise required by law.

13.3.        Assignment; Parties in Interest.

(a)         Assignment.  Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties.

(b)        Parties in Interest.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.  Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

13.4.        Equitable Relief.

LMC and LMT agree that any breach of any party’s obligation to consummate the contribution, purchase and sale of the Transferred Assets on the Closing Date, will result in irreparable injury to the other parties for which a remedy at law would be inadequate; and that, in addition to any relief at law which may be available to  the injured party or parties for such breach and regardless of any other provision contained in this Agreement, the injured party or parties shall be entitled to injunctive and other equitable relief as a court may grant.  This Section 13.4 shall not be construed to limit any injured party’s right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

13.5.        Governing Law.

This Agreement shall be governed by and be construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.  Any legal suit, action or proceeding brought by LMT or LMC, or any of their respective Affiliates, arising out of or based upon this Agreement shall be instituted in the courts of the

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State of Texas or the Courts of the United States of America located in the State of Texas (collectively, the “Courts”), and each of LMT and LMC (on its behalf and on behalf of its Affiliates) waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocable submits to the exclusive jurisdiction of the Courts in any such suit, action or proceeding.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) ARISING OUT OF OR BASED UPON THIS AGREEMENT.

13.6.        Amendment and Modification.

LMC and LMT may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

13.7.        Notice.

All notices, requests, demands and other communications hereunder shall be given in writing and shall be:  (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service.  The respective addresses to be used for all such notices, demands or requests are as follows:

(a)           If to LMC, to:

30452 Esperanza,
Rancho Santa Margarita, CA  92688
Attention: Larry Buffington, Chief Executive Officer
Facsimile: (949) 635-2108

(with a copy to)

C3 Capital, LLC
4520 Main Street
Suite 1600
Kansas City, Missouri 64111
Attn:  Robert L. Smith
Facsimile: 816-756-5552

or to such other person or address as LMC shall furnish to LMT in writing.

(b)           If to LMT, to:

30452 Esperanza,
Rancho Santa Margarita, CA  92688
Attention: John Kang, Chairman

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Facsimile: (949) 635-2108

(with a copy to)

Curt Creely, Esq.
Foley & Lardner LLP
100 North Tampa Street
Suite 2700
Tampa, FL 33602-5810
Facsimile: 813-221-4210
Telephone: 813-225-4122

or to such other person or address as LMT shall furnish to LMC in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.  Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

13.8.        Expenses.

Regardless of whether or not the transactions contemplated hereby are consummated, each party shall pay all fees and expenses of its legal, accounting, investment banking and other professional counsel and agents in connection with the transactions contemplated hereby, subject to Sections 10 and 12.2(c) hereof.

13.9.        Entire Agreement.

This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

13.10.      Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.11.      Headings.

The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

LIQUIDMETAL TECHNOLOGIES, INC.

By:  /s/          John Kang

John Kang, Chairman of the Board

LIQUIDMETAL COATINGS, LLC

By:  /s/          Larry Buffington

Larry Buffington, President and Chief
Executive Officer

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Exhibit A

Form of LMC Limited Liability Company Agreement

OPERATING AGREEMENT

OF

LIQUIDMETAL COATINGS, LLC

A Delaware Limited Liability Company

Adopted as of July 24, 2007

i

OPERATING AGREEMENT

OF

LIQUIDMETAL COATINGS, LLC

THIS OPERATING AGREEMENT (“Agreement”) is hereby entered into effective as of the 24th day of July, 2007, by and between the persons identified as Members on Exhibit “A” attached hereto and executing this Agreement on the signature pages hereof (each of whom is sometimes hereinafter referred to individually as a “Member” and collectively as “Members”) and LIQUIDMETAL COATINGS, LLC, a Delaware limited liability company (the “Company”).

RECITALS

The Company was organized in accordance with the Delaware Limited Liability Company Act upon the filing of a Certificate of Formation with the Secretary of State of the State of Delaware effective July 9, 2007.  The parties hereby provide for the Company’s capitalization and management and its affairs and the conduct of its business.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I.
FORMATION AND ORGANIZATION

Section 1.1.           NAME AND FORMATION.  The name of the Company is:  LIQUIDMETAL COATINGS, LLC.  All Company business shall be conducted in the name of “LIQUIDMETAL COATINGS, LLC” or such other names that comply with applicable law as the Board of Managers may select from time to time.

Section 1.2.           PRINCIPAL PLACE OF BUSINESS.  The initial principal office of the Company will be located at 30452 Esperanza, Rancho Santa Margarita, California  92688, and may be changed to such other place within or without the State of Delaware as may be determined from time to time by the Board of Managers.  It is contemplated that the initial principal office will move to the Houston, Texas metropolitan area when a location for such office is leased in that area.

Section 1.3.           REGISTERED OFFICE AND REGISTERED AGENT.  The Company’s initial registered agent and office shall be CorpDirect Agents, Inc., 615 South DuPont Highway, Kent County, Dover, Delaware 19901.  The Company may change its registered agent or registered office to any other place or places in the State of Delaware as may be determined from time to time by the Board of Managers.

Section 1.4.           TERM.  The term of the Company shall be perpetual, unless the Company is dissolved in accordance with the provisions of this Agreement.

Section 1.5.           NO STATE LAW PARTNERSHIP.  The Members intend that the Company (i) shall be taxed as a partnership for all applicable federal, state and local income tax purposes and (ii) shall not be a partnership or joint venture for any other purpose, and that no Member or any Manager shall, by virtue of this Agreement, be a partner or joint venturer of any other Member or Manager.

Article II.
PURPOSE AND POWERS OF THE COMPANY

Section 2.1.           PURPOSE.  The Company is formed for the purpose of manufacturing and applying metallic coating to various products and engaging in any other business activity permitted under the Act as the Board of Managers may determine from time to time.

Section 2.2.           POWERS OF THE COMPANY.  Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 2.1, and all powers reasonably connected with such activities and businesses that may be legally exercised by limited liability companies under the Act, and may engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

Article III.
capital structure, contributions to capital
and capital accounts

Section 3.1.           INITIAL CONTRIBUTIONS.  The Members have previously contributed, or shall contribute simultaneously with the execution hereof, capital to the Company in accordance with the schedule attached hereto as Exhibit “A” (the “Initial Capital Contributions”) in exchange for their respective Membership Units.

Section 3.2.           ADDITIONAL CAPITAL CONTRIBUTIONS.  The Member may make additional contributions of capital to the Company as the Member determines are necessary, appropriate or desirable; provided, however, that the Member shall have no obligation to contribute any additional capital to the Company, and except as set forth in the Act, the Member shall have no personal liability for any obligations of the Company.

Section 3.3.           RETURN OF CONTRIBUTIONS.  Until the dissolution and liquidation of the Company, no Member shall have the right to demand or receive any part of the Member’s capital contribution and there is no right given to any Member to demand and receive property other than cash in return for the Member’s capital contribution.

Section 3.4.           CAPITAL ACCOUNTS.  An individual Capital Account shall be maintained for each Member in accordance with Section 704(b) of the Code, paragraph 1.704-1(b)(2)(iv) of the accompanying Treasury Regulations, and the following rules:

(a)           Computation of Capital Account Balance.  The Capital Account of a Member shall consist of the amount of money and the fair market value of any property (other than money) comprising the Member’s proportionate share of the Initial Capital Contribution pursuant to Section 3.1 hereof, as increased by:  (i) the amount of money and the fair market value of any property (other than money) comprising any additional capital contributions made by the Member, (ii) any amount credited to the Capital Account of a Member pursuant to Section 4.9 hereof as a result of any Company income, profits or gains allocated to the Member (and as adjusted pursuant to Section 1.704-1(b)(2)(iv) of the Treasury Regulations), and (iii) the amount of any Company liabilities assumed by the Member or that are secured by any Company property distributed to that Member, and decreased by: (i) the amount of money and the fair market value of any property (other than money) comprising any distributions to the Member pursuant to Article V hereof, (ii) any amount debited to the Capital Account of a Member pursuant to Section 4.9 hereof as a result of any Company expenses, deductions, losses and credits allocated to the Member (and as adjusted pursuant to Section 1.704-1(b)(2)(iv) of the Treasury Regulations), and (iii) the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by that Member to the Company.

(b)           Built-In Gain or Loss.  The Capital Account of a Member shall not be increased or decreased, as the case may be, with regard to any built-in gain or loss allocated to the Member pursuant to Section 4.5 hereof.

(c)           Transferee’s Capital Account.  In the event of a transfer of any Membership Units, the transferee shall assume the Capital Account balance of the transferor.

(d)           Interest.  No interest shall be paid on any present or future Capital Account balance.

(e)           Conformance with Regulations.  The provisions of this Section 3.4 are intended to comply with Treasury Regulation Section 1.704-1(b) regarding the maintenance of the Capital Accounts of the Members and this Section 3.4 shall be interpreted and applied in a manner consistent with such Treasury Regulations.  In the event that the Board of Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulations, the Board of Managers may make such modifications, provided that it is not likely to have a material effect on any amounts distributable to any Member upon the dissolution of the Company.  The Board of Managers shall also make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b).

Section 3.5.           CAPITAL STRUCTURES AND PERCENTAGE INTERESTS

(a)           Capital Structure.  Ownership rights in the Company are divided into and represented by membership units (“Membership Units”).  The Membership Units are further divided into three classes: (i) Class A Units; (ii) Class B Units; and (iii) Class C Units.

(b)           Initial Percentage Interest.  Upon their admission to the Company, the Members shall own the number and class of Membership Units and the corresponding Percentage Interests in the Company as set forth on Exhibit “A” attached hereto.

(c)           Adjustments to Percentage Interests.  In the event of the issuance of any additional Membership Units to an existing Member(s), including the admission of an additional member(s), each Member’s Percentage Interest in the Company shall be deemed to be equal to a fraction, the numerator of which is the number of Membership Units issued and outstanding to the Member, and the denominator of which is the number of Membership Units then issued and outstanding to all Members.  All adjustments to a Member’s Percentage Interest in the Company shall be permanent and shall not otherwise be altered except as provided in this Agreement.

(d)           Effect of Percentage Interests.  The Percentage Interests of the Members, as determined and adjusted pursuant to this Section 3.5, are maintained solely for the purposes of determining the amount of certain allocations of taxable profits and losses and cash distributions allocable to the Members pursuant to Articles IV and V hereof, and for other purposes set forth in this Agreement.  The Percentage Interest of a Member shall not reflect that Member’s proportionate interest in the capital of the Company at any time.

Section 3.6.           LOANS BY MEMBERS.  A Member may at any time lend funds to the Company as may be agreed upon by the Board of Managers.  Such funds shall represent a debt, payable on demand, unless otherwise specifically provided, from the Company to the Member making the loan, and interest, at a rate agreed upon by the Board of Managers, shall be paid thereon and charged as an expense to the Company.

Section 3.7.           PROFITS INTEREST OF CLASS C HOLDERS.  The Class C Holders shall own a percentage of the profits of the Company equal to the right to receive their respective percentage interest as shown on Exhibit “A”, attached hereto, of the available cash distributed among the Members pursuant to Section 5.2 and Section 5.3.  In addition, taxable income shall be allocated to the Class C Holders equal to their respective percentage interest as shown on Exhibit “A”, attached hereto, of the Net Profits allocated among the Members pursuant to Section 4.3(a)(ii).

It is the agreement of the Members that the rights of the Class C Holders under this Section 3.7 shall be limited to receiving allocations of taxable income and distributions of cash as described herein, but that the Class C Holders shall not receive any other rights in and shall not participate in any other allocations of taxable income, loss, credit, deduction, gain, or other tax items or distributions of cash from the Company except as specifically provided in this Section 3.7.

Article IV.
allocations of taxable profits and losses

                Section 4.1.           DETERMINATION OF PROFIT OR LOSS.  The items of income, gains, expenses, deductions, losses and credits generated by the Company for federal income tax purposes shall be determined in accordance with a generally accepted method of accounting as soon as practicable after the close of the fiscal year of the Company.

                Section 4.2.           COSTS AND EXPENSES.  The Company shall pay all expenses (which expenses shall be billed directly to the Company) of the Company which may include but are not limited to: (i) legal, audit, accounting, and other fees; (ii) expenses and taxes incurred in connection with the issuance, distribution and transfer of documents evidencing ownership of Membership Units in the Company or in connection with the business of the Company; (iii) expenses of organizing, revising, amending, converting, modifying or terminating the Company; (iv) expenses in connection with distributions made by the Company to, and communications and bookkeeping work necessary in maintaining relations with, the Members; and (v) costs of any accounting, statistical or bookkeeping equipment necessary for the maintenance of the books and records of the Company.

                Section 4.3.           ALLOCATION.  The net profits, net gains and net losses generated by the Company for federal income tax purposes for a year shall be allocated among the Members as follows:

(a)   Profits.  Any net taxable income and gain (collectively, “Net Profits”) of the Company for the year shall be allocated among the Members as follows:

(i)            First, 100% of the Net Profits shall be allocated pro rata (relative to the entire amount to be allocated to all Members in that year pursuant to this Section 4.3(a)(i)) among the Members in an amount equal to the excess, if any, of (a) the cumulative Losses allocated pursuant to Section 4.3(b) hereinbelow for all prior years, over (b) the cumulative Profits allocated pursuant to this Section 4.3(a)(i) for all prior years, until such time as each Member has been allocated an aggregate amount of the Net Profits in all years pursuant to this Section 4.3(a)(i) equal to the aggregate amount of Losses allocated to the Member pursuant to Section 4.3(b) hereof in all prior years; and

(ii)           Any remaining Net Profits shall be allocated among the Members according to their respective Percentage Interests in the Company at that time, as set forth in Section 3.5 hereof.

(b)   Losses.  Any net taxable losses and deductions (collectively, “Losses”) of the Company for the year shall be allocated among the Members in the following order of priority:

(i)            First, all Losses shall be allocated among the Members in proportion to the positive balances in their respective Capital Accounts at that time, after a reduction for any cash distributed from the Company to the Members pursuant to Article V in that year, until the balance of all Members’ Capital Accounts have been reduced to zero (0); and

(ii)           Any remaining Losses shall be allocated among the Members according to their respective Percentage Interests in the Company at that time, as set forth in Section 3.5 hereof.

                Section 4.4.           SPECIAL ALLOCATIONS.  Notwithstanding any other provision of this Agreement to the contrary, the following special allocations shall be made in the following order:

(a)           Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 4.4, if there is a net decrease in the Partnership Minimum Gain (as described in Article XVI hereof) during any Company fiscal year, each Member will be specially allocated, before any other allocation is made, items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in Partnership Minimum Gain, determined as provided in Section 1.704-2(g)(2) of the Regulations.

Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be allocated shall be determined in accordance with Regulations Section 1.704-2(f), and this Section 4.4(a) is intended to comply with the minimum gain chargeback requirement in that Section of the Regulations and shall be interpreted consistently therewith.

(b)           Partner Minimum Gain Chargeback.  Notwithstanding any other provision of this Article IV except Section 4.4(a), above, if there is a net decrease in Partner Minimum Gain (as described in Article XVI hereof) attributable to a Partner Nonrecourse Debt (as described in Article XVI hereof) during any Company fiscal year, each Member who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt (determined as provided in Section 1.704-2(i)(5) of the Regulations) as of the beginning of the year shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, as provided in Section 1.704-2(i)(4) of the Regulations.

Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Regulations.  This Section 4.4(b) is intended to comply with the minimum gain chargeback requirement in that Section of the Regulations and shall be interpreted consistently therewith.

(c)           Qualified Income Offset.  In the event any Member unexpectedly receives an adjustment, allocation or distribution of a nature described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then each such Member will be specially allocated items of Company taxable income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, that Member’s Deficit Capital Account Balance as quickly as possible; provided that an allocation pursuant to this Section 4.4(c) shall be made if and only to the extent that such Member would have a Deficit Capital Account Balance after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.4(c) were not in this Agreement.

(d)           Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions (as described in Article XVI hereof) for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt (as described in Article XVI hereof) to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(2) of the Regulations.

(e)           Curative Allocations.  The allocations set forth in this Section 4.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2.  Notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of profits, losses, income, gains and deductions among the Members so that, to the extent possible, the net amount of such allocations of other taxable items and the Regulatory Allocations to each Member shall be equal to the net amount which would have been allocated to each such Member if the Regulatory Allocations had not occurred.  For purposes of applying the previous sentence:

(i)            No allocations of Nonrecourse Deductions shall be made pursuant to this Section 4.4(e) with respect to Regulatory Allocations required pursuant to Section 4.4(a) hereof prior to the Company fiscal year during which there is a net decrease in Partnership

Minimum Gain, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Partnership Minimum Gain;

(ii)           Allocations pursuant to this Section 4.4(e) shall be deferred with respect to allocations of Nonrecourse Deductions to the extent the Board of Managers determine that such allocations are likely to be offset by subsequent allocations pursuant to subsection (a) of Section 4.4 hereof;

(iii)          No allocations of Partner Nonrecourse Deductions shall be made pursuant to this Section 4.4(e) with respect to Regulatory Allocations required under subsection (b) or (d) of this Section 4.4 prior to the Company fiscal year during which there is a net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Partner Minimum Gain; and

(iv)          Allocations pursuant to this Section 4.4(e) shall be deferred with respect to allocations pursuant to subsection (d) of this Section 4.4 relating to a particular Partner Nonrecourse Debt to the extent the Board of Managers reasonably determine that such allocations are likely to be offset by subsequent allocations pursuant to subsection (b) of this Section 4.4.

                Section 4.5.           BUILT-IN GAIN OR LOSS.  Notwithstanding any other provision of this Article IV, in accordance with Code Section 704(c) and the accompanying Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property other than cash contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between (i) the adjusted basis of such property to the Company for federal income tax purposes on the date of contribution and (ii) the fair market value of such property on the date contributed to the Company, as determined by the Board of Managers.

                Section 4.6.           INCOME CHARACTERIZATION.  For purposes of determining the character (as ordinary income or capital gain) of any taxable income of the Company allocated to the Members pursuant to this Article IV, such portion of the taxable income of the Company allocated pursuant to this Article IV which is treated as ordinary income attributable to the recapture of depreciation shall, to the extent possible, be allocated among the Members in the proportion which (i) the amount of depreciation previously allocated to each Member bears to (ii) the total of such depreciation allocated to all Members. This Section 4.6 shall not alter the amount of allocations among the Members pursuant to this Article IV, but merely the character of income so allocated.

                Section 4.7.           CREDITS.  Tax credits shall be allocated among the Members in accordance with Section 4.3 hereof.

                Section 4.8.           CHANGE IN INTERESTS.  Notwithstanding the foregoing, in the event of a change in the Members’ Percentage Interests in the Company during a year, whether occasioned by admission of a new Member, additional contributions, assignments of Membership Units or otherwise, the allocation of items of income and expense shall be made so as to reflect the Members’ varying Percentage Interests in the Company during the year. Profits and losses for the year shall be prorated on a daily basis and allocated among the Members based upon the period of time during which they held their respective Percentage Interests.

                Section 4.9.           CREDITING ACCOUNTS.  Items of income, gains, expenses, deductions, losses and credits shall be credited or debited, as the case may be, to each Member’s Capital Account created pursuant to Section 3.4 as provided in this Article.

Article V.
DISTRIBUTIONS

                Section 5.1.           DISTRIBUTABLE AMOUNTS.  The Company may make distributions of any amounts in excess of its reasonable operating requirements as determined by the Board of Managers.  The amounts available for distribution may be generated by operations of the Company through sale, condemnation, financing or refinancing of assets of the Company, by collection of amounts owed to the Company or by any other transaction.  In the case of amounts attributable to a Capital Transaction, the net proceeds to be distributed hereunder shall be the net cash proceeds received by the Company after payment of, or provision for, all Company debts, obligations and reserves required or permitted to be paid upon, or incurred or established in connection with, the receipt by the Company of such proceeds (said reserves to be established in the reasonable discretion of the Board of Managers), and all expenses incurred by the Company in connection with the Capital Transaction giving rise to such proceeds.  Notwithstanding the foregoing, no distribution shall be made unless after the distribution the Company retains assets sufficient to pay all its debts as they become due and such distribution, if made, would not cause the Company to otherwise become insolvent.

                Section 5.2.           ALLOCATION.  Distributions of available cash pursuant to Section 5.1 hereof shall be made to the Members according to their respective Percentage Interests in the Company at that time.

                Section 5.3.           LIQUIDATING DISTRIBUTIONS.  After giving effect to all Member contributions, distributions, allocations, and capital account adjustments for all taxable years of the Company (including the taxable year during which the Company is liquidated), the Company shall distribute the liquidation proceeds derived from the dissolution, winding-up, liquidation, and termination of the Company (plus any remaining assets of the Company that are to be distributed in kind to the Members) in the following priority and proportions:

(a)           To pay in the order of priority required by the Act all the liabilities and obligations of the Company that are then due and payable to creditors (including Members), including all costs and expenses directly relating to the liquidation, winding-up, and termination of the Company, but excluding Capital Contributions and distributions payable to the Members; and then

(b)           To establish any reasonable cash reserve that the Members may determine unanimously by resolution to be appropriate for any contingent, conditional, or unmatured liabilities or obligations of the Company and as an allowance for doubtful accounts receivable or the unrealized portion of any promissory note, installment obligation, or other deferred revenue payable to the Company; and then

(c)           To the Members, pro rata, in accordance with the sum of their Initial Capital Contributions plus any additional Capital Contributions which have not yet been returned to the respective Member (the “Unreturned Capital Contributions”), in an amount equal to each Member’s Unreturned Capital Contributions; and then

(d)           To the Members, pro rata, in accordance with the Members’ respective Percentage Interests at the time of such liquidation..

The Board of Managers shall use reasonable efforts to cause the proceeds from a liquidation of the Company to be distributed in the same fiscal year in which the sale of the Company’s assets occurs.

                Section 5.4.           MANDATORY TAX DISTRIBUTIONS.  In order to permit the Members to pay taxes on Company taxable income, the Company shall, to the extent of Available Cash, distribute cash at least annually and no later than 75 days after the end of a Fiscal Year, an amount which, at the time of such distribution, when added to all prior distributions pursuant to this Section 5.4, equals the cumulative maximum tax payable by an individual taxpayer at the highest combined marginal tax rates of federal and state income taxes imposed on resident individuals in the United States on the taxable income of the Company.  Such distribution shall be made ratably to the Members in proportion to their respective Member Percentages.

Article VI.
duration of business; termination

                Section 6.1.           DURATION OF COMPANY.  The Company shall continue until the earlier of:

(a)           The decision of the Board of Managers to dissolve the Company;

(b)           The expiration of the term of the Company set forth in Section 1.4 hereof; or

(c)           The sale or other disposition of all Company Property and the distribution of all sales proceeds resulting therefrom to the Members in accordance with this Agreement.

                Section 6.2.           DEATH, ETC., OF MEMBER.  The Company shall not be dissolved upon the death, insanity, total disability, bankruptcy, dissolution or withdrawal of any Member, or by the assignment by any Member of all of the Membership Units or Economic Interest in the Company.

                Section 6.3.           LIQUIDATION.  In the event of termination of the Company:

(a)           The Board of Managers shall wind up the affairs of the Company, shall sell all the Company assets as promptly as is consistent with obtaining the fair value thereof, and shall apply and distribute the proceeds of liquidation in the following order of priority:

(i)            To the payment of debts and liabilities of the Company (including to Members to the extent otherwise permitted by law) and the expenses of liquidation; then

(ii)           To the setting up of such reserves as the Board of Managers winding up the Company’s affairs may reasonably deem necessary or appropriate for any dispute, contingent or unforeseen liabilities or obligations of the Company; then

(iii)          The remainder to the Members in accordance with Section 5.3 above.

(b)           Each Member shall look solely to the assets of the Company for the return of the Member’s capital contribution, and if the Company Property remaining after payment or discharge of the debts and liabilities of the Company is insufficient to return the contributions of each Member, a Member shall have no recourse against any other Member(s).

(c)           The proceeds of liquidation shall be distributed to the Members pursuant to Section 5.3 hereof.

(d)           Upon the liquidation of the Company, if any Member has a Deficit Balance in the Member’s Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year in which such liquidation occurs), that Member shall have no obligation to make any contributions to the capital of the Company with respect to such deficit and such deficit shall not be considered a debt owed to the Company or any other person or entity for any purpose whatsoever.

Article VII.
RIGHTS AND DUTIES OF MEMBERS

Section 7.1.           LIABILITIES OF MEMBERS.  No Member shall be obligated to make capital contributions to the Company except as provided in Article III.  No Member shall have any personal liability with respect to the liabilities or obligations of the Company except as provided in Article III.  Failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities or obligations of the Company.

Section 7.2.           LIMITATIONS ON POWERS OF MEMBERS.  Except as expressly authorized by this Agreement, no Member may, directly or indirectly, (a) resign, retire or withdraw from the Company, (b) dissolve, terminate or liquidate the Company, (c) petition a court for the dissolution, termination or liquidation of the Company, or (d) cause any property of the Company to be subject to the authority of any court, trustee or receiver (including suits for partition and bankruptcy, insolvency, and similar proceedings).

Section 7.3.           PROHIBITION AGAINST PARTITION.  Each Member irrevocably waives any and all rights the Member may have to maintain an action for partition with respect to any property of the Company.

Article VIII.
meetings of members

Section 8.1.           ANNUAL MEETING.  The annual meeting of the Members shall be held between January 1st and December 31st of each year, on such date and at such hour as may be specified in the Notice of Meeting or in a duly executed Waiver of Notice thereof, for the purpose of electing Managers to serve for the ensuing year and the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday in the State of Texas, such meeting shall be held on the next succeeding business day.

Section 8.2.           SPECIAL MEETING.  Special meetings of the Members, for any purpose or purposes, may be called by the President or by a majority of the Board of Managers or by any Member owning Membership Units in the Company.

Section 8.3.           PLACE OF MEETING.  The Board of Managers may designate any place, either within or without the State of Delaware, unless otherwise prescribed by statute, as the place of meeting for any annual or special meeting of Members. If no designation is made by the Board of Managers, the place of meeting shall be the principal office of the Company in the State of Texas.

Section 8.4.           NOTICE OF MEETING.  Written or printed notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each Member of record entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by first-class mail, by or at the direction of the President or the Secretary or by the Members calling the meeting. If mailed, such notice shall be deemed to be delivered at the earliest date of the following:  (a) when received; (b) five days after its deposit in the United States mail addressed to the Member at his address as it appears on the records of the Company, with the postage thereon prepaid; or (c) on the date shown on the return receipt if sent by registered or certified mail, return receipt requested.

Section 8.5.           WAIVER OF NOTICE.  Members may waive notice of a meeting before or after the date and time specified in the written notice of meeting. All waivers of notice must be in writing, be signed by the Member entitled to the notice and be delivered to the Company for inclusion in the appropriate records. None of the business to be transacted at, nor the purpose of, a Members’ meeting must be specified in a written waiver of notice. Attendance of a Member at a meeting shall constitute a waiver of notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

Section 8.6.           FIXING OF RECORD DATE.  The Board of Managers may fix a date, not less than ten (10) nor more than sixty (60) days before the date set for any meeting of the Members, as the record date as of which the Members of record entitled to notice of and to vote at such meeting and any adjournment thereof shall be determined.

Section 8.7.           QUORUM.  A majority of the Membership Units of the Company, represented in person or by proxy, shall constitute a quorum at a meeting of the Members.  When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and any business may be transacted at the adjourned meeting that might have been transacted at the original date of the meeting. If, however, after the adjournment, the Board of Managers fix a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given in compliance with 4.0 to each Member of record on the new record date entitled to vote at such meeting. After a quorum has been established at a Members’ meeting, the subsequent withdrawal of Members, so as to reduce the Membership Units entitled to vote at the meeting below the percentage required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof.

Section 8.8.           PROXIES.  Every Member entitled to vote at a meeting of Members or to express consent or dissent without a meeting, or his duly authorized attorney-in-fact, may authorize another person or persons to act for him by proxy. The proxy must be executed in writing by the Member or his duly authorized attorney-in-fact. Such proxy shall be filed with the Company before or at the time of such meeting or at the time of expressing such consent or dissent without a meeting. No proxy shall be valid after the expiration of eleven (11) months after the date thereof unless provided otherwise in the proxy.

Section 8.9.           VOTING OF MEMBERSHIP UNITS.  Except as provided in 6.0, each Member shall be entitled to one (1) vote per one (1) Membership Unit (and a corresponding fractional vote for each fraction of a Membership Unit) upon each matter submitted to a vote at a meeting of the Members. If a quorum is present, the affirmative vote of the Members owning a majority of the Membership Units represented at the meeting and entitled to vote on the subject matter shall be the act of the Members unless a greater percentage is required by the Delaware Statutes, this Agreement or the Company’s Certificate of Formation.

Section 8.10.         VOTING OF MEMBERSHIP UNITS BY CERTAIN HOLDERS.  Membership Units standing in the name of a corporation may be voted by the officer, agent or proxy designated by the bylaws of the corporate Member or, in the absence of any applicable bylaws, by such person as the managers of the corporate Member may designate. Proof of such designation may be made by presentation of a certified copy of the bylaws or other instrument of the corporate Member. In the absence of any such designation or, in case of conflicting designation by the corporate Member, the chairman of the board, the president, any vice president, the secretary, and the treasurer of the corporate Member shall be presumed to possess, in that order, authority to vote such Membership Units.

Membership Units held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such Membership Units into his name.

Membership Units standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote Membership Units held by him without a transfer of such Membership Units into his name.

Membership Units standing in the name of a receiver may be voted by such receiver, and Membership Units held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name, if authority so to do be contained in an appropriate order of the court by which such receiver was appointed.

A Member whose Membership Units are pledged shall be entitled to vote such Membership Units until the Membership Units have been transferred into the name of the pledgee, and thereafter the pledgee or his nominee shall be entitled to vote the Membership Units so transferred only in the event the pledgee becomes a Substituted Member (as defined in Section 12.3 hereinbelow).

Section 8.11.        ACTION BY WRITTEN CONSENT OR TELEPHONE CONFERENCE

(a)           Any action required or permitted to be taken at any meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by Members having not less than the minimum number of Membership Units necessary to authorize or take such action at a meeting at which all Members entitled to vote were present and voted.  A telegram, telex, cablegram or similar transmission by a Member, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Member, shall be regarded as signed by the Member for purposes of this Section 8.11.  Prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given to those Members who did not consent in writing to the action.

(b)           The record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office, its principal place of business or the Board of Managers.

(c)           Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can speak to and hear each other.  Participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 8.12.         ANNUAL REPORTS, ETC..  The Company shall file any necessary reports with the State of Delaware and pay the annual tax for Limited Liability Companies to the State of Delaware.

Article IX.
BOARD OF MANAGERS

Section 9.1.           MANAGEMENT AND CONTROL.  The management and control of the Company shall be vested in the Board of Managers.  The Board of Managers shall have, except as specifically limited in this Agreement, full and exclusive authority in the management and control of the Company, and shall have all the rights and powers which are otherwise conferred by law or are necessary or advisable for the discharge of their duties and the management of the business and affairs of the Company.

Section 9.2.           NUMBER AND ELECTION.  The Board of Managers shall consist of three Managers (unless it has only two Managers as a result of the last two sentences of this paragraph).  Managers shall be elected as follows:  Members holding Class A Units shall have the right to elect one Manager, Members holding Class B Units shall have the right to elect one Manager, and Larry Buffington shall serve as a Manager.  In the event of the death, resignation or removal of a Manager, the Member who elected such Manager may elect a successor Manager.  Notwithstanding the foregoing, in the event that Larry Buffington ceases to be actively employed by the Company on a full-time basis as the Company’s principal executive officer, then as of the date of such cessation, he shall cease to serve as a Manager, and the size of the Board of Managers will thereupon be reduced to two Managers.  In addition, Larry Buffington shall not have the right to serve as a Manager during any period of time during which he is serving as an officer or employee of Liquidmetal Technologies, Inc. (“LMT”)).  The Member holding Class A Units hereby elects John Kang to serve as an initial Manager, and the Members holding Class B Units hereby elect Robert Smith to serve as an initial Manager.

Section 9.3.           RESIGNATION.  A Manager may resign at any time by delivering written notice to the Board of Managers or to the Company.  A resignation is effective when notice is delivered unless the notice specifies a later effective date.

Section 9.4.           REMOVAL OF MANAGER.  Each Member may remove its elected Manager, with or without cause, at any time.

Section 9.5.           EXPRESSLY AUTHORIZED RIGHTS AND POWERS.  Without limiting the generality of Section 9.1, but subject to the provisions of Section 9.6, the Board of Managers are expressly authorized on behalf of the Company to:

(a)           elect officers to manage the day-to-day operations of the Company;

(b)           procure and maintain with responsible companies such insurance as may be advisable in such amounts and covering such risks as are deemed appropriate by the Board of Managers;

(c)           take and hold any assets of the Company in the Company name, or in the name of a nominee of the Company;

(d)           execute and deliver on behalf of and in the name of the Company, or in the name of a nominee of the Company, all instruments necessary or incidental to the conduct of the Company’s business;

(e)           protect and preserve the assets of the Company and incur indebtedness;

(f)            sell, dispose of, trade, exchange, convey, quitclaim, surrender, release or abandon, upon terms and conditions which the Board of Managers may negotiate and deem appropriate, personal property of the Company;

(g)           execute and deliver documents and instruments on behalf of the Company in connection with the acquisition and disposition of its assets, and to execute, terminate, modify, enforce, continue or otherwise deal with any Company indebtedness and security interests, to sell Company assets, and to take any other action with respect to agreements made between the Company and a lender or any affiliate thereof, all subject to the limitations of Section 9.6;

(h)           open Company bank accounts in which all Company funds shall be deposited and from which payments shall be made; and

(i)            invest Company funds and working capital reserves.

Section 9.6.           CERTAIN LIMITATIONS.  Notwithstanding the generality of the foregoing, and in addition to other acts expressly prohibited by this Agreement or by law, the Board of Managers, without the prior written consent or approval of the Members holding a Supermajority (as defined in Article XVI) of the issued and outstanding Membership Units, may not cause the Company to do any of the following:

(a)           amend or restate the Certificate of Formation;

(b)           sell, lease, exchange or otherwise dispose of all or substantially all the Company’s property and assets;

(c)           be a party to (i) a merger, (ii) interest exchange or (iii) other transaction affecting the ownership or structure of the Company;

(d)           do any act in contravention of this Agreement;

(e)           do any act which would make it impossible to carry on the ordinary business of the Company, except as expressly provided in this Agreement;

(f)            confess a judgment against the Company;

(g)           file a bankruptcy petition on behalf of the Company;

(h)           execute or deliver any general assignment for the benefit of the creditors of the Company;

(i)            Convert the Company to a Corporation pursuant to Article XIII;

(j)            assign rights in specific Company property for other than a Company purpose; or

(k)           knowingly or willingly do any act (except an act expressly required by this Agreement) which would cause the Company to become an association taxable as a corporation.

Section 9.7.           MEETINGS OF MANAGERS.

(a)           Following Annual Meeting of Members.  In connection with any annual meeting of Members at which Managers were appointed, the Board of Managers may, if a quorum is present, hold its first meeting for the transaction of business immediately after and at the same place as such annual meeting of the Members.  Notice of such meeting at such time and place shall not be required.

(b)           Regular Meetings.  Regular meetings of the Board of Managers shall be held at such times and places as shall be designated from time to time by resolution of the Board of Managers.  Notice of such regular meetings shall not be required after the initial notice of the schedule of meetings.

(c)           Special Meetings.  Special meetings of the Board of Managers may be called by the President or by any Manager on at least forty-eight (48) hours notice to each Manager.  Such notice shall state the purpose or purposes of, or the business to be transacted at, such meeting.

(d)           Attendance and Place of Meeting.  Meetings of the Board of Managers may be held at such place or places as shall be determined from time to time by resolution of the Board of Managers.  The chair of the Board of Managers, if one has been designated by the Board of Managers, shall preside when present at meetings of the Board of Managers.  Attendance of a Manager at a meeting shall be presumed to constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened or unless he or she shall file a written objection to such action with the Person acting as secretary of the meeting before the adjournment thereof on the ground that the meeting is not lawfully called or convened.

(e)           Quorum and Action.  A quorum for the transaction of business of the Board of Managers shall require the presence of a majority of the number of Managers fixed pursuant to Section 9.2 of this Article.  At all meetings of the Board of Managers, business shall be transacted in such order as shall from time to time be determined by resolution of the Board of Managers.  The act of the majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers. A Manager who is present at a meeting of the Board of Managers at which action on any Company matter is taken shall be presumed to have assented to the action unless he or she shall either voice his or her dissent at the meeting or unless he or she shall file a written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof.  Such right to dissent shall not apply to a Manager who voted in favor of such action.

(f)            Action by Written Consent or Telephone Conference.  Any action permitted or required to be taken at a meeting of the Board of Managers or of any committee designated by the Board of Managers may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by a quorum of the Managers as set forth in Section 9.7(e).  Such consent shall have the same force and effect as a vote taken at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent or consents shall constitute attendance or presence in person at a meeting of the Board of Managers or any such committee, as the case may be.  A telegram, telex, cablegram or similar transmission by a person, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a person, shall be regarded as signed by that person for the purposes of this Section 9.7(f).

Subject to the requirements of the Act, the Certificate of Formation or this Agreement, the Board of Managers, or members of any committee designated by the Board of Managers, may participate in and hold a meeting of the Managers or any committee of Managers, as the case may be, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can speak to and hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 9.8.           COMPENSATION.  If approved by the Board of Managers and the Members, one or more Managers, or members of any committee designated by the Board of Managers, may be reasonably compensated for services rendered.  Each Manager and members of any committee designated by the Board of Managers shall be reimbursed for actual expenses incurred in attending meetings.

Article X.
OFFICERS

Section 10.1.         NUMBER.  The Officers of the Company shall be the President, a Secretary and a Treasurer, each of whom shall be elected by the Board of Managers.  Such other Officers and assistant Officers and agents as may be deemed necessary may be elected or appointed by the Board of Managers.  Any two (2) or more offices may be held by the same person.  The Board of Managers hereby elects Larry Buffington as the initial President and Chief Executive Officer of the Company to serve until his successor his duly elected or until his earlier resignation or removal.

Section 10.2.         ELECTION AND TERM OF OFFICE.  The Officers of the Company shall be elected annually by the Board of Managers at the regular meeting of the Managers held after each annual meeting of the Members.  If the election of Officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be.  Each Officer shall hold office until his successor shall have been duly elected and shall have qualified or until his earlier resignation, removal from office or death.

Section 10.3.         REMOVAL AND RESIGNATION.  Any Officer or agent elected or appointed by the Board of Managers may be removed by the Board of Managers with or without cause, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Election or appointment of an Officer or agent shall not of itself create contract rights.  Any Officer of the Company may resign at any time by giving written notice to the Board of Managers.  Any such resignation shall take effect after time specified therein, or, if the time is not specified therein, upon its acceptance by the Board of Managers.

Section 10.4.         VACANCIES.  A vacancy, however occurring, in any office may be filled by the Board of Managers for the unexpired portion of the term.

Section 10.5.         CHAIR.  The Chair of the Board of Managers, if one is elected or appointed, shall preside at all meetings of the Board of Managers and shall have such other powers and duties as may from time to time be prescribed by the Board of Managers, upon written directions given to him or her pursuant to resolutions duly adopted by the Board of Managers.

Section 10.6.         PRESIDENT.  The President shall be the principal executive Officer of the Company and, subject to the control of the Board of Managers, shall in general supervise and control all of the business affairs of the Company.  The President shall, when present, preside at all meetings of the Members and of the Board of Managers, unless the Board of Managers has elected a Chair of the Board of Managers and the Chair is present at such meeting.  The President may sign deeds, mortgages, bonds, contracts, or other instruments which the Board of Managers has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Managers or by this Agreement to some other Officer or agent of the Company, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties as from time to time may be assigned to him by the Board of Managers.

Section 10.7.         VICE PRESIDENTS.  If a Vice-President is elected or appointed, in the absence of the President or in the event of his death, inability or refusal to act, the Vice-President shall have the duties of the President, and when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President.  The Vice-President shall perform such other duties as from time to time may be assigned to him by the President or the Board of Managers.

Section 10.8.         SECRETARY.  The Secretary shall:  (a) keep the minutes of all the meetings of the Members and the Board of Managers in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (c) be custodian of the Company records; (d) keep a register of the post office address of each Member; (e) have general charge of the Membership Unit transfer books of the Company, if the Company issues certificates representing such Membership Units; and (f) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President or by the Board of Managers.

Section 10.9.         TREASURER.  The Treasurer shall:  (a) have charge and custody of and be responsible for all funds and securities of the Company; receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies or other depositories as shall be selected by the Board of Managers; and (b) in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President or by the Board of Managers.  If required by the Board of Managers, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Managers shall determine.

Section 10.10.      SALARIES.  The salaries of the Officers shall be fixed from time to time by the Board of Managers and no Officer shall be prevented from receiving such salary by reason of the fact that he is also a Manager of the Company.

Article XI.
INDEMNIFICATION OF MEMBERS, MANAGERS AND DIRECTORS

Section 11.1.         RIGHT TO INDEMNIFICATION.  The Company shall indemnify the Members, Managers and Officers to the fullest extent allowed by law from all claims brought by third parties relating to or arising out of the Company’s business.  The Company shall indemnify and hold harmless the Members, Managers and Officers to the fullest extent permitted or authorized by the Act or future legislation or by current or future judicial or administrative decision (but, in the case of future legislation or decision, only to the extent that it permits the Company to provide broader indemnification rights than permitted prior to the legislation or decision), against all fines, liabilities, settlements, losses, damages, costs and expenses, including attorneys’ fees, asserted against the Member, Manager and/or Officer or incurred by any of them in their capacity as Member, Manager and/or Officer or arising out of their status as Member, Manager an/or Officer, as the case may be.  The foregoing right of indemnification shall not be exclusive of other rights to which those seeking indemnification may be entitled.  The Company may maintain insurance, at its expense, to protect itself and the indemnified persons against all fines, liabilities, costs and expenses, including attorneys’ fees, whether or not the Company would have the legal power to indemnify him directly against such liability.

Section 11.2.         ADVANCES.  Costs, charges and expenses (including attorneys’ fees) incurred by a person referred to in Section 11.1 in defending a civil or criminal suit, action or proceeding shall be paid by the Company in advance of the final disposition thereof upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by the Company as authorized by this Article.

Section 11.3.         SAVINGS CLAUSE.  If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless the Members, Managers, Officers or any other person indemnified pursuant to this Article XI as to costs, charges and expenses (including attorneys’ fee), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article XI that shall not have been invalidated and to the fullest extent permitted by applicable law.

Article XII.

ASSIGNMENT OF MEMBERSHIP UNITS

Section 12.1.        GENERAL RESTRICTION ON ASSIGNMENT.  Except as expressly permitted hereunder, no Member or Economic Interest Owner may Transfer all or any portion of, or any interest or rights in, their Membership Units or Economic Interest without the prior written consent of the Board of Managers (excluding Managers who are Affiliates of the transferring Member) (the “Non-Affiliated Managers”) or, if there are no Non-Affiliated Managers, then the consent of all of the Members other than the transferring Member (the “Non-Affiliated Members”).  Each Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members.

The Transfer of any Membership Units or Economic Interests in violation of the prohibition contained in this Section 12.1 shall be deemed invalid, null and void, and of no force and effect.  Any Person to whom Membership Units are attempted to be Transferred in violation of this Section 12.1 shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive distributions from the Company or have any other rights in or with respect to the Membership Units.  Any person to whom an Economic Interest is attempted to be transferred in violation of this Section 12.1 shall not be entitled to receive distributions from the Company or have any other rights in or with respect to the Economic Interest.

For purposes of this Agreement, the term “Transfer”, or “ Transferred”, when used in this Agreement with respect to the Membership Units or Economic Interests, includes a sale, assignment, gift, pledge, encumbrance or any other disposition, whether voluntary, by operation of law or otherwise, and “transferee” and “transferor” have corresponding meanings. Further, any such proposed Transfer must be accomplished by written instrument satisfactory in form and content to the Non-Affiliated Managers or Non-Affiliated Members (as the case may be), accompanied by such assurances of genuineness and effectiveness of signatures and the obtaining of any governmental approvals or legal opinions as the Non-Affiliated Managers or Non-Affiliated Members (as the case may be) may reasonably require and payment of any reasonable costs of transfer as the Non-Affiliated Managers or Non-Affiliated Members (as the case may be) may require and all transfer taxes as may be imposed.

In the event of a “change of control” (as defined hereinbelow) of the Class A Holder, the Class C Holder shall be deemed to have made an offer to sell all of his Membership Units and Economic Interests to the Company immediately prior to the effectuation of the change of control in accordance with the terms of Section 12.2 hereinbelow; provided, however, that for purposes of this provision, the per Membership Unit purchase price for the Offered Interest shall be the Fair Market Value (as defined in Article XVI hereinbelow) of the Offered Interest and the terms of payment shall be the payment terms set forth in Section 12.2(d) below.  For purposes of this provision, the term “change of control” shall mean a transaction or series of transactions (related or unrelated) which result in the Class A Holder no longer owning, immediately after such transaction or series of transactions, in excess of fifty percent (50%) (determined by vote and value) of the issued and outstanding equity securities or beneficial interests of the Company.

Section 12.2.        RIGHT OF FIRST REFUSAL.  In addition to the general restrictions contained in Section 12.1 above, no Member or Economic Interest Owner may voluntarily Transfer any right, title or interest in its Membership Units or Economic Interest, or any part thereof, to any Person, unless the Member or Economic Interest Owner desiring to make the transfer, hereinafter referred to as the “Transferor”, shall (a) have received a bona fide written offer to purchase such interest in the Company by an unrelated third party (the “Proposed Transferee”) and (b) have made an offer to tender to the Company for redemption all of the Transferor’s interest in the Company which the Transferor desires to sell, give or otherwise transfer to the Proposed Transferee (the “Offered Interest”) in the manner hereinafter described in this Section 12.2, and the offer shall not have been accepted.

(a)           Offer by Transferor.  The offer by a Transferor shall be given in writing to the Company and shall be accompanied by a copy of the written offer, proposal or contract, between the Transferor and the Proposed Transferee (hereinafter referred to as the “Written Offer”), and shall set forth the nature of the transaction (whether sale, gift, or other transfer), the name and address of the Proposed Transferee and the terms of the transaction, including an identification of the interest involved, the number of Membership Units involved, the purchase price, and the payment terms (hereinafter referred to as the “Proposed Transaction”).  The offer by the Transferor shall consist of an offer to tender to the Company for redemption all of the Offered Interest at the price and upon the terms set forth in this Section 12.2 below.

(b)           Exercise of Option.  Within fifteen (15) days after the receipt of the offer, the Company shall have the option, but not the duty, to redeem all or any portion of the Offered Interest; provided, however, that the Company’s decision to accept or reject the offer shall be made by a vote of a majority of the Non-Affiliated Managers or, if there are no Non-Affiliated Managers, then by a Majority Vote of the Non-Affiliated Members.  The election to redeem shall be exercised by the giving of notice thereof to the Transferor.

The notice of exercise of option shall specify a date for the closing of the redemption of the Offered Interest (hereinafter referred to as the “Closing” or the “Closing Date”), which shall not be less than thirty (30) days nor more than sixty (60) days after the expiration of the time within which the Company may exercise its option.

(c)           Redemption/Purchase Price.  If the Company elects to redeem all of the Offered Interest, the price for each Membership Unit of the Offered Interest shall be the price per Membership Unit set forth in the Written Offer.

(d)   Payment of Redemption/Purchase Price.  Upon any redemption under this Section 12.2, the redemption price shall be paid in accordance with the terms provided in the Written Offer.

(e)           Closing.  The Closing of a purchase under this Section 12.2 shall take place at the principal office of the Company on a date specified in writing in the written acceptance by the Company to the Transferor, unless the Transferor and the Company otherwise mutually agree on another place or date.  At the Closing, the Transferor shall deliver, in exchange for the total purchase price, whether in cash or partially in cash and partially by promissory notes, as the case may be, the certificate, if any, representing the Offered Interest being transferred, duly endorsed, and such other documents as shall be necessary and reasonably required to conclude the transfer.

(f)            Release from Restriction.  If the Transferor’s offer to tender or sell is not accepted by the Company as to the entire interest of the Transferor, the Transferor may make a transfer to the prospective bona fide transferee of the entire Offered Interest, the transfer to be made only in strict accordance with the terms of the Written Offer.  If the Transferor shall fail to make the transfer within thirty (30) days following the expiration of the time hereinabove provided for the exercise of the election to purchase by the Company, the Membership Units of the Transferor shall again be subject to all the restrictions of this Agreement.

(g)           Continuance of Restrictions Upon Subsequent Owners.  In the event the Transferor makes a bona fide transfer of the Offered Interest under the provisions of this Section 12.2, then the Offered Interest transferred to the Proposed Transferee shall be subject to all the provisions of this Agreement.  No Membership Units or Economic Interest shall be transferred on the books of the Company and no certificate evidencing such Membership Units or Economic Interest shall be issued to the Proposed Transferee unless and until the Proposed Transferee has executed a counterpart to this Agreement, the original of which shall be retained as part of the Company’s records.  Failure of the Proposed Transferee to execute a counterpart of this Agreement, however, shall not affect the applicability of this Agreement to the Offered Interest, it being the intention of each Member and the Company that any and all subsequent owners of Membership Units and Economic Interests voluntarily transferred shall only receive and own the Membership Unit or Economic Interest subject to the same restrictions upon transfer and encumbrance as set forth in this Agreement, to which the Transferor was subject, including, without limitation, all of the provisions of this Article XII.

Section 12.3.        INVOLUNTARY TRANSFER.  In the event any Membership Units or Economic Interest are the subject of an involuntary Transfer, whether due to bankruptcy, assignment for benefit of creditors, judicial order, legal process, divorce, execution, attachment, enforcement of a pledge or other encumbrance, or otherwise (hereinafter referred to as the “Affected Interest”), the Member or Economic Interest Owner owning the Affected Interest shall be deemed to have made, immediately prior to such involuntary transfer, an offer first to tender to the Company for redemption all of the Affected Interest in the manner hereinafter described in this Section 12.3.  There shall be no obligation or requirement that the Company redeem any of the Affected Interest under this Section 12.3, any redemption of the Affected Interest being solely upon election to do so.  The Company may redeem all or any portion of the Affected Interest.

(a)           Exercise of Option.  If the Company elects to redeem all or any portion of the Affected Interest in accordance with this Section 12.3, the Company shall serve notice in writing of its election upon the Member owning the Affected Interest and the creditor(s) of the Member, spouse (in the event of a divorce) or other person or entity who is to be the recipient of the Affected Interest (hereinafter referred to collectively as the “Transferor”) within ninety (90) days after the Board of Managers shall have received actual notice of the involuntary transfer.  The Company’s decision to accept or reject the offer shall be made by a majority vote of the Non-Affiliated Managers or, if there are no Non-Affiliated Managers, then by a Majority Vote of the Non-Affiliated Members.

The notice of exercise of option shall specify a date for the closing of the redemption of the Affected Interest (hereinafter referred to as the “Closing” or the “Closing Date”), which shall not be less than thirty (30) days nor more than ninety (90) days after the expiration of the time within which the Company may exercise its option.

(b)           Redemption/Purchase Price.  If the Company elects to redeem all or any portion of the Affected Interest, the price for each Membership Unit of the Affected Interest shall be the lesser of: (i) the Fair Market Value (as defined in Article XVI hereinbelow) of the Affected Interest, or (ii) the total amount, including acquisition costs, if any, which had been due to the creditor of the Member who was to be the recipient of the Affected Interest.

(c)           Payment of Redemption/Purchase Price.  Upon any redemption under this Section 12.3, the redemption price shall be paid in the same manner provided in Section 12.2(d) above.

(d)           Closing.  The closing of a purchase under this Section 12.3 shall take place at the principal office of the Company on a date specified in writing in the written acceptance by the Company to the Transferor, unless the Transferor and the Company otherwise mutually agree on another place or date.  At the Closing, the Transferor shall deliver, in exchange for the total purchase price, whether in cash or partially in cash and partially by promissory notes, as the case may be, the certificate, if any, representing the Affected Interest being transferred, duly endorsed, and such other documents as shall be necessary and reasonably required to conclude the transfer.

(e)           Continuance of Restrictions Upon Transferor.  In the event the “deemed offer” of the Transferor is not accepted by the Company as to all of the Affected Interest, then the portion of the Affected Interest not redeemed under this Section 12.3 may be transferred to the transferee/creditor subject to all of the provisions of this Agreement.  The transferee/creditor shall execute a counterpart of this Agreement, the original of which shall be retained as part of the Company’s records.  The failure of the transferee/creditor to execute a counterpart to this Agreement shall not affect the applicability of this Agreement to the Affected Interest, it being the intention of each Member and the Company that any and all subsequent owners of Membership Units or Economic Interests acquired pursuant to an involuntary transfer shall only receive and own the Membership Units or Economic Interests subject to the restrictions upon transfer and encumbrance as set forth in this Agreement to which the Original Member was subject.

Section 12.4.        TERMINATION OF EMPLOYMENT.  In the event that Larry Buffington’s (“Buffington”) employment with the Company is terminated for any reason (including but not limited to death, voluntary severance or permanent disability) (the “Terminating Event”), then the Company may redeem, within six (6) months after the Terminating Event, all of the Class C Units in the Company owned by Buffington on the following terms:

(a)           For twenty-percent (20%) of the Fair Market Value (as defined in Article XVI hereinbelow) of the Class C Units owned by Buffington if the Terminating Event occurs within one year of the effective date of this Agreement;

(b)           For forty-percent (40%) of the Fair Market Value (as defined in Article XVI hereinbelow) of the Class C Units owned by Buffington if the Terminating Event occurs within the second year after the effective date of this Agreement;

(c)           For sixty-percent (60%) of the Fair Market Value (as defined in Article XVI hereinbelow) of the Class C Units owned by Buffington if the Terminating Event occurs within the third year after the effective date of this Agreement;

(d)           For eighty-percent (80%) of the Fair Market Value (as defined in Article XVI hereinbelow) of the Class C Units owned by Buffington if the Terminating Event occurs within the fourth year after the effective date of this Agreement.

(e)           For the Fair Market Value (as defined in Article XVI hereinbelow) of the Class C Units owned by Buffington if the Terminating Event occurs within or after the fifth year after the effective date of this Agreement.

The redemption price shall be paid within ninety (90) days after the Company notifies Buffington or his successor of the election to redeem his Class C Units.  The redemption price shall be paid in cash to the extent it will not impair the operations of the Company, and the balance shall be paid by a promissory note payable on the first anniversary of the Termination Event with interest at Prime Rate published in the Wall Street Journal, adjusted quarterly.

Section 12.5.        WITHDRAWALS.  No Member may withdraw from the Company, except upon the prior written consent of the Board of Managers.

Section 12.6.        RIGHTS OF ASSIGNEE OF MEMBERSHIP UNITS.  Unless the assignee of a Membership Unit is admitted as a Substituted Member as provided in Section 12.7, the assignee will be merely an Economic Interest Owner, and the assignee’s rights shall be limited to sharing in the profits to which the assignor would otherwise have been entitled and to receiving the assignor’s share of any proceeds and an accounting upon dissolution.  The assignee shall have no right to vote on Company matters, exercise any purchase rights granted to Members hereunder, inspect Company books and records or otherwise participate in Company affairs and the interest of the assignee shall be disregarded for purposes of determining whether Members owning the required Membership Units have voted on any matter requiring a vote of the Members or in determining the total of the Membership Units outstanding for voting purposes.  For example, in the event a judgment creditor obtains a charge against a Member’s Membership Unit, pursuant to Section 608.433(4) of the Act, or any successor provision, then unless the judgment creditor is admitted as a Substituted Member, the judgment creditor will be merely an Economic Interest Owner and will not acquire any other rights of a Member.  All remaining rights and interest in the Membership Units which were owned by the Transferring Member immediately prior to the Transfer and that were associated with the assigned Economic Interest (including, without limitation, the rights of the Transferring Member to participate in the management and affairs of the Company) shall immediately lapse until the Managers, in their sole discretion, reinstate such rights to the Economic Interest Owner or to a successor or transferee of such Economic Interest Owner.

Section 12.7.        SUBSTITUTED MEMBER.  An assignee of the whole or any portion of a Member’s Membership Interests in the Company, validly assigned under this Article XII, may become a Substituted Member in the place of his assignor(s), to the extent of the Membership Interests validly assigned, if all of the following conditions are satisfied:

(a)           A fully executed and acknowledged written instrument of assignment has been filed with the Company which sets forth the intention of the assignor(s) that the assignee become a Substituted Member in his/their place, to the extent of the Membership Interests assigned.

(b)           The assignee executes, acknowledges and delivers to the Managers a written acceptance and adoption of the provisions of this Agreement, in form and substance acceptable to the Managers in their sole discretion.

(c)           The assignee pays a transfer fee to the Company in an amount sufficient to cover all reasonable expenses connected with the admission of such person as a Substituted Member.

Section 12.8.        SECURITIES LAWS.  The Membership Units have not been registered under the Federal or state securities laws of any state and, therefore, may not be resold unless appropriate Federal and state securities laws, as well as the other provisions of this 25 have been complied with.

Section 12.9.        INVALID TRANSFER.  No Transfer of a Membership Unit or Economic Interest that is in violation of this Article XII shall be valid or effective, and the Company shall not recognize any improper transfer for the purposes of making allocations, payments of profits, return of capital contributions or other distributions with respect to such Membership Unit or Economic Interest.  The Company may enforce the provisions of this Article XII either directly or indirectly or through its agents by entering an appropriate stop transfer order on its books or otherwise refusing to register or transfer or permit the registration or transfer on its books of any proposed transfers not in accordance with this Article XII.

Section 12.10.      DISTRIBUTIONS AND ALLOCATIONS IN RESPECT OF A TRANSFERRED INTEREST.  If any Member Transfers any part of a Membership Unit or Economic Interest in the Company during any accounting period in compliance with the provisions of this Article XII, Company income, gain, deductions and losses attributable to such interest for the respective period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the applicable accounting period in accordance with Code section 706(d), using the daily proration method.  All Company distributions on or before the effective date of such transfer shall be made to the transferor and all such Company distributions thereafter shall be made to the transferee.  Solely for purposes of making Company tax allocations and distributions, the Company shall recognize a transfer on the day following the day of transfer.  Neither the Company nor any Member shall incur any liability for making Company allocations and distributions in accordance with the provisions of this Section 12.10.

Section 12.11.      DRAG-ALONG RIGHTS.  Notwithstanding anything in this Agreement to the contrary, in the event that either the Class A Holders or the Class B Holders elect to sell all of their Membership Units in a single transaction to a bona fide third party purchaser, either the Class A Holders or the Class B Holders, as the case may be, may require all of the other Members (the “Affected Members”) to sell all of their Membership Units for the same price and on the same terms as those to be received by either the Class A Holders or the Class B Holders, as the case may be.  In such case, the provisions of Sections 12.1 and 12.2 hereof shall not apply to such Transfer and the Affected Members shall be deemed to have made an offer to sell all of their Membership Units on such terms and conditions as those under which either the Class A Holder or the Class B Holder, as the case may be, will sell its Membership Units; provided, however, that the Affected Members shall have no liability regarding any representations made by either the Class A Holder or the Class B Holder, as the case may be, except representations relating to the Affected Members’ ownership of the Membership

Units, their ability to deliver marketable title to such Membership Units and similar representations.

(b)           Notwithstanding anything in this Agreement to the contrary, in the event that either the Class A Holders or the Class B Holders elect to sell all of their Membership Units in a single transaction to a bona fide third party purchase, either the Class A Holders or the Class B Holders, as the case may be, shall require the bona fide third party purchaser to offer to the Affected Members to purchase all their Membership Units for the same price and on the same terms as those to be received by either the Class A or the Class B Holders, as the case may be.  If the third party purchaser will not make such offer to the Affected Members, then the Class A Holders or the Class B Holders, as the case may be, shall not be allowed to sell their Membership Units to such third party purchaser.

Section 12.12.      APPLICABILITY OF PROVISIONS TO CLASS A HOLDERSThe provisions of Sections 12.1 and 12.2 shall not apply to the Membership Units owned by any Class A Holder, and any Class A Holder may transfer any or all of its Membership Units without the consent of the Board of Managers or the Members, subject to the provisions of Section 12.12(b) below.

(b)           At any time a Class A Holder reasonably anticipates that it has a good faith desire to sell some or all of its Membership Units, such Class A Holder shall notify the Class B Holders of that desire and determine whether the Class B Holders have an interest in purchasing all the Membership Units owned by such Holders (the “Offered Units”).  If the Class B Holders, or any of them, have such an interest, they shall make an offer to purchase the Offered Units, and the parties will negotiate in good faith to enter into a definitive purchase agreement with respect thereto.  If the parties have not entered into a definitive purchase agreement within ninety (90) days after the original notice from the Class A Holder, the Class A Holder may offer and sell the Offered Units to a third party purchaser (the “Third Party Purchaser”).  If the Class A Holder shall fail to locate a Third Party Purchaser to purchase the Offered Units within one hundred eighty (180) days following the expiration of the time hereinabove provided for, the Offered Units shall again be subject to all the restrictions of this Agreement.

(c)           Continuance of Restrictions Upon Subsequent Owners.  In the event a Class A Holder sells the Offered Units to a Third Party Purchaser under the provisions of this Section 12.12, then the Offered Units transferred to the Third Party Purchaser shall be subject to all the provisions of this Agreement.  No Membership Units or Economic Interest shall be transferred on the books of the Company and no certificate evidencing such Membership Units or Economic Interest shall be issued to the Third Party Purchaser unless and until the Third Party Purchaser has executed a counterpart to this Agreement, the original of which shall be retained as part of the Company’s records.  Failure of the Third Party Purchaser to execute a counterpart of this Agreement, however, shall not affect the applicability of this Agreement to the Offered Units, it being the intention of each Member and the Company that any and all subsequent owners of Membership Units and Economic Interests voluntarily transferred shall only receive and own the Membership Units or Economic Interests subject to the same restrictions upon transfer and encumbrance as set forth in this Agreement, to which the Class A Holder was subject, including the applicable provisions of this Article XII.

(d)           With the exception of the application of Sections 12.1 and 12.2 to any Class A Holder, any transfer by any Class A Holder of any or all of its Membership Units shall be subject to the remaining Sections of this Article XII.

Article XIII.
CONVERSION TO CORPORATE SOLUTION

Subject to Section 9.6, the Board of Managers shall have the power and authority to effect the conversion of the Company’s business form from a limited liability company to a corporation (for any reason whatsoever, including without limitation, a public offering of the Company’s Capital Securities) or the merger of the Company with or into a new or previously-established but dormant corporation having no assets or liabilities, debts or other obligations of any kind whatsoever other than those associated with its formation and initial capitalization (such a conversion or merger is referred to as a “Conversion” and such corporation is referred to as “Newco”).

Upon the consummation of a Conversion, the Units held by each holder thereof shall thereupon be converted into a number of shares of Newco’s Capital Securities containing the economic and other terms and rights relative to each other holder of Units as the Board of Managers shall determine to be as nearly as practicable in all material respects the same as such holder’s Units as provided herein.  The Board of Managers’ determination of the class (and the terms thereof and rights associated therewith) and number of shares of Newco Capital Securities that each Member receives upon a Conversion shall be final and binding on the holders of Units absent manifest arithmetic error.

In connection with a Conversion, each Member hereby covenants and agrees to take any and all such action and execute and deliver any and all such instruments and other documents as the Board of Managers may reasonably request in order to effect or evidence such Conversion.  Without limiting the generality of the foregoing, no Member shall have or be entitled to exercise any dissenter’s rights, appraisal rights or other similar rights in connection with such Conversion.

Article XIV.
BOOKS AND RECORDS

Section 14.1.        BOOKS AND RECORDS.  The Board of Managers shall keep or cause to be kept complete books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business.  These and all other records of the Company, including information relating to the Company’s activities, information with respect to the sale by a Member or any Affiliate of goods or services to the Company, and a list of the names and business addresses of all Members shall be kept at the offices of the Company, or at such other location as may be determined by the Board of Managers, and shall be available for examination there by any Member, or his duly authorized representative, at reasonable times upon reasonable notice.  Any Member, or his duly authorized representative, upon paying the costs of collection, duplication and mailing, shall be entitled to a copy of the list of names and addresses of the Members.  The books and records shall be maintained in accordance with sound accounting practices.

The Company will also cause Liquidmetal Coatings Solutions, LLC, a Delaware limited liability company (“LMCS”), its wholly owned subsidiary, to keep complete books and records in the same manner as required above.

Section 14.2.        CUSTODY OF MEMBER FUNDS; BANK ACCOUNTS

(a)           The Board of Managers shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the immediate possession or control of the Board of Managers.  The funds of the Company shall not be commingled with the funds of any other person and the Board of Managers shall not employ, or permit any other person to employ, such funds in any manner except for the benefit of the Company.

(b)           All funds of the Company not otherwise invested shall be deposited in one or more accounts maintained in such banking institutions as the Board of Managers shall determine, and withdrawals shall be made only in the regular course of Company business on such signature or signatures as the Board of Managers may, from time to time, determine.

Section 14.3.        ACCOUNTANTS.  The accountants for the Company shall be such certified public accountants as shall be selected by the Board of Managers.

Section 14.4.        SECTION 754 ELECTION.  In the event of a distribution of Company Property (other than money) to a Member or upon a transfer of all or any part of the Membership Units of a Member, the Board of Managers may in their sole and absolute discretion, upon the written request of the Member receiving the distribution or the transferee of the Membership Units, as the case may be (the “Electing Member”), elect pursuant to Section 754 of the Code, to adjust the basis of the Company’s property in the manner provided in Sections 734 and 743 thereof, respectively.  Each Member agrees to furnish the Company with all information necessary to give effect to such election.  The election will be filed with the Company information tax return for the first taxable year to which the election applies.  If the Board of Managers decide to make the Section 754 election, the Electing Member will be responsible for all additional accounting costs incurred by the Company as a result of the Electing Member’s request to make the election under Code Section 754.

Section 14.5.        FISCAL YEAR.  The fiscal year of the Company shall be the calendar year.

Section 14.6.        TAX MATTERS PARTNER.  LMT shall be the “Tax Matters Partner” of the Company for purposes of Section 6231(a)(7) of the Code.  The Tax Matters Partner shall have the power and authority, subject to the review and control of the Board of Managers, to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes. The Tax Matters Partner may be removed, and a new Tax Matters Partner appointed, by the Board of Managers in accordance with the Code and the Treasury Regulations.

Section 14.7.        ANNUAL FINANCIAL STATEMENTS AND TAX RETURN INFORMATION.  The Company shall provide to C3 Capital Partners, L.P. (“C3”), and C3 Capital Partners II, L.P. (“C3 II”), as soon as available, and, in any event, within one hundred and twenty (120) days after the end of each fiscal year of the Company, beginning with the fiscal year ending December 31, 2007, a copy of the annual consolidated financial statements of the Company and LMCS for such fiscal year containing balance sheets, statements of income, retained earnings and cash flows at the end of such fiscal year, in each, except for the fiscal year ending December 31, 2007, setting forth in comparative form the figures for the preceding fiscal year (if any), all in reasonable detail and audited and certified by independent certified public accountants of recognized standing reasonably acceptable to C3 and C3 II, to the effect that such report has been prepared in accordance with GAAP.  Within ninety (90) days after the end of each Tax year, Company shall provide sufficient information with respect to the Company for such Tax year necessary for C3 and C3 II to prepare their federal, state and local income Tax Returns.  The Company shall provide copies of the federal, state and local income Tax Returns of the Company for each Tax year promptly after the filing thereof.

Section 14.8.        MONTHLY FINANCIAL STATEMENTS.  The Company shall provide to C3 and C3 II, as soon as available and, in any event, within thirty (30) days after the end of each month, a copy of an unaudited consolidated financial report of the Company and LMCS as of the end of such month and for the portion of the fiscal year then ended, including balance sheets, statements of income, retained earnings and cash flows, setting forth in each case comparisons to the Company’s and LMCS’s Annual Budget and to the corresponding period in the preceding fiscal year and a brief narrative explaining the results of the Company’s and LMCS’s operations for such period; all such statements shall have been prepared in accordance with GAAP (absent footnotes and customary year-end adjustments) and fairly present the financial condition and results of operations of the Company and LMCS at the date and for the periods indicated therein.

Section 14.9.        INSPECTION RIGHTS.  At any reasonable time and from time to time, the Company shall permit representatives of C3 and C3 II to examine, copy and make extracts from its books and records, to visit and inspect the Company’s and LMCS’s properties, and to discuss Company’s and LMCS’s business, operations, and financial condition with Company’s or LMCS’s officers, employees and independent certified public accountants, provided that C3 and C3 II agree to keep such information confidential and to use such information solely in connection with its investment in the Membership Units.

Article xv.
employment agreements

The Company shall neither (i) modify, amend or terminate the confidentiality, nonsolicitation and noncompetition agreements between the Company and Larry Buffington (the “Employment Agreements”) without the prior written consent of C3 and C3 II, which consent shall not be unreasonably withheld or delayed nor (ii) provide any employee, who is a party to the Employment Agreements, with any compensation, benefit or reimbursement for any expenses related to the performance of such employee’s duties as contemplated by such employee’s Employment Agreements, except as provided by the Employment Agreements.

Article xvI.
definitions

Section 16.1.        DEFINITIONS.  Unless the context otherwise requires, the terms defined in this 29 shall, for the purposes of this Agreement, have the meanings herein specified.

“Act” means the Delaware Limited Liability Company Act, as amended.

“Affiliate” or “Affiliated Party” means, with respect to any Member, a partner of a Member; any member of the immediate family of any Member; any shareholder, officer or director of a Member or any member of their respective immediate families; any person, firm or entity which, directly or indirectly, controls, is controlled by, or is under common control with a Member, any partner of any Member or any shareholder, officer or director of a partner of any Member or their respective families; or any person, firm or entity which is associated with a Member, any partner of a Member, any officer, director or shareholder of a Member or any member of their respective immediate families in a joint venture, partnership or other form of business association.  In this definition, the term “control” shall mean the ownership of ten percent (10%) or more of the beneficial interest in the firm or entity referred to, and the term “immediate family” shall mean the spouse, ancestors, lineal descendants, brothers and sisters of the person in question, including those adopted.  To the extent the term “Affiliate” or “Affiliated Party” is used in the context of an affiliation with a Person (the “Subject”) other than a Member then such term shall have the same meaning above; however, the term “Member” within such definition shall be replaced with the Subject.

“Agreement” means this Limited Liability Company Operating Agreement, as amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Delaware are closed.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 3.4.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company pursuant to Section 3.2.

“Capital Securities” means as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the ownership or membership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

“Capital Transaction” means any of the following events:  (A) any sale or other disposition of all or any part of any capital assets of the Company, (B) any loans secured by all or any part of the capital assets of the Company, (C) the refinancing of any Company indebtedness, (D) the condemnation of all or any part of the capital assets of the Company, or (E) any insurance recovery relating to any capital assets owned by the Company.

“Class A Holder” means a Member holding Class A Units.

“Class B Holder” means a Member holding Class B Units.

“Class C Holder” means a Member holding Class C Units.

“Class A Percentage Interest” means, with respect to a Class A Holder at any time and from time to time, a percentage equal to a fraction, the numerator of which is the number of Class A

Units owned by such Class A Holder and the denominator of which is the aggregate number of Common Units owned by all Members.

“Class B Percentage Interest” means, with respect to a Class B Holder at any time and from time to time, a percentage equal to a fraction, the numerator of which is the number of Class B Units owned by such Class B Holder and the denominator of which is the aggregate number of Common Units owned by all Members.

“Class C Percentage Interest” means, with respect to a Class C Holder at any time and from time to time, a percentage equal to a fraction, the numerator of which is the number of Class C Units owned by such Class C Holder and the denominator of which is the aggregate number of Common Units owned by all Members;

“Class A Unit” means a Unit representing a fractional part of the Member Interests of the Members and having the rights and obligations specified with respect to the Class A Units in this Agreement.

“Class B Unit” means a Unit representing a fractional part of the Member Interests of the Members and having the rights and obligations specified with respect to the Class B Units in this Agreement.

“Class C Unit” means a Unit representing a fractional part of the Member Interests of the Members and having the rights and obligations specified with respect to the Class C Units in this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Company” means the Delaware limited liability company that is the subject of this Agreement.

“Company Property” means all real and personal property acquired by the Company and any improvements thereto, including, without limitation, any tangible or intangible property of the Company.

“Conversion” has the meaning specified in Article XIII of this Agreement.

“Deficit Capital Account Balance” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a)   A credit to such Capital Account of any amount which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5); and

(b)   A debit to such Capital Account of the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

“Economic Interest” shall mean a Member’s or Economic Interest Owner’s pro rata share of the Company’s profits and distributions of the Company’s assets pursuant to this Operating

Agreement and the Act, but shall not include any right to participate in the management of affairs of the Company, including, the right to vote on, consent to or otherwise participate in any decision of the Members or Managers.

“Economic Interest Owner” shall mean the owner of an Economic Interest who is not a Member.

“Fair Market Value” of a Membership Interest shall mean the amount the Selling Member or Transferor would receive with respect to its Membership Interest upon the dissolution and termination of the Company assuming (A) such dissolution or termination occurred on the date of the Notice, and (B) the assets of the Company were sold for their fair market value without compulsion for the Company to sell such assets.  The fair market value of the Company’s assets shall be agreed upon by the Selling Member or Transferor, as the case may be, and the Company.  If they are unable to agree upon a value within ten (10) days, then they shall agree upon an appraiser who shall determine the value.  However, if they are unable to agree upon an appraiser within five (5) working days after either party serves written demand on the other, then each shall select one appraiser and the two appraisers so selected shall select a third appraiser whose determination shall be conclusive and binding for this purpose.  In the event that the Company or the Selling Member or Transferor, as the case may be, fails to designate an appraiser pursuant to the preceding sentence within five (5) working days after either party serves written demand on the other, then the appraisal shall be performed by the one appraiser who was timely designated.  The cost of the appraisal shall be divided equally between the Company and the Selling Member or Transferor, as the case may be.

 “Fiscal Year” means the fiscal year of the Company which shall be the calendar year unless otherwise required by the Code.

“Lien” means (a) any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind upon any property or assets of any character, or upon the income or profits therefrom; (b) any acquisition of or agreement to have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including a capitalized lease); or (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse; excluding in each instance the lien of this Agreement.

“Manager” has the meaning specified in Article IX of this Agreement.

“Member” means the persons listed on Exhibit “A” hereto, and includes any Person admitted as an additional Member or a substitute Member pursuant to the provisions of this Agreement, in such Person’s capacity as a member of the Company, and “Members” means two (2) or more of such Persons when acting in their capacities as members of the Company.

“Membership Rights” means all legal and beneficial ownership interests in, and rights and duties as a Member of, the Company, including, without limitation, the right to share in Profits and Losses, the right to receive distributions of cash and other property from the Company, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from the Company.

“Membership Units” shall mean the units into which the ownership interests of the Members in the Company are divided, including such Member’s Economic Interest and the right of such Member to any and all benefits to which such Member may be entitled as provided in this

Agreement or under the Act, together with the obligation of such Member to comply with all of the provisions of this Agreement and of the Act.

“Newco” has the meaning specified in Article XIII of this Agreement.

“Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b) and 1.704-2(c) of the Regulations.  The amount of Nonrecourse Deductions for a Company fiscal year equals the net increase in Partnership Minimum Gain during that fiscal year determined pursuant to Section 1.704-2(d) of the Regulations reduced (but not below zero) by the aggregate distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Sections 1.704-2(h) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in Section 1.752-1(a)(2) of the Regulations.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i) of the Regulations.

“Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Partner Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(i)(2) of the Regulations.  The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Company fiscal year equals the net increase during the year in Partner Minimum Gain attributable to such Partner Nonrecourse Debt reduced (but not below zero) by proceeds of the liability distributed during that fiscal year to the Member bearing the economic risk of loss for the liability that are both attributable to the liability and allocable to an increase in Partner Minimum Gain attributable, determined according to the provisions of Section 1.704-2(h) of the Regulations.

“Partnership Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Percentage Interest” means, with respect to a holder of Common Units at any time and from time to time, the Class A Percentage Interest, Class B Percentage and/or Class C Percentage held by such holder

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Requisite Majority” means the approval or vote of the holders owning at least a majority of the Company’s issued and outstanding Membership Units at any given time.

“Supermajority” means the approval or vote of the holders owning at least eighty-five percent (85%) of the Company’s issued and outstanding Membership Units at any given time.

 “Tax Matters Partner” has the meaning specified in Section 14.6.

“Transfer” means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.

“Treasury Regulations” means such regulations implemented by the Internal Revenue Service pursuant to the Code.

Article xvii.
agreement prepared by attorney for company

The parties acknowledge that the counsel for the Company, Foley & Lardner, prepared this Agreement on behalf of and in the course of its representation of the Company, and that:

(a)           Each Member and Manager has been advised that a conflict of interest may exist among the Members, the Board of Managers and the Company; and

(b)           Each Member and Manager has been urged and has had the opportunity to seek the advice of independent legal counsel.

Article xVIII.
amendments

Except as otherwise expressly provided herein, the written approval of the Members holding a Supermajority, as that term is defined herein, of the Membership Units in the Company shall be required to alter, modify or amend this Agreement; provided, however, that no alteration, modification or amendment of Articles III, IV, V, VI or VII hereof or this Article xViiI which would materially and adversely affect the economic interest of one or more Members, or their successors or assigns, may be made without the unanimous written consent of all such Members so adversely affected.  Notwithstanding the above, this Agreement may be amended from time to time by the Board of Managers, without the consent of any of the Members, (i) to add to the representations, duties or obligations of the members of the Board of Managers, (ii) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provisions with respect to matters or questions arising under this Agreement and (iii) to delete or add any provision of this Agreement required to be so deleted or added by the staff of the Securities and Exchange Commission or by any state securities commission or similar official, which addition or deletion is deemed by such commission or official to be for the benefit or protection of the Members.

Article xix.
manager and member relations to the company

No Manager or Member shall be restricted in any way from engaging in any other business venture or activity and no Manager or Member shall be accountable to the Company or to any other Manager or Member because of any activity or venture which does not directly involve the Company.  Neither the Company nor the Members shall have any right under this Agreement in and to the other activities of any Manager or Member or to their income or profits from such business venture or activity.

Article XX.
CHOICE OF LAW;
SUBMISSION TO JURISDICTION; AND WAIVER OF JURY TRIAL

Section 20.1.        LAW.  This Agreement shall be governed by and construed under the laws of the State of Delaware.  The parties agree that any action brought by any party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in Delaware.

Section 20.2.        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE RELATED AGREEMENTS, DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article XXI.
MISCELLANEOUS

Section 21.1.        DELAY OR OMISSIONS.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

Section 21.2.        WAIVER.  No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

Section 21.3.        WAIVER OF PARTITION.  The Members hereby agree that no Member, nor any successor in interest to any Member, shall have the right, while this Agreement remains in effect, to have any Company property partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property partitioned, and all Members, on behalf of themselves and their heirs, successors and assigns, hereby waive any such right.

Section 21.4.        SUCCESSORS AND ASSIGNS.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each Person who shall be a holder of the Capital Securities of the Company from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Capital Securities of the Company specifying the full name and address of the transferee and such transferee’s satisfaction of all requirements to be a Permitted Transferee hereunder, the Company may deem and treat the person listed as the holder of such Capital Securities of the Company in its records as the absolute owner and holder of such Capital Securities of the Company for all purposes.

Section 21.5.        NOTICES.  All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All communications shall be sent to the Company at the address below and to each Member at the address as set forth on Exhibit “A” hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto:

If to the Company, addressed to:

LIQUIDMETAL COATINGS, LLC
30452 Esperanza
Rancho Santa Margarita, California 92688
Attention:  Larry Buffington, Chief Executive Officer
Fax No.:  813.314.0270

with a copy to:

Foley & Lardner LLP
100 North Tampa Street, Suite 2700
Tampa, FL 33602-5804
Tel: (813) 225-4122
Facsimile:  (813) 221-4210|
Attention: Curt P. Creely, Esq.

Section 21.6.        ENTIRE AGREEMENT.  This Agreement and the Exhibits hereto, along with the other documents delivered pursuant thereto, including but not limited to that certain Securities Purchase Agreement of even date herewith, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

Section 21.7.        PRONOUNS.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

Section 21.8.        TITLES AND SUBTITLES.  The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 21.9.        SEVERABILITY.  In the event one or more of the provisions of this Agreement should, for any reason, be held by any court of competent jurisdiction to be invalid,

illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 21.10.      BINDING EFFECT.  Except as provided to the contrary, the terms and provisions of this Agreement shall be binding upon and shall inure solely to the benefit of all the Members, their personal representatives, heirs, successors and assigns.

Section 21.11.      CREDITORS.  The provisions of this Agreement are not for the benefit of and may not be specifically enforced by any creditors of the Company.

Section 21.12.      EXECUTION OF ADDITIONAL INSTRUMENTS.  Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to comply with any applicable laws, rules, or regulations.

Section 21.13.      RIGHTS AND REMEDIES CUMULATIVE.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

Section 21.14.      COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument. Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

IN WITNESS WHEREOF, the parties have executed this Limited Liability Company Operating Agreement as of the date first set forth hereinabove.

COMPANY:

LIQUIDMETAL COATINGS, LLC

By:
Name:
Title:

MEMBERS:

CLASS A HOLDER:

LIQUIDMETAL TECHNOLOGIES, INC.

By:
Title:

CLASS B HOLDERS:

C3 CAPITAL PARTNERS, L.P.

By:	Its General Partner

C3 Capital Partners, LLC, a Delaware limited liability company

By:
Print
Name:
Title:

C3 CAPITAL PARTNERS II, L.P.

By:	Its General Partner

C3 Capital Partners II, LLC, a Delaware limited liability company

By:
Print
Name:
Title:

CLASS C HOLDERS:

LARRY BUFFINGTON

Larry Buffington

Global Strategy & Capital Group, Inc. d.b.a
CRESO Capital Partners

By:

Print Name:

Title:

Exhibit “A”

Members	Initial Capital Contribution	Number and Class of Units	Percentage Interest

Liquidmetal Technologies, Inc., a Delaware corporation	$3,577,210	6,986 Class A Units*	69.25%
30452 Esperanza Rancho Santa Margarita, California 92688 Attention: Legal Department Fax No.: 813.314.0270

C3 Capital Partners, LP, a Delaware limited partnership	$564,218	1,102 Class B Units**	11.02%
C3 Capital, LLC 4520 Main Street Suite 1600 Kansas City, Missouri 64111 Attn: Robert L. Smith Facsimile: 816-756-5552

C3 Capital Partners II, LP, a Delaware limited partnership	$408,572	798 Class B Units**	7.98%
C3 Capital, LLC 4520 Main Street Suite 1600 Kansas City, Missouri 64111 Attn: Robert L. Smith Facsimile: 816-756-5552

Larry Buffington	$0.00	1,000 Class C Units***	10.00%
2205 Riva Row, Unite 2410 The Woodlands, TX 77380 Fax No. (832) 585-0341

Members	Initial Capital Contribution	Number and Class of Units	Percentage Interest

Global Strategy & Capital Group, Inc. d.b.a CRESO Capital Partners, a corporation	$0.00	114 Class C Units****	1.75%
660 Newport Center Drive, Suite 800 Newport Beach, CA 92660 Fax No. (949) 209-5441 Attn: Thomas Papa

TOTALS	$4,550,000	10,000 Units	100%

*                                 Issued pursuant to that certain Asset Purchase and Contribution Agreement of even date herewith between the Company and Liquidmetal Technologies, Inc.

**                          Issued pursuant to that certain Securities Purchase Agreement of even date herewith between the Company, C3 Capital Partners, L.P., and C3 Capital Partners II, L.P.

***                   Issued pursuant to that certain Employment Agreement of even date herewith between the Company and Larry Buffington.

****            Issued as consideration for placement agent services provided by Cresco Capital Partners.

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Exhibit B

Form of Escrow Agreement

ESCROW AGREEMENT

This Escrow Agreement dated this 24th day of July, 2007 (this “Escrow Agreement”), is entered into by and among C3 Capital Partners, LP, C3 Capital Partners II, LP (together “C3”), Bank Midwest, N.A. (when acting in its capacity as a lender, “BMW”), Liquidmetal Technologies, Inc., a Delaware corporation (“LMT”), Liquidmetal Coatings, LLC, a Delaware limited liability company, Liquidmetal Coatings Solutions, LLC, a Delaware limited liability company (together “LMC”) and Bank Midwest, N.A. (when acting in its capacity as escrow agent, the “Escrow Agent”).

WHEREAS, LMT is entering into a transaction (the “Transaction”)  wherein substantially all of the assets of its Liquidmetal Coatings business unit (“Transferred Assets”) will be transferred to a new majority owned subsidiary, LMC, through a combination of sale and contribution, and LMC will incur indebtedness secured by the Transferred Assets and any other assets thereafter acquired by LMC; and,

WHEREAS, to help finance the Transaction, C3 will loan to and invest monies in the aggregate amount of six million five hundred thousand dollars ($6,500,000.00) to LMC, and contemporaneously therewith LMC will execute a subordinated note in favor of C3, and grant C3 a second in priority security interest (subordinate only to the security interest of BMW) in the assets of LMC.  In addition, C3 will receive units of LMC equal to nineteen percent (19%) of the common equity of LMC (“C3 Contribution”); and,

WHEREAS, to further help finance the Transaction, BMW will loan monies in the aggregate amount of five million five hundred thousand dollars ($5,500,000.00) to LMC and contemporaneously therewith LMC will execute notes in favor of BMW and grant BMW a first in priority security interest in the assets of LMC (“BMW Contribution”); and,

WHEREAS, LMC will use the C3 Contribution and BMW Contribution net of the loan fees, legal fees and other costs incurred by C3 and BMW (collectively the “Transaction Monies”) to pay the amounts required by LMT to consummate the Transaction and convey the Transferred Assets to LMC; and,

WHEREAS, LMT in connection with the Transaction is required to pay in full, from the received Transaction Monies, all of the indebtedness and liabilities owed to the holders of the 7% Senior Secured Convertible Notes Due August 2, 2007, the 6% Senior Secured Notes Due July 29, 2007 (collectively “Notes”), and the amounts due to the other parties listed on the Funds Flow Memorandum attached hereto as Exhibit A (collectively, “Other Creditors”); and,

WHEREAS, LMT in connection with the Transaction is required to pay in full, from the received Transaction Monies, all of the indebtedness and liabilities owed to the holders of the 8% Unsecured Subordinated Convertible Notes Due August 17, 2007, (the “Unsecured Notes”); and,

WHEREAS, to assure that the Transaction Monies are paid to the holders of the Notes and the Other Creditors, all parties hereto are agreeing to deposit the Transaction Monies  with the Escrow Agent for disbursement by the Escrow Agent pursuant to the terms of this Escrow Agreement (“Escrow Funds”).

WHEREAS, the parties agree and acknowledge that Bank Midwest, N.A. has duplicate roles under the terms of this Escrow Agreement, and will be acting as both lender and escrow agent and will fulfill the duties of each in its capacity herein.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Operation of the Escrow.  C3 and BMW will cause to be wired directly to Escrow Agent, the Escrow Funds in order to complete the Transaction.  Escrow Agent shall deposit the Escrow Funds in an interest bearing account at an institution which is federally insured (“Account”) and any interest amounts accrued in said Escrow Account will be paid to the party or parties receiving the principal Escrow Funds at such time as final disbursement of the Escrow Funds is made.  Escrow Agent shall disburse such funds upon the following terms and conditions.

(a)           Receipt by Escrow Agent of: (i) an executed copy of the Consent Agreement from the holders of the Convertible Subordinated Notes issued on January 3, 2007 and amendments thereto dated April 23, 2007, (ii) an executed copy of Consent from Hana Financial, Inc; (iii) executed copies of the payoff letters from the holders of the Notes and each of the Other Creditors; and (iv)  release of security interests by the holders of the Notes, and the Other Creditors, if applicable (“Required Documents”).

(b)           Upon the receipt of the Required Documents the Escrow Agent shall disburse to the holders of the Notes and the Other Creditors the amounts set forth on the Funds Flow Memorandum attached hereto as Exhibit A.

(c)           Upon the receipt of joint written directions from C3, BMW, LMC and LMT, the Escrow Agent shall disburse to the holders of the Unsecured Notes the amount set forth in such written instructions.

2.     Payment of Escrow Agent’s Fees and Expenses.  All fees and expenses, including reasonable attorneys’ fees, charged by Escrow Agent for its activities pursuant to this Agreement shall be borne equally and jointly by LMT and LMC; provided, however, that LMT, and LMC, shall be solely responsible for their own expenses incurred in connection with their respective performances hereunder, except as provided in other prior agreements between the parties; and provided, further, that any expenses, including reasonable attorneys’ fees, charged by Escrow Agent in connection with any dispute between LMT, LMC, C3, and BMW with respect to this Agreement shall be borne by the nonprevailing party as among LMT,  LMC, C3 and BMW.

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3.     Termination.  This Escrow Agreement shall be terminated upon disbursement of all the Escrow Funds in accordance with the terms of this Escrow Agreement and may be terminated prior to that date by written consent signed by all the parties hereto, including the Escrow Agent.  Any written termination shall be effective on the date specified in the termination document, or, if not specified, then on the date when signed by all parties hereto, including the Escrow Agent.  Furthermore, this Escrow Agreement shall be terminated if the Required Documents are not received by the Escrow Agent by September 1, 2007, or an earlier date which is agreed upon in writing by all parties.  In the event the Escrow Agent does not receive the Required Documents with respect to one or more holders of Notes or Other Creditors by September 1, 2007, the Escrow Agent shall return the Escrow Funds to C3 and BMW.

4.     Limitation of Liability.  IN NO EVENT SHALL ESCROW AGENT BE LIABLE TO LMT, LMC, C3 , OR BMW, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5.     Escrow Agent’s Rights and Responsibilities.  To induce Escrow Agent to act hereunder, LMT, LMC, C3 and BMW hereby agree that:

(a)           Escrow Agent shall be entitled to rely upon any opinion, order, decision,  notice, affidavit, direction, or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein that is believed by Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person. Escrow Agent shall not be responsible for the sufficiency of the execution or for the genuineness of documents or instruments delivered to it under this Agreement or for any lack of endorsement thereon or for a description therein, nor shall Escrow Agent be responsible or liable on account of the identity, authority, or rights of the person executing or delivering or purporting to execute or deliver any such document or instrument;

(b)           Escrow Agent may act, and shall be fully protected and shall incur no liability in acting, in reliance upon advice of counsel in reference to any matter connected with this Agreement and shall not be liable for any mistake of fact or error in judgment, or for any acts or omissions of any kind, unless caused by its bad faith or willful misconduct;

(c)           LMT, LMC, C3 and BMW, jointly and severally, shall indemnify Escrow Agent from, and hold Escrow Agent harmless against, any loss, liability, cost, or expense relating to breach of this Agreement, including, without limitation, reasonable attorneys’ fees and expenses, incurred by Escrow Agent, unless caused by its bad faith or willful misconduct arising out of, or in connection with, Escrow Agent carrying out its duties and responsibilities under this Agreement.

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6.     Disputes.  In the event of any disagreement between any of the parties hereto resulting in adverse claims and demands being made in connection with the Escrow Funds, the Escrow Agent shall be entitled to refuse to comply with any demand or claim, as long as such disagreement shall continue, and in so refusing to make any delivery or other disposition of the Escrow Funds, the Escrow Agent shall not be or become liable to any of the parties hereto for its refusal to comply with such conflicting or adverse demands, and the Escrow Agent shall be entitled to refuse and refrain to act until:

(a)           The rights of the adverse claimants shall have been fully and finally adjudicated in a court having jurisdiction over the parties and the Escrow Funds, or

(b)           All differences shall have been reconciled by a written agreement signed by LMT, LMC, C3 , and BMW, and the Escrow Agent shall have received an original execution copy of same.

7.     Resignation of Escrow Agent.  The Escrow Agent may resign or be removed, at any time, for any reason, by written notice of its resignation or removal to the proper parties at their respective addresses as set forth herein, at least 10 business days before the date specified for such resignation or removal to take effect.  Upon the effective date of such resignation or removal:

(a)           The Escrow Funds shall be delivered by the Escrow Agent to such successor escrow agent as may be designated in writing by LMT, LMC, C3 and BMW, whereupon the Escrow Agent’s obligations hereunder shall cease and terminate; or

(b)           If no such successor Escrow Agent has been designated by such date, the Escrow Agent’s sole obligation thereafter shall be to keep the Escrow Funds and to deliver the same to a person designated in writing by LMT, LMC, C3 and BMW or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.

8.     Severability.  Any invalidity, in whole or in part, of any provision of this Escrow Agreement shall not affect the validity or enforceability of any other provisions of this Escrow Agreement.

9.     Amendment of Agreement.  The Escrow Agent shall not be bound by any amendment of this Escrow Agreement and no amendment shall be effective unless:

(a)           The amendment is in writing; and

(b)           The amendment is executed by all the parties hereto.

10.   Notices.  All notices shall be deemed conclusively to have been given and delivered if the same is in writing and (a) mailed, by registered or certified mail, postage prepaid, or (b) hand delivered, or (c) by overnight delivery via a reputable national overnight delivery service, to the addresses first set forth herein or to such other address as any of the parties hereto may designate by notice given as above provided.  Any item sent by registered or certified mail, as above

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provided, will be deemed given two days following deposit in the United States mail.  The addresses for the purposes herein are:

Liquidmetal Technologies, Inc.

30452 Esperanza

Rancho Santa Margarita, California 92688

Attn:  Legal Department

Liquidmetal Coatings, LLC

30452 Esperanza

Rancho Santa Margarita, California 92688

Attn:  Legal Department

Liquidmetal Coatings Solutions, LLC

30452 Esperanza

Rancho Santa Margarita, California 92688

Attn:  Legal Department

C3 Capital Partners, LP

4520 Main Street, Suite 1600

Kansas City, Missouri 64111

Attn:  Robert L. Smith

C3 Capital Partners II, LP

4520 Main Street, Suite 1600

Kansas City, Missouri 64111

Attn:  Robert L. Smith

Bank Midwest, N.A.

1100 Main Street, Suite 350

Kansas City, Missouri 64105

Attn:  Judson Stanion

Bank Midwest, N.A. (as Escrow Agent)

1100 Main Street, Suite 350

Kansas City, Missouri 64105

Attn:  Judson Stanion

11.   Miscellaneous.  This Escrow Agreement and the related documents covering the Transaction contains the entire understanding of the parties hereto and supersedes all prior oral and written understandings, agreements or undertakings of the parties with respect to the escrowing of funds by LMT, LMC, C3, BMW in connection with the Transaction.  This Escrow Agreement and all actions taken hereunder in accordance with its terms shall be binding upon and inure to the benefit of LMT, LMC, C3, BMW, the Escrow Agent and their respective heirs,

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successors and assigns. This Escrow Agreement and the Escrow Agent’s employment hereunder shall be construed and enforced in accordance with the laws of the State of Missouri.  This Escrow Agreement may be executed in one or more counterparts with the same effect as if all signatures and all counterparts were written upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have each caused this Escrow Agreement to be executed as of the date first above written.

Liquidmetal Technologies, Inc.	C3 Capital Partners II, LP
By: C3 Capital Partners II, LLC, its general partner

By:	By:
Printed Name:	Printed Name:
Title:	Title:

Liquidmetal Coatings, LLC	Bank Midwest, N.A.

By:	By:
Printed Name:	Printed Name:
Title:	Title:

Liquidmetal Coatings Solutions, LLC	Bank Midwest, N.A. in its capacity as Escrow Agent

By:	By:
Printed Name:	Printed Name:
Title:	Title:

C3 Capital Partners, LP By: C3 Capital Partners, LLC, its general partner

By:
Printed Name:
Title:

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Exhibit C

Form of Buffington Employment Agreement

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of July 24, 2007 (the “Effective Date”), by and between LIQUIDMETAL COATINGS, LLC, a Delaware limited liability company (the “Company”), and LARRY BUFFINGTON, an individual residing in the State of Texas (the “Employee”).

RECITALS

WHEREAS, the Employee desires to be employed by the Company upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Company desires to assure itself of the Employee’s continued employment in the capacities set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the parties hereto covenant and agree as follows:

1.             EMPLOYMENT.  THE COMPANY HEREBY EMPLOYS EMPLOYEE, AND THE EMPLOYEE HEREBY ACCEPTS SUCH EMPLOYMENT, UPON THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT.

2.             TERM. SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, THE PROVISIONS FOR TERMINATION SET FORTH IN SECTION 5 HEREOF, THE EMPLOYMENT OF THE EMPLOYEE UNDER THIS AGREEMENT SHALL COMMENCE ON THE EFFECTIVE DATE AND SHALL CONTINUE THROUGH THE CLOSE OF BUSINESS ON FIFTH (5TH) ANNIVERSARY OF THE EFFECTIVE DATE (THE “INITIAL TERM”).  UPON THE EXPIRATION OF THE INITIAL TERM, THE EMPLOYEE’S EMPLOYMENT WITH THE COMPANY WILL CONTINUE ON AN “AT-WILL” BASIS AND MAY BE TERMINATED BY EMPLOYEE OR THE COMPANY FOR ANY REASON AND AT ANY TIME, PROVIDED THAT THE TERMINATING PARTY SHALL PROVIDE AT LEAST NINETY (90) DAYS PRIOR WRITTEN NOTICE OF THE TERMINATION TO THE OTHER PARTY (UNLESS THE TERMINATION IS FOR CAUSE AS DEFINED IN THIS AGREEMENT, IN WHICH CASE THE EMPLOYEE’S EMPLOYMENT MAY BE TERMINATED IMMEDIATELY).  NOTWITHSTANDING THE EXPIRATION OR TERMINATION OF EMPLOYEE’S EMPLOYMENT, THE PROVISIONS OF THIS AGREEMENT OTHER THAN THOSE OF SECTIONS 2, 4, AND 5 SHALL REMAIN IN FULL FORCE AND EFFECT.  ALL OTHER PROVISIONS OF THIS AGREEMENT, INCLUDING BUT WITHOUT LIMITATION, SECTIONS 1, 6, AND 7, SHALL SURVIVE THE EXPIRATION OF THE INITIAL TERM.  NOTWITHSTANDING THE EXPIRATION OF THE THIS AGREEMENT OR THE TERMINATION OF EMPLOYMENT BY ANY MEANS BY ANY PARTY, SECTIONS 2, 6, AND 7 OF THIS AGREEMENT SHALL SURVIVE AND REMAIN FULLY ENFORCEABLE.

3.             DUTIES.  Employee will initially serve as President and Chief Executive Officer of the Company and report to the Board of Managers of the Company.  Employee will be based at the Company’s principal executive offices located in or around Houston, Texas.  Employee will devote the necessary business time, attention, skill, and energy to the business of the Company, will use the Employee’s best efforts to promote the success of the Company’s business, and will cooperate fully with the Board of Managers in the advancement of the best interests of the Company.  Furthermore, the Employee shall assume and competently perform such reasonable responsibilities and duties as may be assigned to the Employee from time to time by the Board of Managers of the Company or their designee.  To the extent that the Company shall have any parent company, subsidiaries, affiliated corporations, partnerships, or joint ventures other than Liquidmetal Technologies, Inc. (collectively “Related Entities”), the Employee shall perform such duties to promote these entities and to promote and protect their respective interests to the same extent as the interests of the Company without additional compensation. In addition, Employee may, upon the agreement of Liquidmetal Technologies, Inc., continue to serve as President and Chief Executive Officer of Liquidmetal Technologies, Inc.

4.             COMPENSATION.

(a)           Annual Base Salary.  As compensation for Employee’s services and in consideration for the Employee’s covenants contained in this Agreement, the Company shall pay the Employee an annual base salary of $250,000.00.  The annual base salary may be adjusted upward (but not downward) in the sole discretion of the Board of Managers of the Company.  For purposes of this Agreement, the term “Salary Year” means the one year, 365-day period (or 366 day period for a leap year) that begins on the Effective Date and each successive one year period thereafter.

(b)           Bonuses.  In addition to the Employee’s annual base compensation, during each fiscal year during the term of the Employee’s employment hereunder, the Employee shall be entitled to an annual performance bonus upon terms and conditions more particularly established by the Board of Managers of the Company.  The annual performance bonus will be in an amount up to 50% of Employee’s base salary (the “Maximum Bonus Amount”), payable as follows:  (i) 25% of the Maximum Bonus Amount will be paid if the Company meets its EBITDA target (as established by the Board of Managers) for the applicable fiscal year, (ii) an additional 25% of the Maximum Bonus Amount will be paid if the Company meets its debt repayment target (as established by the Board of Managers) for the applicable fiscal year, and (iii) the remaining Maximum Bonus Amount (or any portion thereof) will be paid only at the discretion of the Board of Managers based on any factor or consideration that the Board of Managers, in its sole discretion, deems relevant.

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(c)           Reimbursement of Expenses.  The Employee shall be reimbursed for all reasonable and customary travel and other business expenses incurred by Employee in the performance of Employee’s duties hereunder, provided that such reimbursement shall be subject to, and in accordance with, any expense reimbursement policies and/or expense documentation requirements of the Company that may be in effect from time to time.

(d)           Other Benefits.  During the term of the Employee’s employment hereunder, the Employee shall be eligible to participate in a health insurance plan selected by the Company.  The Company shall pay 100 % of the premium of such health insurance plan.  Also, Employee will, during his employment hereunder, be entitled to an automobile allowance in the amount of $800.00 per month.

(e)           Vacation.  The Employee shall be entitled to four (4) weeks paid vacation during each Salary Year during the term of the Employee’s employment hereunder.  Vacation shall be taken at such times and with such notice so as to not disrupt or interfere with the business of the Company.  Unused vacation from a particular Salary Year will carry over to succeeding Salary Years, but only up to a maximum of four (4) weeks may be carried into any succeeding Salary Year.

5.             TERMINATION.

(a)           Death.  The Employee’s employment under this Agreement shall terminate immediately upon Employee’s death.  In the event of a termination pursuant to this Section 5(a), the Employee’s estate shall be entitled to receive any unpaid base salary, bonuses or benefits owing to Employee up through and including the date of the Employee’s death.

(b)           Disability.  If, during the term of the Employee’s employment hereunder, the Employee becomes physically or mentally disabled in the determination of a physician appointed or selected by the Company, or, if due to any physical or mental condition, the Employee becomes unable for a period of more than sixty (60) days during any six-month period to perform Employee’s duties hereunder on substantially a full-time basis as determined by a physician selected by the Company, the Company may, at its option, terminate the Employee’s employment upon not less than thirty (30) days written notice. In the event of a termination pursuant to this Section 5(b), the Employee shall be entitled to receive any unpaid base salary, bonuses or benefits owing to Employee up through and including the effective date of termination.

(c)           Termination By Company With Cause.  The Company may terminate the Employee’s employment at any time with Cause.  As used in this Agreement, “Cause” shall include the following: (1) the Employee’s failure or inability to perform Employee’s duties under this Agreement; (2) dishonesty or other serious misconduct, (3) the commission of an unlawful act material to Employee’s employment, (4) a material violation of the Company’s policies or practices which reasonably justifies immediate termination; (5) committing, pleading guilty, nolo contendre or no contest (or their equivalent) to, entering into a pretrial intervention or diversion program regarding, or conviction of, a felony or any crime or act involving moral turpitude, fraud, dishonesty, or misrepresentation; (6) the commission by the Employee of any act which could reasonably affect or impact to a material degree the interests of the Company or Related

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Entities or in some manner injure the reputation, business, or business relationships of the Company or Related Entities; (7) the Employee’s inability to perform an essential function of Employee’s position; or (8) any material breach by Employee of this Agreement.  The Company may terminate this Agreement for Cause at any time without notice.  In the event of a termination for Cause, the Company shall be relieved of all its obligations to the Employee provided for by this Agreement as of the effective date of termination, and all payments to the Employee hereunder shall immediately cease and terminate as of such date, except that Employee shall be entitled to receive any unpaid base salary, bonuses or benefits owing to Employee up to and including the effective date of termination, provided, however, that the Employee’s obligations under Sections 6 and 7 shall survive such a termination for Cause and any liabilities or obligations which have accrued and are owed by the Employee to the Company shall not be extinguished or released thereby.

(d)           Termination By Company Without Cause.  In addition to the other termination provisions of this Agreement, the Company may terminate the Employee’s employment at any time and for any reason and without cause (a “Termination Without Cause”).  In the event of a Termination Without Cause, the Employee shall continue to receive the Employee’s base salary (as then in effect) through the later of one year after the date of the Termination Without Cause or the end of the Initial Term (the “Severance Period”).  In addition to the severance pay described in the preceding sentence, the Employee shall continue to receive, during the Severance Period, all employee health and welfare benefits that Employee would have received during the Severance Period in the absence of such termination, but only to the extent that the Company is permitted to continue providing such benefits after termination in accordance with the applicable employee benefit plans.  Employee agrees and acknowledges, however, that Employee will forfeit the right to receive base salary and benefits during the Severance Period immediately upon the Employee’s breach of any covenant set forth in Section 6 of this Agreement.  The Employee will also forfeit the right to salary and benefits during the Severance Period upon accepting employment with another employer with comparable salary and benefits hereunder shall be forfeited and shall cease upon the Employee becoming eligible for benefits from the Employee’s new employer.  Notwithstanding the foregoing, the termination of the Employee’s employment pursuant to the second sentence of Section 2 of this Agreement shall not constitute a Termination Without Cause and shall not give rise to any severance payment or other benefits pursuant to this Section 5(d).

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6.             Noncompetition,  Nonsolicitation, and Nondisclosure Covenants.

(a)           Rationale for Restrictions.  Employee acknowledges that Employee’s services hereunder are of a special, unique, and extraordinary character, and Employee’s position with the Company places Employee in a position of confidence and trust with customers, suppliers, and other persons and entities with whom the Company and its Related Entities have a business relationship.   The Employee further acknowledges that the rendering of services under this Agreement will require the disclosure to Employee of Confidential Information (as defined below) including Trade Secrets of the Company relating to the Company and/or Related Entities, and the Company hereby agrees to provide such Confidential Information.  As a consequence, the Employee agrees that it is reasonable and necessary for the protection of the goodwill and legitimate business interests of the Company and Related Entities that the Employee make the covenants contained in this Section 6, that such covenants are a material inducement for the Company to employ the Employee and to enter into this Agreement, and that the covenants are given as an integral part of and incident to this Agreement.

(b)           Noncompetition and Nonsolicitation Covenants.  As used herein, the term “Restrictive Period” means the time period commencing on the Effective Date of this Agreement and ending on the second (2nd) anniversary of the date on which the Employee’s employment by the Company (or any Related Entity) expires or is terminated for any reason, including both a termination by the Company for Cause and a Termination Without Cause.  In addition, the term “Covered Business” means any business which is the same as, or similar to, any business conducted by the Company or any of the Related Entities at any time during the Restrictive Period.  The Employee agrees that the Employee will not engage in any of the following acts anywhere in the world during the Restrictive Period:

(i)                                     directly or indirectly engage or invest in; own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of; be employed by, associated with, or in any manner connected with; lend the Employee’s name or any similar name to; lend Employee’s credit to; or render services or advice to, any business which competes with, is engaged in, or carries on any aspect of a Covered Business;

(ii)                                  directly or indirectly assist, promote or encourage any existing or potential employees, customers, clients, or vendors of the Company or any Related Entity, as well as any other parties which have a business relationship with the Company or a Related Entity, to terminate, discontinue, or reduce the extent of their relationship with the Company or a Related Entity;

(iii)                               directly or indirectly solicit business of the same or similar type as a Covered Business, from any person or entity known by the Employee to be a customer or client of the Company, whether or not the Employee had contact with such person or entity during the Employee’s employment with the Company;

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(iv)                              disparage the Company, any Related Entities, and/or any shareholder, director, officer, employee, or agent of the Company or any Related Entity; and/or

(v)                                 engage in any practice the purpose of which is to evade the provisions of this Section 6 or commit any act which adversely affects the Company, any Related Entity, or their respective businesses.

Employee acknowledges that Employee’s services hereunder are of a special, unique, and extraordinary character, and Employee’s position with the Company places Employee in a position of confidence and trust with customers, suppliers, and other persons and entities with whom the Company and its Related Entities have a business relationship.   The Employee further acknowledges that the rendering of services under this Agreement will likely require the disclosure to Employee of Confidential Information (as defined below) and Trade Secrets (as defined below) of the Company relating to the Company and/or Related Entities.  As a consequence, the Employee agrees that it is reasonable and necessary for the protection of the goodwill and legitimate business interests of the Company and Related Entities that the Employee make the covenants contained in this Section 6, that such covenants are a material inducement for the Company to employ the Employee and to enter into this Agreement, and that the covenants are given as an integral part of and incident to this Agreement.  Accordingly, the Employee agrees that the geographic scope of the above covenants is a reasonable means of protecting the Company’s (and the Related Entities’) legitimate business interests.  Notwithstanding the foregoing covenants, nothing set forth in this Agreement shall prohibit the Employee from owning the securities of (i) corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation or (ii) any corporation, partnership, firm or other form of business organization which does not compete with, is not engaged in, and does not carry on any aspect of, either directly or indirectly through a subsidiary or otherwise, any Covered Business.

(c)           Disclosure of Confidential Information.  The Employee acknowledges that the inventions, innovations, software, Trade Secrets, business plans, financial strategies, finances, and all other confidential or proprietary information with respect to the business and operations of the Company and Related Entities are valuable, special, and unique assets of the Company.  Accordingly, the Employee agrees not to, at any time whatsoever either during or after the Employee’s term of employment with the Company, disclose, directly or indirectly, to any person or entity, or use or authorize any person or entity to use, any confidential or proprietary information with respect to the Company or Related Entities without the prior written consent of the Company, including, without limitation, information as to the financial condition, results of operations, identities of clients or prospective clients, products under development, acquisition strategies or acquisitions under consideration, pricing or cost information, marketing strategies, passwords or codes or any other information relating to the Company or any of the Related Entities which could be reasonably regarded as confidential (collectively referred to as “Confidential Information”).  However, the term “Confidential Information” does not include any information which is or shall become generally available to the public other than as a result of disclosure by the Employee or by any person or entity which the Employee knows (or which the Employee reasonably should know) has a duty of confidentiality to the Company or a

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Related Entity with respect to such information.  In addition to the foregoing, Company will be fully entitled to all of the protections and benefits afforded by the any applicable law.  “Trade Secret” shall mean information, including a formula, pattern, compilation, program, device, method technique, or process that derives independent economic value, actual or potential, from being not generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, including but not limited to the patented information and processes as well as the unpatented information and processes comprising, underlying, arising from, and associated with Liquidmetal Coatings sold by the Company.

(d)           Removal and Return of Proprietary Items.  The Employee will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, and under such conditions and restrictions as are specifically authorized and/or required by the Company) or transmit by any means, electronic or otherwise, any document, record, notebook, plan, model, component, device, computer software or code, or Confidential Information or Trade Secret whether embodied in a disk or in any other form, including electronic form (collectively, the “Proprietary Items”).  The Employee recognizes that, as between the Company and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Company.  Upon termination of Employee’s employment with the Company by either party (regardless of the reason for termination), or upon the request of the Company during the term of employment, the Employee will return to the Company all of the Proprietary Items in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items, Confidential Information, Trade Secret or any part thereof.

(e)           Enforcement and Remedies.  In the event of any breach of any of the covenants set forth in this Section 6, the Employee recognizes that the remedies at law will be inadequate and that in addition to any relief at law which may be available to the Company for such violation or breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to equitable remedies (including an injunction) and such other relief as a court may grant after considering the intent of this Section 6.  Additionally, the period of time applicable to any covenant set forth in this Section 6 will be extended by the duration of any violation by Employee of such covenant.  In the event a court of competent jurisdiction determines that any of the covenants set forth in this Section 6 are excessively broad as to duration, geographic scope, prohibited activities or otherwise, the parties agree that this covenant shall be reduced or curtailed to the extent, but only to the extent, necessary to render it enforceable.

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7.             EMPLOYEE INVENTIONS.

(a)           Definition. For purposes of this Agreement, “Employee Invention” means any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Employee, either solely or in conjunction with others, during the Employee’s employment with the Company or during the ninety (90) day period following such employment, that relates in any way to, or is useful in any manner in, the businesses then being conducted or proposed to be conducted by the Company or any Related Entity.

(b)           Ownership of Employee Inventions.  Employee agrees and acknowledges that all Employee Inventions will belong exclusively to the Company and that all Employee Inventions are works made for hire and the property of the Company, including any copyrights, patents, semiconductor mask protection, or other intellectual property rights pertaining thereto.  If it is determined that any such works are not works made for hire, the Employee hereby assigns to the Company all of the Company’s right, title, and interest, including all rights of copyright, patent, semiconductor mask protection, and other intellectual property rights, to or in such Employee Inventions. The Employee covenants that the Employee will promptly:

(i)                                     disclose to the Company in writing any Employee Invention;

(ii)                                  assign to the Company or to a party designated by the Company, at the Company’s request and without additional compensation, all of the Employee’s right to the Employee Invention for the United States and all foreign jurisdictions;

(iii)                               execute and deliver to the Company such applications, assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

(iv)                              sign all other papers necessary to carry out the above obligations; and

(v)                                 give testimony and render any other assistance in support of the Company’s rights to any Employee Invention.

8.             Essential and Independent Covenants.  The Employee’s covenants in Sections 6 and 7 of this Agreement are independent covenants, and the existence of any claim by the Employee against the Company under this Agreement or otherwise will not excuse the Employee’s breach of any covenant in Section 6 or 7.  The covenants of Sections 6 and 7 shall survive the termination, extinguishment, or lapse of this Agreement under any circumstances, even if this Agreement is terminated by either party, whether for Cause or Not for Cause.

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9.             Representations and Warranties by The Employee.  The Employee represents and warrants to the Company that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee, or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound, including, without limitation, any noncompetition agreement or similar agreement.  Employee further represents and warrants that he fully and completely understands this Agreement and that he has engaged in negotiations with the Company and has either consulted with an attorney of his choice or has had ample opportunity to do so and is fully satisfied with the opportunity he has had.

10.           Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by facsimile transmission (as long as receipt is acknowledged), or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the address or facsimile number for each party set forth on the signature page hereto, or to such other address or facsimile number as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.

11.           Miscellaneous.  No provision of this Agreement may be modified or waived unless such waiver or modification is agreed to in writing signed by both of the parties hereto.  No waiver by any party hereto of any breach by any other party hereto shall be deemed a waiver of any similar or dissimilar term or condition at the same or at any prior or subsequent time.  This Agreement is the entire agreement between the parties hereto with respect to the Employee’s employment by the Company, and there are no agreements or representations, oral or otherwise, expressed or implied, with respect to or related to the employment of the Employee which are not set forth in this Agreement.  This Agreement shall be binding upon, and inure to the benefit of, the Company, its respective successors and assigns, and the Employee and Employee’s heirs, executors, administrators and legal representatives.  The duties and covenants of the Employee under this Agreement, being

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personal, may not be delegated or assigned by the Employee without the prior written consent of the Company, and any attempted delegation or assignment without such prior written consent shall be null and void and without legal effect.  The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly.  This Agreement may be assigned by the Company without the consent of the Employee, provided, however, that the Employee is given notice of the assignment.

12.           Governing Law; Resolution of Disputes.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Texas without regard to principles of choice of law or conflicts of law thereunder.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Texas, County of Harris or Montgomery, or, if it has or can acquire jurisdiction, in the federal courts located in, Harris County or Montgomery County, Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.  The parties hereto agree that having venue and jurisdiction solely in Texas is reasonable in that the headquarters for the Company will be in Harris County or Montgomery County, Texas and that site for litigation is the most central for such matters.  THE PARTIES HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EMPLOYMENT OF THE EMPLOYEE WITH THE COMPANY.  This Agreement shall not be construed against either party but shall be construed without regard to the participation of either party in the drafting of this Agreement or any part thereof.

13.           Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be effective upon the execution and delivery by any party hereto of facsimile copies of signature pages hereto duly executed by such party; provided, however, that any party delivering a facsimile signature page covenants and agrees to deliver

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promptly after the date hereof two (2) original copies to the other party hereto.

14.           Modification By The Court.  In the event that any provision or Section of this Agreement violates any law of the state of Texas or is for some other reason unenforceable as written in the state of Texas, the Employee and the Company agree that the unenforceable provision or Section should not cause the entire Agreement to become unenforceable unless it is caused to fail in its essential purpose.  In the event that any provision or Section of this Agreement violates any law of the state of Texas or is for some other reason unenforceable as written in the state of Texas, the Employee agrees that the provision should be reduced in scope or length or otherwise modified by the Court, if possible under the law, to cause the provision or Section of the Agreement to be legal and enforceable but to still provide to the Company the maximum protection available to it under the law.

[signatures follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LIQUIDMETAL COATINGS, LLC

By:

Liquidmetal Coatings, LLC
30452 Esperanza
Rancho Santa Margarita, CA 92688
Attention: Chief Financial Officer
Fax No.: (949) 635-2108
(initial address until Houston office is opened)

EMPLOYEE

By:

Printed Name: Larry Buffington

Address and Facsimile Number:

Larry Buffington
2205 Riva Row, Unit 2410
The Woodlands, TX 77380
Fax: 832-585-0341

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Exhibit D

Form of Services Agreement

SERVICES AGREEMENT

THIS SERVICES AGREEMENT is made as of the 24th day of July, 2007 (the “Agreement”), by and between Liquidmetal Coatings, LLC, a Delaware limited liability company, ( “LMC”), and Liquidmetal Technologies, Inc. (or “LMT”).  LMT and LMC may collectively be referred to as the “Parties.  Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Asset Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, the Parties have entered into an Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”), pursuant to which, among other things, LMC purchased from the LMT the Purchased Assets (as defined in the Asset Purchase Agreement); and

WHEREAS, LMC manufacturers and sells industrial coatings materials and provides application services of industrial coatings from its facilities and offices (the “Business”); and

WHEREAS, subject to the terms and provisions hereof, LMC desires to engage LMT to provide certain services to LMC and LMT desires to provide such services to LMC.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and other agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.             Administrative and Information Technology (“IT”) Services.  Subject to the terms and provisions of this Agreement, LMC hereby retains LMT to provide the following services during the term of this Agreement (the “Administrative Services”) and LMT hereby accepts the engagement on the terms set forth in this Agreement:

1.1.          LMC hereby engages LMT, and LMT hereby accept such engagement, to provide day-to-day administrative and technology services to and for LMC, including but not limited to financial management, audit and Sarbanes-Oxley support, IT support, human resources support and other general or administrative support.

1.2.          LMC shall maintain one or more bank accounts.  LMC may provide LMT with authority to deposit customer receipts into such accounts, make payments from such accounts or to invest such funds in connection with the cash management system employed by LMC.  The handling of receipts and disbursements with respect to such bank accounts shall be in accordance with customary business practices.

1.3.          LMT shall maintain, supervise and from time to time revise and amend management, financial and informational systems in support of the operations of LMC, including

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but not limited to those required for accounting, inventory management, purchasing, sales order processing and e-mail.

1.4.          LMT may negotiate agreements and contracts for and on behalf of  LMC in the usual course of business in such areas as general liability insurance, property insurance and directors and officers insurance.

1.5.          LMT shall have the right to act as the agents of LMC in the procuring of licenses, permits and other approvals.

1.6.          Notwithstanding any provision in this Agreement, the full authority and responsibility for the day-to-day operation of LMC shall, during the term of this Agreement, be and remain in LMC, and LMT shall have no rights or duties except as set forth in this Agreement.  LMT shall exercise  commercially reasonable efforts at all times during the term of this Agreement in providing administrative and IT services as efficiently and economically as practicable.  LMT shall exercise good faith efforts not to expend more than a reasonable sum of money for any goods purchased or services engaged on behalf of LMC.

1.7.          LMC’s engagement of LMT with respect to the Administrative and IT Services is not exclusive.  As between LMC and LMT, LMT will have the primary day-to-day responsibilities with respect to the Administrative and IT services, but LMC will retain the authority to direct LMT.  Therefore, notwithstanding any provision in this Agreement, LMC will have the right, but not the obligation, to oversee, review and monitor LMT in its performance of services and its exercise of rights and powers pursuant to this Agreement, and LMT will follow all policies and directives of LMC provided to LMT in writing with respect to the Administrative and IT Srvices.

1.8.          LMT shall, subject to the direction of LMC, perform the duties set forth on Exhibit A hereto.

2.             Reimbursement of Expenses.  LMC will reimburse LMT for its direct, out-of—pocket expenses incurred in connection with the provision of the services required by this Agreement, including (i) its reasonable out of pocket expenses in connection with travel, lodging and meals; (ii) its reasonable legal fees, accounting, and other professional fees incurred on behalf of LMC (provided, however, that LMT will not engage attorneys, accountants or other professionals without the prior approval of LMC), and (iii) other direct expenses incurred on behalf of LMC.  Except as set forth in Section 6 below, LMT will not be reimbursed for any of its indirect or overhead expenses.  LMC may establish reasonable policies in connection with the submission of vouchers and evidence regarding expenses to be reimbursed, but any change in policy will not apply to any expenses incurred by LMT prior to the date it receives written notice of such change to the extent that the change would limit or restrict their reimbursement right.  LMT will not be

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required to incur any expenses in connection with its provision of services hereunder to the extent that such expenses are not reimbursable by LMC.

3.             Relationship of the Parties.  LMT and LMC affirmatively state that they do not have the intention and are not forming a joint venture, partnership, association or other relationship for tax or any other purposes.  The relationship between LMT and LMC created under this Agreement is that of an agent (LMT) contracting with a principal (LMC) as independent contractors.

4.             Indemnification.

(a)           LMC agrees to indemnify and hold harmless LMT and its members, officers, employees and agents (collectively, the “LMT Indemnified Parties”) from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses related to the defense of any claims) (a “Loss”), which may be asserted against any of the LMT Indemnified Parties as a result of the provision of services pursuant to this Agreement (including acts and omissions relating thereto), but only  if such Loss has not been caused by the willful misconduct (including a willful breach of this Agreement) of LMT.

(b)           LMT agrees to indemnify and hold harmless LMC and its members, officers, employees and agents (collectively, the “LMC Indemnified Parties”) from and against all Losses which may be asserted against any of LMC Indemnified Parties as a result of the willful misconduct (including a willful breach of this Agreement) of LMT in connection with the performance by LMT of its duties hereunder or the exercise by LMT of its rights and powers hereunder if such Loss has not been caused by the gross negligence or willful misconduct (including a willful breach of this Agreement) of any of LMC Indemnified Parties.

5.             Term and Termination.

5.1.          The term of this Agreement shall commence as of the date hereof (the “Effective Date”) and shall continue in effect until the 180th calendar day after the Effective Date, unless terminated in accordance with this Section 5.

5.2.          LMC shall have the right to terminate immediately this Agreement for cause in the event of the occurrence of any of the following:

(a)           If LMT breaches or defaults in a material manner in the performance of any term, condition or undertaking set forth herein or breaches or fails to follow in a material manner any policy established or directive issued by LMC and fails to cure such breach or default within 30 days after LMT’s receipt of written notice from LMC describing the occurrence and nature of the breach or default, or fails to submit a plan for curing the breach or default that is reasonably acceptable to LMC within such 30 day period and thereafter diligently and continuously proceeds to cure the breach or default pursuant to the plan if the breach or default cannot reasonably be cured within the 30 day period;

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(b)           Upon the filing of a voluntary petition in bankruptcy or for reorganization under any bankruptcy law, or a petition for the appointment of a receiver for all or any substantial portion of the property of LMT;

(c)           Upon the consent by LMT to an order for relief under the federal bankruptcy laws or the failure to vacate such an order, judgment or decree, by any court of competent jurisdiction, on the application of a creditor, adjudicating LMT as bankrupt, or to be insolvent, or approving a petition seeking reorganization or the appointment of a receiver, trustee or liquidator of all or a substantial part of either of LMT’s assets, if such order, judgment or decree shall continue unstayed and in effect for any period of 60 days.

5.3.          LMT shall have the right to terminate this Agreement for cause in the event of the occurrence of any of the following:

(a)           If LMC breaches or defaults in a material manner in the performance of any term, condition or undertaking set forth herein (except for a breach or default of any fees due pursuant to Section 6 hereof) and fails to cure such breach or default within 30 days after LMC’s receipt of written notice from LMT describing the occurrence and nature of the breach or default, or fails to submit a plan for curing the breach or default that is reasonably acceptable to LMT within such 30 day period and thereafter diligently and continuously proceeds to cure the breach or default pursuant to the plan if the breach or default cannot reasonably be cured within the 30 day period; or

(b)           If LMC fails to timely pay any amounts that become due pursuant to Section 6 hereof; or

(c)           If LMC or its affiliate for any reason ceases to own its business.

6.             Fee for Services.  LMT shall be entitled to receive fees for the services provided pursuant to this Agreement on an hourly basis based on the hours expended by LMT personnel at the hourly rates as noted on Exhibit B.  These fees shall be due upon presentment of invoices.

7.             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or when delivered by overnight courier, (b) on the first Business Day following receipt when delivered by telegraphic or other electronic means (including facsimile, telecopy and telex), or (c) if mailed, upon the delivery or refusal date (as shown on the receipt), if deposited in the United States mail, certified or registered mail, first-class postage prepaid, return receipt requested, to the parties at the following addresses or facsimile numbers:

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If to LMC, to:	Liquidmetal Technologies, Inc. 30452 Esperanza Rancho Santa Margarita, CA 92688 Attn: Larry Buffington, CEO Fax: (949) 635-2108

With a copy to (which shall not constitute notice):	Foley & Lardner LLP 100 N. Tampa Street, Suite 2700 Tampa, FL 33602 Attention: Curt P. Creely Fax: (813) 221-4210

and with a copy to (which shall not constitute notice):	Bryan Cave LLP 3500 One Kansas City Place 1200 Main Street Kansas City, Missouri 64105 Attn: Thomas W. Van Dyke Facsimile: (816) 374-3300

If to LMT, to:	Liquidmetal Technologies, Inc. 30452 Esperanza Rancho Santa Margarita, CA 92688 Attn: John Kang, Chairman Fax: (949) 635-2108

With a copy to (which shall not constitute notice):	Foley & Lardner LLP 100 N. Tampa Street, Suite 2700 Tampa, FL 33602 Attention: Curt P. Creely Fax: (813) 221-4210

Any party from time to time may change its address or facsimile number for the purpose of receipt of notices to that party by giving a similar notice specifying a new address or facsimile number to the other notice parties listed above in accordance with the provisions of this Section 7.

8.             Entire Agreement.  This Agreement supersedes all prior oral discussions and written agreements between the parties with respect to the subject matter of this Agreement (including any term sheet or similar agreement or document relating to the transactions contemplated hereby).  This Agreement, together with the Asset Purchase Agreement,

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contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

9.             Waiver.  Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof.  Any such waiver must be in writing and must be duly executed by such party.  A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach, provision or requirement on any other occasion.

10.          Amendment.  This Agreement may be modified or amended only by a written instrument duly executed by each of the parties hereto.

11.          Counterparts and Facsimile Signatures.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes.

12.          No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors or assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

13.          Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO A CONTRACT EXECUTED AND PERFORMED IN SUCH STATE.  The parties hereto agree that no provisions of this Agreement or any related document shall be construed for or against or interpreted to the advantage or disadvantage of any party hereto by any authority or arbitrator by reason of any party’s having or being deemed to have structured or drafted such provision, each party having participated equally in the structuring and drafting hereof.

14.          Binding Effect.  This Agreement shall be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

15.          Assignment.  Neither this Agreement nor any right hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other parties hereto.

16.          Headings.  The headings used in this Agreement have been inserted for convenience and do not constitute provisions

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to be construed or interpreted in connection with this Agreement.

17.          Severability; Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provisions will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

18.          Further Assurances. On and after the date hereof, LMC and LMT will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

19.          Conflicts between Agreements.  This Agreement is made pursuant to the Asset Purchase Agreement and is subject to the terms and conditions thereof.  If any conflicts exist between this Agreement and the Asset Purchase Agreement, the Asset Purchase Agreement shall control.

20.          EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY.  THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS.  EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

LMC:	LIQUIDMETAL COATINGS, LLC

By:

Title:

LMT:	LIQUIDMETAL TECHNOLOGIES, INC.

By:

Title:

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Exhibit A

1.                                       Financial Management

A.                                   Prepare financial reports

B.                                     Support preparation and work with audit firm

C.                                     Support preparation and work for Sarbanes-Oxley Section 404 compliance

D.                                    Process Vendor Purchases, Invoices and Accounts Payable

E.                                      Process Customer Orders, Invoices and Accounts Receivable

F.                                      Perform Human Resource functions including

•                  Process new employees

•                  Process terminated employees

•                  Compute payroll calculation

•                  Distribute payroll checks and stubs

2.                                       Information Technology Services

A.                                   Maintain SAP financial system

B.                                     Maintain e-mail system

C.                                     Provide remote desktop support

3.                                       General and Administrative Services

A.                                   Assist in selection of insurance policies and coverage

B.                                     Assist in selection and transition of financial system

C.                                     Assist in selection and implementation of payroll system and service

D.                                    Assist in selection of local IT support company

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Exhibit B
Rates

Position	Hourly Rate
VP — Finance	$75.00
Controller	$45.00
Staff Accountant	$22.50
VP — R&D	$90.00
Director — R&D	$50.00
Senior Technician	$42.50
Technician	$22.50
Administrative	$18.00
VP — IT	$75.00

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Exhibit E

Form of License and Technical Support Agreement

LICENSE AND TECHNICAL SUPPORT AGREEMENT

THIS LICENSE AND TECHNICAL SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of the 24th day of July, 2007 (the “Effective Date”), by and between LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation having its principal place of business at 30452 Esperanza, Rancho Santa Margarita, CA  92688 (“LMT”), and LIQUIDMETAL COATINGS, LLC, a Delaware limited liability company having its principal place of business at 30452 Esperanza, Rancho Santa Margarita, CA  92688 (“LMC”).

RECITALS:

A.            Pursuant to an Asset Purchase and Contribution Agreement of even date herewith between LMT and LMC, LMT transferred substantially all of the assets (the “Transferred Assets”) of LMT’s Liquidmetal Coatings business unit (the “Coatings Business”) to LMC through a combination of sale and capital contribution (the “Coatings Transaction”).

B.            The Transferred Assets include certain patent rights and other intellectual property related to the Coatings Business (the “Transferred Intellectual Property”).

C.            After the date hereof, LMT will continue to employ certain individuals who may from time to time develop technology or inventions that may be useful in the Coatings Business, and LMC may develop technology or inventions that may be useful in LMT’s Amorphous Alloy Business (as defined below), and the parties therefore desire to enter into certain technology licenses with one another as more particularly set forth herein.

D.            After the date hereof and upon the terms and conditions set forth herein, LMC may also wish to procure certain technical support from LMT employees relating to Metallic Coatings (as defined below).

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth herein, LMT and LMC agree as follows:

Article 1.
CERTAIN DEFINITIONS

For purposes of this Agreement and except as otherwise specifically set forth herein, the following capitalized terms shall have the following meanings:

1.1.          “Affiliate” means, with respect to any specified person or entity, any corporation, limited liability company or other legal entity which directly or indirectly controls, is controlled by, or is under common control with specified person or entity or its successors or assigns.  For the purposes of this Agreement, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the outstanding shares on a fully diluted basis or other voting rights of the specified entity to elect directors or managers, or the right to direct or cause the direction of the management and policies of the specified entity whether by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

1.2.          “Amorphous Alloy” means any one or more amorphous alloys or bulk metallic glasses (or composite materials containing amorphous alloys or bulk metallic glasses).  The term “Amorphous Alloy” includes, but is not limited to, any Liquidmetal® alloys and any amorphous alloys, bulk metallic glasses, or composite materials that may be developed or conceived under this Agreement.  However, the term “Amorphous Alloy” specifically excludes any Metallic Coating.

1.3.          “Amorphous Alloy Business” means any business that is conducted by LMT on the date hereof and any business that may be conducted by LMT from time to time hereafter, including but not limited to the manufacture, sale, or distribution of Amorphous Alloys.

1.4.          “Confidential Information” shall mean any and all commercial, technical, financial, proprietary, and other information relating to a Discloser, its affiliates, and their respective business operations, including, but not limited to, samples, data, technical information, know-how, formulas, ideas, inventions, discoveries, patents, patent applications, Intellectual Property, product development plans, demonstrations, business and financial information, applications and designs, and all manifestations or embodiments relating to the foregoing and all improvements made thereto, in whatever form provided, whether oral, written, visual, machine-readable, electronic, or otherwise.  “Confidential Information” also includes any information described above which a Discloser obtains from a third party and which the Discloser treats as proprietary or designates as confidential, whether or not owned or developed by the Discloser.

1.5.          “Discloser” shall mean the party that is disclosing Confidential Information under this Agreement, regardless of whether such Confidential Information is being provided directly by such party, by a Representative of the party, or by any other person that has an obligation of confidentiality with respect to the Confidential Information being disclosed.

1.6.          “Improvement” shall mean any modification of a process, machine, or composition of matter that relates to the LMT Field or LMC Field, as the case may be, developed at any time during the period beginning on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date.

1.7.          “Intellectual Property” means any and all inventions (whether or not protected or protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected or protectable under copyright laws), moral rights, trade secrets, developments, designs, applications, processes, know-how, discoveries, ideas (whether or not protected or protectable under trade secret laws), and all other subject matter protected or protectable under patent, copyright, moral right, trademark, trade secret, or other laws, including, without limitation, all new or useful art, combinations, formulae, manufacturing techniques, technical developments, applications, data, and research results.

1.8.          “Licensee” means a party to this Agreement acting in its capacity as the grantee of a license pursuant to Article 2 hereof, and “Licensor” means a party to this Agreement acting in its capacity as a grantor of a license pursuant to Article 2 hereof.

1.9.          “Licensed Product” means any LMC Licensed Product or LMT Licensed Product.

1.10.        “Licensed Technical Information” means any LMC Licensed Technical Information or LMT Licensed Technical Information.

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1.11.        “LMC Field” shall mean the manufacture, sale, distribution, or application of Metallic Coatings or of equipment used in the manufacture or application of Metallic Coatings.

1.12.        “LMC Licensed Patents” means any Patents of LMT or any Affiliate of LMT that have utility in the LMC Field and that are first created, conceived, or reduced to practice by LMT during the period beginning on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date.

1.13.        “LMC Licensed Products” means any Metallic Coatings or any Metallic Coating application services or any equipment used in the application or production of Metallic Coatings utilizing technology under LMC Licensed Patents.

1.14.        “LMC Licensed Technical Information” means unpublished research and development information, unpatented inventions, know-how, trade secrets, and technical data now or hereafter in the possession of LMT that are reasonably necessary or useful for using the LMC Licensed Patents to produce LMC Licensed Products within the LMC Field, provided LMT has the right to disclose such items to LMC and provided that such items come into the possession of LMT on or before the fifth (5th) anniversary of the date of the Effective Date.

1.15.        “LMT Field” shall mean the manufacture, sale, distribution, or application of Amorphous Alloys, products containing Amorphous Alloys, or equipment used in the production of Amorphous Alloys or products containing the same.

1.16.        “LMT Licensed Patents” means any Patents of LMC or any Affiliate of LMC that have utility in the LMT Field and that are first created, conceived, or reduced to practice by LMC during the period beginning on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date.

1.17.        “LMT Licensed Products” means any Amorphous Alloys, products containing Amorphous Alloys, or equipment used in the production of Amorphous Alloys or products containing Amorphous Alloys utilizing technology under LMT Licensed Patents.

1.18.        “LMT Licensed Technical Information” means unpublished research and development information, unpatented inventions, know-how, trade secrets, and technical data now or hereafter in the possession of LMC that are reasonably necessary or useful for using the LMT Licensed Patents to produce LMT Licensed Products within the LMT Field, provided LMC has the right to disclose such items to LMT and provided that such items come into the possession of LMC on or before the fifth (5th) anniversary of the Effective Date.

1.19.        “Metallic Coating” means any metallic coating material in the form of a wire or powder that is sprayed in liquid form on industrial equipment for use as a coating to protect against wear, corrosion, or abrasion, including the coatings materials historically branded and sold by LMT prior hereto under the Liquidmetal and Armacor brands.

1.20.        “Net Sales Price” means, for purposes of computing royalties under this Agreement, a Licensee’s invoice price, after deduction of regular trade and quantity discounts, but before deduction of any other items, including, but not limited to, freight allowances, cash discounts, and agents’ commissions.

1.21.        “Patents” means any and all letters patent (including, but not limited to, patents of implementation, improvement, or addition, utility model and appearance design patents, and inventors certificates, as well as all divisionals, reissues, reexaminations, continuations, continuations-in-part, renewals, extensions, substitutions, foreign equivalents and counterparts, and any other forms of patent protection directed to the inventions covered by any of the foregoing), applications for letters patent

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(including, but not limited to, all foreign counterpart patent applications), and letters patent that may issue on such applications.

1.22.        “Recipient” shall mean the party receiving Confidential Information that is protected under this Agreement.

1.23.        “Representatives” shall mean the respective directors, officers, employees, financial advisors, accountants, attorneys, agents, and consultants of a party.

1.24.        “Sublicensing Revenue” shall mean the fair market cash value of any and all consideration received from sublicensees in consideration for sublicenses granted by Licensor or its Affiliates hereunder, including without limitation running royalties, license issue fees and other licensing fees, milestone payments, research grants, minimum annual royalties, equity or other payments of any kind whatsoever, irrespective of whether such revenues are received in the form of cash, barter, credit, stock, warrants, release from debt, goods or services, licenses back, or any other form whatever.

Article 2.
LICENSE GRANT

2.1.          License Grant to LMC.  Upon the terms and conditions set forth herein, LMT hereby grants to LMC a worldwide, exclusive, perpetual, royalty-bearing license (including the right to grant sublicenses) under the LMC Licensed Patents, LMC Licensed Technical Information and Improvements to make, have made, use, offer to sell, sell, export and import LMC Licensed Products within the LMC Field.

2.2.          License Grant to LMT.  Upon the terms and conditions set forth herein, LMC hereby grants to LMT a worldwide, exclusive, perpetual, royalty-bearing license (including the right to grant sublicenses) under the LMT Licensed Patents, LMT Licensed Technical Information and Improvements to make, have made, use, offer to sell, sell, export and import LMT Licensed Products within the LMT Field.

2.3.          Reservation of Rights.  All rights not specifically granted to Licensee by this Agreement are expressly reserved by Licensor. Licensor reserves the right to continue its use of the Licensed Patents for purposes of research and development.

2.4.          Notice of Improvements.  During the Term, Licensor shall on at least a semiannual basis provide Licensee with written notice of all Improvements in the LMC Field or the LMT Field (as the case may be) conceived, discovered or developed by Licensor or any of its Affiliates since the Effective Date or last providing such notice to Licensee (an “Improvement Notice”).  The Improvement Notices shall include a written description of each such Improvement in sufficient detail so as to allow its technical and proprietary merit to be promptly and fully evaluated.  Such Improvements shall automatically be licensed to the Licensee pursuant to this Article 2.

2.5           Sublicenses.  Any sublicense granted by a Licensee shall only contain terms consistent with this Agreement, including, without limitation, Article 4 hereof.

Article 3.
ROYALTY

3.1.          Royalty Rate.  LMC agrees to pay LMT a royalty equal to three percent (3.0%) of the Net Sales Price of LMC Licensed Products by LMC or any Affiliate of LMC, and LMT agrees to pay LMC a royalty equal to three percent (3.0%) of the Net Sales Price of LMT Licensed Products by LMT or any Affiliate of LMT.

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3.2.          Royalties for Transactions Not at Arm’s Length.  In order to assure to Licensor the full royalty payments contemplated by this Agreement, Licensee agrees that in the event any Licensed Product shall be sold or sublicensed (1) to a Licensee Affiliate, or (2) to a corporation, firm, or association with which, or individual with whom, Licensee or its stockholders or affiliates shall have any agreement, understanding or arrangement (such as, among other things, an option to purchase stock, or an arrangement involving a division of profits or special rebates or allowances) without which agreement, understanding or arrangement, prices or royalties paid for the Licensed Product would be higher than the Net Sales Price reported by Licensee, or if such agreement, understanding or arrangement results in extending to such corporation, firm, association or individual lower prices or royalties for Licensed Product than those charged to outside concerns buying similar products in similar amounts and under similar conditions, then, and in any such events, the royalties to be paid hereunder in respect of such Licensed Product shall be computed on the Net Sales Price at which the purchaser of Licensed Product resells them, or if such Licensed Product is not resold, the Net Sales Price at which (or the royalty applicable to) products of similar kind and quality, sold in similar quantities, are then currently being offered for sale by other manufacturers.

3.3.          Quarterly Payment.  Royalties shall be paid to Licensor on a quarterly basis within twenty (20) days following the end of each calendar quarter.

3.4.          Late Fees.  In the event Licensee is late in making payments to Licensor under any provision of this Agreement, for each month (or portion thereof) that such payments are late, Licensee shall pay Licensor a late charge equal to the lesser of one and one-half percent (1.5%) of the late payment or the maximum rate permitted by law multiplied by the amount of the payment that is late (including any prior accumulated late charges).

3.5.          Taxes.  All payments due hereunder shall be paid without deduction for taxes, assessments, or other charges of any kind or description that may be imposed on Licensor by any government except the federal government of the United States with respect to any amounts payable to Licensor pursuant to this Agreement, and such taxes, assessments, and other charges shall be paid for and assumed by Licensee.

3.6.          Currency.  All payments specified in this Agreement shall be made in United States Dollars.  Licensee shall pay all amounts owed to Licensor by wire transfer of immediately available funds unless otherwise agreed upon in writing between the parties.

3.7.          Expiration of Patent.  Licensee’s obligation to pay royalties in respect of a Licensed Patent shall end upon the expiration of such Licensed Patent.

3.8.          Royalty on Materials Not Sold Separately.  The parties acknowledge that some of the Licensed Products will not be sold separately, but rather will be sold in combination with or as parts of other products or services.  For example, some products sold by Licensee may be include in application projects which involve services, materials and other costs.  In all such cases, where Licensed Products are not sold separately, but are sold in combination with or as parts of other products or services, the Net Sales Price of the Licensed Products so sold shall be calculated for the purpose of computing royalties due by determining the portion of the total Net Sales Price attributable to the Licensed Products as if the Licensed Products had been sold independently in similar quantities and terms.

3.9.          Sublicense Revenue.  Licensee shall pay to Licensor an amount equal to fifty percent (50%) of Sublicensing Revenues actually received by Licensee or any Affiliate of Licensee.  Consideration received by Licensee in the form of equity or other securities shall be paid to Licensor in kind (provided that such a transfer of securities is permitted), and consideration received in the form of goods shall be paid to Licensor in cash based upon the fair market value of such goods actually received.

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Article 4.
REPORTS AND AUDITS

4.1.          Reports.  Licensee shall keep accurate and sufficient records to determine amounts owed to Licensor under this Agreement.  Licensee shall make a written report detailing the basis for any computations to Licensor within thirty (30) days following each calendar quarter.  Along with such reports, Licensee shall transmit payment for the royalty shown to be due.  In the event no royalty is due, the report shall so state.  Records necessary for the computation of amounts payable by Licensee under this Agreement shall be maintained by Licensee for a period of five (5) years following each accounting report due hereunder.

4.2.          Audits.  Such records of Licensee shall be open to inspection by an auditor selected by Licensor during regular business hours of Licensee.  Such records shall only be used by Licensor or its agents to determine the accuracy of the royalties paid and reports submitted.  Licensor shall bear the expenses of the auditor it selects, except Licensee shall reimburse Licensor for such expenses in the event the total underpayment of royalties identified during the audit exceeds the cost of the audit.  If royalties due as determined by the audit are greater than royalties actually paid by Licensee, Licensee will be invoiced for the difference, along with interest at the rate specified in Section 3.5 (Late Fees) hereof.

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Article 5.
NO WARRANTIES

EXCEPT FOR THE SPECIFIC PROVISIONS OF THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE TECHNOLOGY LICENSED HEREUNDER, WHETHER EXPRESS, IMPLIED, STATUTORY, OR ARISING OUT OF CUSTOM OR TRADE USAGE, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.  THE PARTIES MAKE NO WARRANTIES WITH RESPECT TO FREEDOM FROM ALLEGED INFRINGEMENT OF THIRD PARTY PATENTS OR FREEDOM FROM THIRD PARTY INFRINGERS, AND LICENSOR IS NOT UNDER ANY OBLIGATION TO HOLD LICENSEE HARMLESS AGAINST SUCH ALLEGED INFRINGEMENT OF THIRD PARTY PATENTS NOR TO ENFORCE ITS PATENT PROPERTIES AGAINST ALLEGED INFRINGERS.  NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY LICENSOR OF THE ACCURACY, SAFETY, OR USEFULNESS FOR ANY PURPOSE OF ANY TECHNICAL INFORMATION, TECHNIQUES, OR PRACTICES AT ANY TIME MADE AVAILABLE BY LICENSOR.  NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY LICENSOR OR LICENSOR’S AUTHORIZED REPRESENTATIVES SHALL CREATE A WARRANTY OR REPRESENTATION.  THIS SECTION SHALL BE ENFORCEABLE TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.

IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT OR ANY THIRD PARTY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS, LOSS OF REVENUES, BUSINESS INTERRUPTION, LOSS OF SOFTWARE, LOSS OF DATA, LOSS OF BUSINESS INFORMATION, THE INADEQUACY OF THE LICENSED MATERIALS FOR ANY PURPOSE, OR ANY OTHER ITEM) RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

Article 6.
TRADEMARK LICENSE

6.1.          Trademark License.  LMT hereby grants to LMC a perpetual, non-exclusive worldwide, royalty-free, fully paid up, non-transferable license to use the “Liquidmetal” trademark (the “Trademark”) solely in connection with the marketing and sale of the products and services in its Coatings Business, subject to the following terms and conditions:

(a)           Except as otherwise agreed to by LMT in writing, all use of the Trademark by LMC is subject to LMT’s standard trademark usage policy in effect from time to time (provided that LMT delivers a copy of such policy to LMC).

(b)           All stylized use of the Trademark shall be solely in the original logotype identified by LMT, except as otherwise agreed in writing by LMT.

(c)           LMC agrees not to affix the Trademark to products other than the products in its Coatings Business.  Furthermore, Licensee agrees not to attach any additional trademarks, logos, or designations to such without the prior written consent of LMT (which consent will not be unreasonably withheld).  The “®” icon shall always follow the Trademark.

(d)           LMC shall not challenge the validity of LMT’s rights in and to the Trademark or the validity of the Trademark or any registration(s) thereof.  LMC agrees that it shall not register or

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attempt to register the Trademark or any other trademark or trade name of LMT, or use or register any other trademark or trade name which may be confusingly similar to the Trademark or any other trademark or trade name of LMT.

(e)           LMC shall promptly, upon receipt of notice thereof, fully inform LMT as to any actual or proposed action, by any governmental agency, consumer or environmental group, media or other organization, directed toward removing from the market any Liquidmetal-branded product based on alleged injury or death, alleged potential for harm, product defect, alleged contamination, tampering or similar occurrence, actual or alleged violation of law in connection with production, labeling, packaging, storage, shipment, advertising or sale, or for any other reason whatsoever.  LMC shall likewise promptly inform LMT as to any proposal to remove from the market any such as described above on account of suspected nonconformity with applicable product quality or safety standards, improper labeling, possibility of consumer harm, and/or violation of any law or regulation.

(f)            LMC shall be permitted to sublicense the Trademark to any third party that complies with the usage conditions and restrictions set forth in this Section 6.1, including without limitation that the sublicensee may only use the Trademark in connection with the marketing and sale of the products and services in LMC’s Coatings Business.  LMC shall cause any such sublicense to comply with the terms, conditions, and restrictions of this Section 6.1.

Article 7.
TECHNICAL ASSISTANCE AND SUPPORT

Upon the request of LMC and at reasonable times and upon reasonable notice, LMT agrees to make its employees available to provide technical support and assistance with respect to business, products, and technology of LMC.  In consideration of such technical support and assistance, LMC will pay LMT an hourly charge in accordance with the fee schedule attached as Exhibit A hereto.  The obligation to provide such technical support and assistance shall expire on the fifth (5th) anniversary of the Effective Date unless the parties otherwise agree.

Article 8.
TERM AND TERMINATION

8.1.          Term.  Except as set forth in Section 8.2 below, the rights and licenses set forth in this Agreement shall be perpetual in nature.

8.2.          Termination.  Notwithstanding any other provision contained herein, this Agreement may be terminated as follows:

(a)           Material Breach.  This Agreement shall terminate on the thirtieth (30th) day after either party gives the other party written notice of a material breach by the other party of any term or condition of this Agreement, unless the breach is cured before that day.  The right of a party to terminate this Agreement shall be in addition to and not in lieu of any other right or remedy that the terminating party may have at law or in equity.

(b)           Bankruptcy.  This Agreement may be terminated immediately by a party in the event the other party becomes insolvent, files or has filed against it a petition under any chapter of the United States Bankruptcy Code (or any similar petition under the insolvency law of an applicable jurisdiction) and such petition is not dismissed within thirty (30) days, proposes any dissolution, liquidation, financial reorganization, or re-capitalization with creditors, or makes an assignment or trust

8

mortgage for the benefit of creditors, or if a receiver, trustee, custodian, or similar agent is appointed or takes possession of any property or business of such other party.

(c)           Patent Expiration.  The grant of rights in the LMT Licensed Patents shall terminate upon the expiration of the last to expire of the LMT Licensed Patents.  The grant of rights in the LMC Licensed Patents shall terminate upon the expiration of the last to expire of the LMC Licensed Patents.

8.3.          Effect of Termination.

(a)           Rights Upon Termination.  Upon termination of this Agreement, the licenses and all other rights granted to a party under this Agreement shall immediately terminate.

(b)           Continuation of Obligations.  In addition to any other provisions of this Agreement which by their terms are intended to survive any termination of this Agreement, after termination of this Agreement, the provisions concerning the parties’ obligations and responsibilities under Article 9 (Confidentiality) shall continue in full force and effect for an additional period of ten (10) years, and indefinitely for trade secrets; and a Licensee’s payment and other obligations under Section 3 (License Fees and Royalties) shall continue in effect until paid.

Article 9.
CONFIDENTIALITY

9.1.          Terms of Agreement.  Each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, however, that disclosures may be made as required by securities or other applicable laws; or by either party to its accountants, attorneys, and other professional advisors.  Neither party shall release any publicity or information concerning this Agreement without the other party’s prior written approval, which shall not be unreasonably withheld or delayed, provided that the parties agree to issue a jointly-written press release following the execution of this Agreement.

9.2.          Restrictions on Disclosure and Use.

(a)           Restrictions and Covenants.  Except as otherwise provided herein, each party agrees that, in its capacity as the Recipient of Confidential Information, it will (i) hold the Discloser’s Confidential Information in strict confidence, use a high degree of care in safeguarding the Discloser’s Confidential Information, and take all precautions necessary to protect the Discloser’s Confidential Information including, at a minimum, all precautions the Recipient normally employs with respect to its own Confidential Information, (ii) not divulge any of the Discloser’s Confidential Information or any information derived therefrom (including results of tests on material samples) to any other person (except as set forth in Section 9.2(b) (Disclosure to Representatives) hereof), (iii) not make any use whatsoever at any time of the Discloser’s Confidential Information except as is necessary in the performance of Recipient’s specific duties under this Agreement, (iv) not copy, reverse engineer, alter, modify, break down, melt down, disassemble or transmit any of the Discloser’s Confidential Information, (v) not, within the meaning of United States or other export control laws or regulations, export or re-export, directly or indirectly, including but not limited to export on the Internet or other network service, any of the Discloser’s Confidential Information, (vi) notify the Discloser in writing immediately upon discovery by the Recipient or its Representatives of any unauthorized use or disclosure of the Discloser’s Confidential Information, and (vii) upon the termination or expiration of this Agreement, immediately return to the Discloser or destroy (at the option of the Recipient) all such Confidential Information, including all originals, copies and extracts.

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(b)           Disclosure to Representatives.  The Recipient may only disseminate the Discloser’s Confidential Information to its Representatives who have been informed of the Recipient’s obligations under this Agreement and are bound by an obligation of confidentiality and non-use with respect to the Discloser’s Confidential Information at least as broad in scope as the Recipient’s obligations under this Agreement.  The Recipient agrees to reasonably restrict disclosure of the Discloser’s Confidential Information to the smallest number of the Recipient’s Representatives which have a need to know the Confidential Information.  The Recipient shall be responsible for enforcing this Agreement as to the Recipient’s Representatives and shall take such action (legal or otherwise) to the extent necessary to cause them to comply with this Agreement.

(c)           Trade Secrets.  Any trade secrets of the Discloser will also be entitled to all of the protections and benefits of applicable trade secret law, and the Recipient agrees to be bound by all applicable trade secret laws, unfair competition laws, and any other similar laws with respect to the Discloser’s Confidential Information.  If any Confidential Information that the Discloser deems to be a trade secret is found by a court of competent jurisdiction not be a trade secret under applicable law, such Confidential Information will nevertheless still be protected by this Agreement.

(d)           Protection of Licensed Technical Information by Licensee.  Licensee acknowledges and agrees that the Licensed Technical Information derives economic value from not being generally known to other persons who can obtain economic value from its disclosure or use.  Therefore, without the express written consent of Licensor, Licensee covenants and agrees that it, its employees, contractors, representatives, successors, assigns, affiliates, parents, subsidiaries, officers, directors, and the like will (1) hold the Licensed Technical Information in strict confidence, use a high degree of care in safeguarding the Licensed Technical Information, and take all precautions reasonably necessary to protect the Licensed Technical Information including, without limitation, all precautions Licensee normally takes with respect to its own most sensitive and confidential information, (2) not divulge any of the Licensed Technical Information or any information derived therefrom to any person other than Licensor, (3) not make any use whatsoever at any time of the Licensed Technical Information except in furtherance of Licensee’s obligations to Licensor and as necessary to produce Licensed Products in accordance with the license granted under this Agreement, (4) not, within the meaning of United States or other export control laws or regulations, export or re-export, directly or indirectly, including but not limited to export on the Internet or other network service, any of the Licensed Technical Information, and (5) notify Licensor in writing immediately upon discovery of any unauthorized use or disclosure of the Licensed Technical Information by Licensee or its employees or any third party.

(e)           Enforcement.  Licensee acknowledges and agrees that due to the unique nature of the Licensed Technical Information and other Confidential Information of Licensor, there can be no adequate remedy at law for any breach of its obligations hereunder, which breach may result in irreparable harm to Licensor, and therefore, that upon any such breach or any threat thereof, Licensor shall be entitled to appropriate equitable relief, including injunction, without the requirement of posting a bond, in addition to whatever remedies it might have at law.

(f)            Exceptions.  The restrictions on the Recipient’s disclosure and use of the Discloser’s Confidential Information under this Section 9.2 will not apply to the extent of any Confidential Information:

(i)            that becomes publicly known without breach of the Recipient’s or its Representatives’ obligations under this Agreement;

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(ii)           that is rightfully acquired by Recipient from a third party which is not subject to any restriction or obligation (whether contractual, fiduciary, or otherwise) on disclosure or use of such Confidential Information;

(iii)          that is independently developed by employees of the Recipient without knowledge of or reference to such Confidential Information, as evidenced by written documentation or other tangible evidence of Recipient;

(iv)          that is required to be disclosed by law or by court order or government order, provided that the Recipient (a) promptly notifies the Discloser of any such disclosure requirement so that the Discloser may seek an appropriate protective order (or other appropriate protections), and (b) provides reasonable assistance (at no cost to the Recipient) in obtaining such protective order or other form of protection; or

(v)           as to which and to the extent to which the Recipient has received express written consent from an authorized officer of the Discloser to disclose or use.

9.3.          Third Party Information.  Each party represents and warrants to the other that it is free to divulge, without any obligation to or violation of the rights of any third party, any and all information which it will demonstrate, divulge, or in any other manner make known to the other pursuant to this Agreement.  Each party shall indemnify and hold harmless the other from and against any and all liability, loss, cost, expense, damage, claim or demand for actual violation of the rights of any third party in any trade secret, proprietary know-how, or other confidential information by reason of the other party’s receipt of information disclosed hereunder.  The foregoing provision shall not be construed to affect or diminish the obligations of confidentiality and non-disclosure of the parties as provided in this Article 9 (Confidentiality).

Article 10.
MISCELLANEOUS

10.1.        Force Majeure.  Excluding payment obligations, neither party shall be liable for, nor shall it be considered in breach of this Agreement due to, any failure to perform its obligations under this Agreement as a result of a cause beyond its control, including any act of God or public enemy, act of any military, civil or regulatory authority, terrorism or threat thereof, change in any law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of communications, power or other utility, labor problem, unavailability of supplies, or any other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented by the party with reasonable care.

10.2.        Notices.  All notice, requests, demands and other communications hereunder shall be in English and shall be given in writing and shall be:  (i) personally delivered; (ii) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents with confirmation of receipt; or (iii) sent to the parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid, or by private overnight mail courier services with confirmation of receipt.  The respective addresses to be used for all such notices, demands or requests are as follows:

( )            If to LMC:

_____________________________
_____________________________
_____________________________
_____________________________

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Or to such other person or address as LMC shall furnish to LMT in writing.

( )            If to LMT:

Liquidmetal Technologies
30452 Esperanza
Rancho Santa Margarita, CA  92688
Attention:  John Kang
Phone No.:  (949) 635-2100
Fax No.:  (949) 635-2108

With copies to:

Or to such other person or address as LMT shall furnish to LMC in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt by the “attention” addressees or persons authorized to accept for such addressees; if transmitted by facsimile pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt by the “attention” addressees or persons authorized to accept for such addressees; and if sent by mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.  Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this paragraph.

10.3.        Independent Contractors.  In the performance of this Agreement, Licensor and Licensee are independent contractors.  Neither party nor any of its employees or agents shall be considered an employee or agent of the other party.  Nor shall any partnership, co-venture or joint-employer relationship be created or implied by virtue of this Agreement or of its performance.  The parties intend that this Agreement shall not create a partnership for tax purposes.

10.4.        Severability.  Each provision contained in this Agreement is declared to constitute a separate and distinct covenant and provision and to be severable from all other separate, distinct covenants and provisions.  It is agreed that should any clause, condition or term, or any part thereof, contained in this Agreement be unenforceable or prohibited by law or by any present or future legislation then such clause, condition, term or part thereof, shall be amended, and is hereby amended, so as to be in compliance with the said legislation or law but, if such clause, condition or term, or part thereof, cannot be amended so as to be in compliance with the said legislation or law, then such clause, condition, term or part thereof is severable from this Agreement, and all the rest of the clauses, terms and conditions or parts thereof contained in this Agreement shall remain unimpaired and continue in full force and effect.

10.5.        Amendment.  This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

10.6.        Waiver.  No waiver of a breach of any provision of this Agreement shall be deemed to be, or shall constitute, a waiver of a breach of any other provision of this Agreement, whether or not similar, nor

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nor shall such waiver constitute a continuing waiver of such breach unless otherwise expressly provided in such waiver.

10.7.        Governing Law.  This Agreement, the legal relations between the parties, and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (U.S.A.), excluding any choice of law rules that may direct the application of the laws of another jurisdiction, and except that questions affecting the construction and effect of any Patent shall be determined by the law of the country in which the Patent has been granted.

10.8.        Resolution of Disputes.  The parties irrevocably agree that any legal actions or proceedings brought by or against them with respect to this Agreement shall be brought exclusively in the state or federal courts in and for Orange County, California, and by execution and delivery hereof, the parties irrevocably submit to such jurisdiction and hereby irrevocably waive any and all objections which they may have with respect to venue in any of the above courts.  THE PARTIES HEREBY EXPRESSLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING OR OTHER LITIGATION RESULTING FROM OR INVOLVING THE ENFORCEMENT OF THIS AGREEMENT.

10.9.        Attorneys’ Fees.  In any action between the parties for relief based in whole or in part on this Agreement (or the breach thereof), including actions to collect overdue royalty payments, the prevailing party shall be entitled to recover (in addition to any other relief awarded or granted) its reasonable costs and expenses (including attorneys’ fees and expert witness fees) incurred in the proceeding.

10.10.      Entire Agreement.  This Agreement sets forth the complete agreement of the parties concerning the subject matter hereof.  No claimed oral agreement in respect thereto shall be considered as any part hereof.  No waiver of or change in any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either party shall have any force or effect unless in writing, signed by duly authorized representatives of the parties.

10.11.      Recitals.  The recitals set forth in the preamble to this Agreement are true and correct and are made a part of this Agreement.

10.12.      Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party shall assign its rights or duties under this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may assign this Agreement without the consent of the other party as a part of the sale or transfer of all or substantially all of the assets or business of the assigning party..

10.13.      Headings.  The section and paragraph headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

10.14.      Contract Interpretation.  Ambiguities, inconsistencies, or conflicts in this Agreement shall not be strictly construed against the drafter of the language but will be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the parties’ intentions at the time this Agreement is entered into.  Where the context of this Agreement requires, singular terms shall be considered plural, and plural terms shall be considered singular.

10.15.      Counterparts.  This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute the same Agreement.

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10.16.      Language.  In the event of controversy between the parties respecting the interpretation or application of this Agreement, the English language version of the Agreement shall be controlling.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date set forth above:

LIQUIDMETAL TECHNOLOGIES, INC.

By:
Name:
Title:

LIQUIDMETAL COATINGS, LLC

By:
Name:
Title:

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EXHIBIT A

Level	Hourly Cost
Senior Scientist
Technician

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Exhibit F

Form of Promissory Note for Upward Purchase Price Adjustment

PROMISSORY NOTE

$155,298.00	Effective as of , 2007

FOR VALUE RECEIVED, the undersigned LIQUIDMETAL COATINGS, LLC (“Maker”), promises to pay to the order of LIQUIDMETAL TECHNOLOGIES, INC. (“Holder”) or any subsequent holder of this Promissory Note (this “Note”), at 30452 Esperanza, Rancho Santa Margarita, CA  92688 or at such other place as Holder may designate, the principal sum of the Upward Purchase Price Adjustment, as that term is defined in the Asset Purchase and Contribution Agreement between Maker and Holder, or One Hundred Fifty Five Thousand Two Hundred Ninety Eight Dollars ($155,298.00), together with any accrued interest thereon, which shall be due and payable upon the following terms and conditions contained in this Note.

1.             The outstanding principal balance of this Note shall be due and payable on the date that is forty-five (45) calendar days after the date hereof.  This Note may be prepaid, either in whole or in part, at any time without penalty.

2.             The outstanding principal amount of this Note shall bear interest at a rate equal to the Prime Rate (as defined below) plus .5%, calculated on a 360-day year basis.  The “Prime Rate,” as used in this Note, shall mean that rate of interest announced from time to time by Bank of America, N.A. as its “prime rate,” it being understood and agreed that such rate shall not necessarily be the lowest rate then offered by Bank of America, N.A. to its most creditworthy borrowers.  Any change in the Prime Rate shall be effective as of the beginning of the day on which such change is announced to become effective.

3.             The remedies under this Note shall be cumulative.  Failure of the Holder  to exercise any of its rights and remedies under this Note shall not constitute a waiver of the right to exercise the same at that or any other time.  All rights and remedies of the Holder for default under this Note shall be cumulative to the greatest extent permitted by law. If there is any default under this Note, and this Note is placed in the hands of an attorney for collection or is collected through any court, including any bankruptcy court, Maker promises to pay to the Holder the Holder’s reasonable attorneys’ fees and court costs incurred in collecting or attempting to collect this Note or enforcing the Holder’s rights hereunder.

4.             This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of choice of law thereunder.  The venue for any judicial or arbitration proceedings arising out of this Note or the obligations hereunder shall be in the state courts of the State of Texas.  As it is the intent of all parties to this transaction to abide by the interest limitations of any applicable usury law, it is expressly agreed, anything herein to the contrary notwithstanding, that the Holder shall not be allowed or entitled to collect any interest (or any sum which is considered interest by law) which is in excess of any legal rate applicable hereto.  Should any amount be collected hereunder which would cause the interest to exceed said lawful rate, such part of said amount in excess of the lawful rate shall automatically be credited to principal, or, if all principal amounts have been paid, shall be refunded to the Maker.  The provisions of this Note are hereby modified to the extent necessary to conform with the limitations and provisions of this paragraph.  This paragraph shall govern over all other provisions in any document or agreement now or hereafter existing.  Maker shall pay all documentary stamp taxes on this Note.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) ARISING OUT OF OR BASED UPON THIS NOTE.

MAKER:

LIQUIDMETAL COATINGS, LLC

By:
	Name:	Larry E. Buffington
	Title:	President and Chief Executive Officer

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